UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[_]	Definitive Information Statement

SAMSONITE CORPORATION

------------------------------------------------

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[_]	No fee required
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of Samsonite Corporation (“Common Stock”).

2)	Aggregate number of securities to which transaction applies:

830,644,518 shares of Common Stock, which consist of: (i) 742,430,474 shares of Common Stock issued and outstanding as of July 26, 2007; (ii) 71,637,140 shares of Common Stock underlying outstanding options to purchase shares of Common Stock as of July 26, 2007; (iii) 15,515,892 shares of Common Stock reserved for issuance pursuant to the Amended and Restated Warrant Agreement between Ares Leveraged Investment Fund, L.P. and Samsonite Corporation (the "Ares Warrant Agreement"); and (iv) 1,061,012 shares of Common Stock reserved for issuance pursuant to the Warrant Agreement, dated as of June 24, 2008, between Samsonite Corporation and Bank Boston, N.A., as amended.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0000307 by the underlying value of the transaction of $1,190,405,071.67, which has been calculated as the sum of (a) the product of 742,430,474 issued and outstanding shares of Common Stock as of July 25, 2007 and the merger consideration of $1.49 per share; plus (b) the product of (i) 70,980,000 shares of common stock underlying outstanding options to purchase shares of Common Stock with strike prices below $1.49 as of July 25, 2007 and (ii) the difference between $1.49 per share and the weighted-average exercise price of such options; plus (c) the product of (i) 15,515,892 shares of common stock reserved for issuance pursuant to the Ares Warrant Agreement and (ii) the difference between $1.49 per share and the per share exercise price of such warrants.

4)	Proposed maximum aggregate value of transaction:

$1,190,405,071.67

5)	Total Fee Paid:

$36,545.44

[_]	Fee paid previously with preliminary materials.
[_]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

PRELIMINARY COPY – SUBJECT TO COMPLETION

SAMSONITE CORPORATION

575 WEST STREET

MANSFIELD, MASSACHUSETTS 02048

NOTICE OF APPRAISAL RIGHTS

[•], 2007

Dear Stockholder:

Samsonite Corporation, a Delaware corporation ("Samsonite"), is writing to you in connection with the Agreement and Plan of Merger, dated as of July 5, 2007, among Cameron 1 S.à r.l., a Luxembourg corporation ("Cameron"), Cameron Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of Cameron ("Merger Sub"), and Samsonite. We refer to the Agreement and Plan of Merger as the merger agreement and to the merger contemplated by the merger agreement as the merger.

The board of directors of Samsonite has unanimously approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the stockholders of Samsonite. A copy of the merger agreement is attached to the enclosed information statement as Annex A.

Pursuant to the merger agreement, upon completion of the merger, each holder of Samsonite common stock (other than stockholders who validly perfect appraisal rights under Delaware law and other than Samsonite or its subsidiaries, Cameron or Merger Sub) will be entitled to receive $1.49 per share in cash, without interest. Upon completion of the merger, Samsonite will become a wholly-owned subsidiary of Cameron.

Under Delaware law and Samsonite's organizational documents, the approval of the holders of a majority of the voting power of the outstanding shares of Samsonite common stock, voting (or consenting in writing in lieu thereof) together as a single class, is required to adopt the merger agreement. On July 5, 2007, holders of approximately 85% of the outstanding common stock of Samsonite, which represents approximately 85% of the voting power of the outstanding shares of capital stock of Samsonite as of July 5, 2007, adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement by written consent. Copies of the voting agreement executed by the principal stockholders and the written consent that was delivered in connection with that agreement, which we refer to as the voting agreement and the written consent, respectively, are attached to the enclosed information statement as Annex B. The written consent is sufficient to adopt the merger agreement without the affirmative vote of any other Samsonite stockholder. Accordingly, your approval is not required and is not being requested.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), if you did not consent to the adoption of the merger agreement, you may be entitled to appraisal rights in connection with the merger as described in the attached information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the "fair value" of your shares of Samsonite common stock determined in accordance with Delaware law (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of $1.49 per share in cash, without interest. A copy of Section 262 of the DGCL is attached to the enclosed information statement as Annex D. THIS NOTICE AND THE INFORMATION STATEMENT ATTACHED HERETO SHALL CONSTITUTE NOTICE TO YOU OF THE AVAILABILITY OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

THE MERGER INVOLVES SEVERAL RISKS, AS DESCRIBED IN THE ACCOMPANYING INFORMATION STATEMENT.

Please read the information statement carefully and in its entirety.

By order of the board of directors,

/s/ Marcello Bottoli

Marcello Bottoli

Chief Executive Officer

THE INFORMATION STATEMENT IS DATED [•], 2007 AND IS FIRST BEING MAILED TO SAMSONITE'S STOCKHOLDERS ON OR ABOUT [•], 2007.

PRELIMINARY COPY – SUBJECT TO COMPLETION

SAMSONITE CORPORATION

575 WEST STREET

MANSFIELD, MASSACHUSETTS 02048

INFORMATION STATEMENT

[•], 2007

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is being furnished to the holders of common stock of Samsonite Corporation, a Delaware corporation, which we refer to as Samsonite, by Samsonite's board of directors in connection with the Agreement and Plan of Merger, dated as of July 5, 2007, among Cameron 1 S.à r.l., a Luxembourg corporation, which we refer to as Cameron or the acquirer, Cameron Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of Cameron, which we refer to as Merger Sub, and Samsonite. We refer to the Agreement and Plan of Merger as the merger agreement and to the merger contemplated by the merger agreement as the merger.

The board of directors of Samsonite has unanimously approved, adopted and declared advisable the merger agreement and the merger and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the stockholders of Samsonite. A copy of the merger agreement is attached to this information statement as Annex A. Pursuant to the merger agreement, upon completion of the merger, each holder of Samsonite common stock (other than stockholders who validly perfect appraisal rights under Delaware law and other than Samsonite or its subsidiaries, Cameron or Merger Sub) will be entitled to receive $1.49 per share in cash, without interest. Upon completion of the merger, Samsonite will become a wholly-owned subsidiary of Cameron.

The merger involves risks, including the existence of several conditions to the obligation of Cameron and Merger Sub to complete the merger, all of which must be either satisfied or waived prior to the completion of the merger. These conditions are discussed in greater detail in this information statement. We urge you to read the section entitled "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 38.

In accordance with Delaware law and Samsonite's organizational documents, the affirmative vote (or consent in writing in lieu thereof) of the holders of a majority of the voting power of the outstanding shares of Samsonite common stock, voting (or consenting in writing in lieu thereof) as a single class, is required to adopt the merger agreement. As of July 5, 2007, Bain Capital (Europe) L.P., Ontario Teachers' Pension Plan Board and funds managed by affiliates of Ares Management LLC, which we refer to together as the principal stockholders, together beneficially owned common stock of Samsonite representing approximately 85% of the shares of common stock entitled to vote on the adoption of the merger agreement. The principal stockholders have caused the record holders of their shares of Samsonite common stock to deliver written consents in accordance with Section 228 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. Copies of the voting agreement and written consent executed by the principal stockholders are attached to this information statement as Annex B. Because the principal stockholders beneficially own shares of common stock representing a majority of the voting power of the outstanding shares of capital stock of Samsonite entitled to vote on the adoption of the merger agreement, the principal stockholders' action by written consent is sufficient to adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement without any further action by any other Samsonite stockholder. As a result, no other votes are necessary to adopt the merger agreement, and your approval is not required and is not being requested. Neither Samsonite nor Cameron is soliciting proxies from Samsonite's stockholders.

Under Section 262 of the DGCL, if you did not consent to the adoption of the merger agreement, you may be entitled to appraisal rights in connection with the merger, as described in this information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the "fair value" of your shares of Samsonite common stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) instead of $1.49 per share in cash, without interest. This information statement and the notice attached hereto constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex D to this information statement.

Under applicable securities regulations, the merger may not be completed until 20 calendar days after the date of mailing of this information statement to Samsonite stockholders. Therefore, notwithstanding the execution and delivery of the written consent by the principal stockholders, the merger may not be completed until that time has elapsed, and therefore, the earliest possible date on which the merger can be completed is [•], 2007.

PLEASE READ THIS INFORMATION STATEMENT CAREFULLY AND IN ITS ENTIRETY, AS IT CONTAINS IMPORTANT INFORMATION.

Please do not send in your Samsonite stock certificates at this time. If the merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of Samsonite common stock as promptly as practicable after the merger is completed.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has passed upon the adequacy or accuracy of this information statement or determined if this information statement is complete. Any representation to the contrary is a criminal offense.

By order of the board of directors,

/s/ Marcello Bottoli

Marcello Bottoli

Chief Executive Officer

THIS INFORMATION STATEMENT IS DATED [•], 2007 AND IS FIRST BEING MAILED TO SAMSONITE STOCKHOLDERS ON OR ABOUT [•], 2007.

Table of Contents

QUESTIONS AND ANSWERS ABOUT THE MERGER	Q-1
SUMMARY	S-1
The Proposed Transaction	S-1
The Companies	S-1
Merger Consideration	S-2
Effect of Merger on Stock Options and Warrants	S-2
Record Date	S-3
Required Approval of the Merger; Voting Agreement and Written Consent	S-3
Recommendation of Our Board of Directors	S-4
Opinion of Samsonite's Financial Advisor	S-4
Financing Arrangements	S-4
Interests of Directors and Executive Officers in the Merger	S-5
New Management Arrangements	S-5
Certain U.S. Federal Income Tax Consequences	S-6
The Merger Agreement	S-6
Conditions to the Merger	S-6
Appraisal Rights	S-6
Regulatory Approvals Required for the Merger	S-7
Market Price of Common Stock	S-7
THE COMPANIES	1
Samsonite Corporation	1
Cameron 1 S.à r.l.	1
Cameron Acquisitions Corporation	2
THE MERGER	3
Background	3
Record Date	5
Required Approval of the Merger; Written Consent	5
Recommendation of our Board of Directors	6
Reasons for the Merger	6
Opinion of Samsonite's Financial Advisor	8
Certain Projections	14
Financing Arrangements	17
Certain U.S. Federal Income Tax Consequences	18
Interests of Directors and Executive Officers in the Merger	21
New Management Arrangements	26
Appraisal Rights	26
Form of the Merger	29
Conversion of Shares, Stock Options and Warrants; Procedures for Exchange of Certificates	29
Regulatory Approvals Required for the Merger	31
THE MERGER AGREEMENT	32
The Merger	32
Merger Consideration	32
Treatment of Stock Options and Warrants	32

i

Payment Procedures	33
Stockholders Seeking Appraisal	33
Directors and Officers	33
No Solicitation of Other Offers	34
Representations and Warranties	35
Covenants; Conduct of the Business of Samsonite and Cameron Prior to the Completion of the Merger	36
Conditions to the Completion of the Merger	38
Termination of the Merger Agreement	39
Effect of Termination	41
Termination Fee	42
Reverse Termination Fee	42
Amendment, Extension and Waiver	42
MARKET PRICE OF COMMON STOCK	43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	44
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	47
WHERE YOU CAN FIND MORE INFORMATION	48

ANNEX A	AGREEMENT AND PLAN OF MERGER
ANNEX B	VOTING AGREEMENT AND WRITTEN CONSENT
ANNEX C	OPINION OF MERRILL LYNCH INTERNATIONAL
ANNEX D	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to in this information statement.

Q.	WHY DID I RECEIVE THIS INFORMATION STATEMENT?
A.

Provisions of Delaware law and applicable securities regulations require us to provide you with information regarding the merger even though your vote or consent is neither required nor requested to adopt the merger agreement or complete the merger.

Q.	WHAT IS THE PROPOSED TRANSACTION?
A.

The proposed transaction provides for the acquisition of Samsonite by Cameron. The proposed transaction would be accomplished through a merger of Merger Sub with and into Samsonite, with Samsonite surviving as a wholly-owned subsidiary of Cameron. As a result of the merger, Samsonite's common stock will cease to be quoted on the OTC Bulletin Board and will not be publicly traded.

Q.	WHY AM I NOT BEING ASKED TO VOTE ON THE MERGER?
A.

The merger requires the affirmative vote (or consent in writing in lieu thereof) of the holders of a majority of the voting power of the outstanding common stock of Samsonite, voting (or consenting in writing in lieu thereof) together as a single class. This approval was obtained on July 5, 2007, when a written consent was executed at the direction of three of our stockholders, which together held approximately 85% of our outstanding common stock as of July 5, 2007, that constituted approximately 85% of the voting power of the outstanding capital stock of Samsonite, to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Q.	WHY DID THE BOARD OF DIRECTORS RECOMMEND THE MERGER AGREEMENT?
A.

After careful consideration and evaluation, our board of directors voted unanimously to approve, adopt and declare advisable the merger agreement and the merger. Our board of directors also determined that the merger and the other transactions contemplated by the merger agreement are in the best interest of the stockholders of Samsonite. To review our board of directors' reasons for recommending that our stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, see "The Merger—Reasons for the Merger" beginning on page 6

.

Q.	IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF SAMSONITE COMMON STOCK?
A.

Upon completion of the merger, each share of our common stock that is issued and outstanding (other than those for which appraisal rights are validly perfected and other than shares of our common stock held by Samsonite or its subsidiaries, Cameron or Merger Sub) will be converted into the right to receive $1.49 in cash, without interest, which we refer to as the merger consideration. Following the completion of the merger, upon the surrender of your common stock certificates, you will receive an amount in cash equal to the product obtained by multiplying the merger consideration by the number of shares of our common stock that you own. See "The Merger—Conversion of Shares, Stock Options and Warrants; Procedures for Exchange of Certificates" beginning on page 29.

Q.	WILL THE MERGER CONSIDERATION I RECEIVE IN THE MERGER INCREASE IF SAMSONITE'S RESULTS OF OPERATIONS IMPROVE OR IF THE PRICE OF SAMSONITE'S COMMON STOCK INCREASES ABOVE THE MERGER CONSIDERATION?
A.

No. The value of the merger consideration is fixed. The merger agreement does not contain any provision that would adjust the merger consideration based on fluctuations in the price of Samsonite's common stock, the amount of working capital held by Samsonite at the completion of the merger or improvements in the results of operations of Samsonite prior to the completion of the merger.

Q.	IS THE MERGER SUBJECT TO THE FULFILLMENT OF CERTAIN CONDITIONS?
A.

Yes. Before the merger can be completed, Samsonite, Cameron and Merger Sub must fulfill several closing conditions. If these conditions are not satisfied or waived, the merger will not be completed. See "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 38.

Q.	WHAT VOTE (OR CONSENT IN WRITING IN LIEU THEREOF) OF STOCKHOLDERS IS REQUIRED TO ADOPT THE MERGER AGREEMENT?
A.

Adoption of the merger agreement required the affirmative vote (or consent in writing in lieu thereof) of a majority of the voting power of the outstanding shares of Samsonite common stock, voting (or consenting in writing in lieu thereof) together as a single class. The principal stockholders, together, beneficially owned approximately 85% of the outstanding shares of common stock of Samsonite as of July 5, 2007, which constituted approximately 85% of the voting power of the outstanding shares of capital stock of Samsonite entitled to vote on the adoption of the merger agreement. The principal stockholders have already acted by written consent to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. Copies of the voting agreement and written consent are attached to this information statement as Annex B. The principal stockholders' action by written consent is sufficient to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement without the approval of any other stockholder of Samsonite. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy

Q.	IF I DID NOT CONSENT TO THE ADOPTION OF THE MERGER AGREEMENT, AM I ENTITLED TO APPRAISAL RIGHTS?
A.

Yes. You are entitled to appraisal rights under the DGCL in connection with the merger so long as you take all the steps required to perfect your rights under Delaware law. See "The Merger—Appraisal Rights" beginning on page 26.

Q.	WHAT HAPPENS IF A THIRD PARTY MAKES AN OFFER TO ACQUIRE SAMSONITE BEFORE THE MERGER IS COMPLETED?
A.

The merger agreement provides that our board of directors may not solicit, or enter into discussions regarding, an offer from a third party to acquire Samsonite. We could only have terminated the merger agreement in order to enter into another acquisition agreement with a third party contemplating the acquisition of Samsonite if we had received a third party proposal that was a superior proposal and was received by August 2, 2007, and failure to have recommended that proposal would have constituted a breach of the directors' fiduciary duties. We agreed to pay a termination fee to Cameron in the event of such termination. [No superior proposal was received by our board of directors by August 2, 2007.] See "The Merger Agreement—Termination of the Merger Agreement" and "The Merger Agreement—Termination Fee" beginning on pages 39 and 42, respectively.

Q.	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?
A.

We expect the merger to occur on or about [•], 2007, subject to certain government regulatory reviews and approvals; however, there can be no assurance that the merger will be completed at that time, or at all.

Q.	SHOULD I SEND IN MY COMMON STOCK CERTIFICATES NOW?
A.	No. After the completion of the merger, you will be sent detailed instructions for exchanging your Samsonite common stock for the merger consideration.
Q.	WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?
A.

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the holder's adjusted tax basis in such shares. See "The Merger—Certain U.S. Federal Income Tax Consequences" beginning on page 18 for a more detailed explanation of the tax consequences of the merger.

Q.	WHERE CAN I FIND MORE INFORMATION ABOUT SAMSONITE?
A.

We file periodic reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please refer to the section entitled "Where You Can Find More Information" beginning on page 48.

Q.	WHO CAN HELP ANSWER MY QUESTIONS?
A.

If you have questions about the merger after reading this information statement, require assistance or need additional copies of this information statement, please call Deborah Rasin, Samsonite, at (508) 851-1468, or you can email us at investor_relations@samsonite.com.

SUMMARY

The Proposed Transaction

Pursuant to the merger agreement, Merger Sub will merge with and into Samsonite, with Samsonite surviving the merger as a wholly-owned subsidiary of Cameron.

Upon completion of the merger:

•

Each issued and outstanding share of our common stock (other than those for which appraisal rights are validly perfected and other than those owned by Samsonite or its subsidiaries, Cameron or Merger Sub) will be converted into the right to receive $1.49 in cash, without interest; and

•	As a result of the merger, Samsonite will cease to be an independent, publicly traded company and its shares of common stock will no longer be quoted on the OTC Bulletin Board.

The Companies

Samsonite Corporation

Samsonite, which we also refer to in this information statement as we, us or our company, is headquartered in Mansfield, Massachusetts. Samsonite is one of the world's largest and most recognized designers and distributors in the luggage industry, as well as one of the leading distributors of business, computer, outdoor and casual bags. We sell our products under a number of well-known brand names, primarily Samsonite Black Label, Samsonite, American Tourister and Lambertson Truex, and licensed brand names such as Lacoste and Timberland.

Our principal corporate office is located at 575 West Street, Suite 110, Mansfield, Massachusetts 02048, United States, our telephone number is (508) 851-1400, and our main website is www.samsonite.com.

In May 2006, we opened a new executive office in the United Kingdom at 4 Mondial Way, Harlington, Middlesex UB3 5AR where our Chief Executive Officer and executives responsible for core global functions are based. Our telephone number in the United Kingdom is (44) 208-564-4200.

Cameron 1 S.à r.l.

Cameron is a Luxembourg company that was incorporated in 2005. Cameron has engaged in no investment activities to date. Cameron is controlled by funds advised by subsidiaries of CVC Capital Partners Group S.à r.l., a Luxembourg corporation, which we refer to as CVC. CVC is a leading global private equity and investment advisory firm founded in 1981, with a network of 18 offices and 160 employees throughout Europe, Asia and the United States.

Cameron's principal executive office is located at 5 Place du Théàtre, L-2613 Luxembourg and its telephone number is (352) 26-47-8947; CVC's principal executive office is located at 5 Place du Théàtre, L-2613 Luxembourg and its telephone number is (352) 26-47-8947.

Merger Sub

Merger Sub is a Delaware corporation that has been organized in connection with the merger and has engaged in no activities other than those incident to its formation and the merger.

Merger Sub is a wholly-owned subsidiary of Cameron. The registered address of Merger Sub is 615 South Du Pont Highway, Dover, Delaware 19901, United States.

Merger Consideration

Upon completion of the merger, each share of our common stock issued and outstanding (other than those for which appraisal rights are validly perfected and other than those owned by Samsonite or its subsidiaries, Cameron or Merger Sub) will be converted into the right to receive $1.49 in cash, without interest. As a result of the merger, you will receive an amount in cash equal to the product obtained by multiplying $1.49 by the number of shares of our common stock that you own upon surrender of your common stock certificates.

Effect of Merger on Stock Options and Warrants

Upon completion of the merger:

•

Each outstanding option to purchase Samsonite common stock, whether or not then vested or exercisable, will be cancelled and (A) each stock option having a per share exercise price of less than $1.49 will be converted into the right to receive an amount in cash, minus any applicable withholding taxes, equal to the product of (x) the number of shares of Samsonite common stock subject to such option immediately prior to completion and (y) the amount by which $1.49 exceeds the per share exercise price of such option and (B) each option with a per share exercise price equal to or greater than $1.49 will be canceled without the payment of cash or any other consideration. We refer to the aggregate amount of cash payable to Samsonite's optionholders as the options consideration.

•

Each warrant to purchase Samsonite common stock will be canceled and, in the case of warrants having an exercise price of less than $1.49 per share, converted into the right to receive an amount in cash, minus any applicable withholding taxes, equal to the product of (x) the number of shares of Samsonite common stock subject to such warrant and (y) the amount by which $1.49 exceeds the per share exercise price of such warrant. We refer to the aggregate amount of cash payable to Samsonite's warrantholders as the warrant consideration.

In each case, the paying agent will mail within one business day following the effective time of the merger a letter of transmittal and instructions.

Record Date

The record date to determine the stockholders entitled to consent to the adoption of the merger agreement and to receive notice under Section 228(e) of the DGCL of the stockholder action and written consent approving the merger is July 5, 2007. A written consent in respect of 85% of the voting power of the outstanding shares of capital stock of Samsonite entitled to vote on the adoption of the merger agreement was executed and received by Samsonite on July 5, 2007. On July 5, 2007, there were 742,430,474 shares of common stock outstanding, the holders of which were entitled to vote on (or consent in writing thereto in lieu thereof) the adoption of the merger agreement. Each share of our common stock was entitled to one vote in respect of the adoption of the merger agreement.

Required Approval of the Merger; Voting Agreement and Written Consent

Under Delaware law and Samsonite's organizational documents, the adoption of the merger agreement by Samsonite's stockholders may be effected by written consent of the stockholders holding a majority of the voting power of the outstanding shares of common stock voting (or consenting in writing in lieu thereof) together as a single class. On July 5, 2007, the principal stockholders, who together beneficially owned as of that date approximately 85% of the shares of common stock entitled to vote on the adoption of the merger agreement and 85% of the voting power of shares of capital stock of Samsonite entitled to vote thereon (or consent in writing thereto in lieu thereof) entered into a voting agreement with Cameron. As part of the voting agreement, these stockholders agreed, among other things, to take specified actions in furtherance of the merger, including causing the record holders of their shares of Samsonite common stock to deliver a written consent to the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. Copies of the voting agreement and written consent are attached to this information statement as Annex B. On July 5, 2007, this written consent adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement was executed and delivered to Samsonite. As a result, no further action of Samsonite's stockholders is required to adopt the merger agreement or approve the merger, and Samsonite will not hold a stockholders' meeting at which stockholders will vote or take other action with regard to the adoption of the merger agreement.

Federal securities laws state that the merger may not be completed until 20 calendar days after the date of mailing of this information statement to Samsonite stockholders. Therefore, notwithstanding the execution and delivery of the written consents, the merger will not occur until that time has elapsed. We expect the merger to close on or about [•], 2007, subject to certain government regulatory reviews and approvals. However, there can be no assurance that the merger will close at that time, or at all.

When actions are taken by written consent of less than all of the stockholders entitled to vote (or consent in writing in lieu thereof) on a matter, Section 228(e) of the DGCL requires notice of the action to those stockholders of record who did not vote (or consent in writing in lieu thereof). We have given the required notice to stockholders of record as of the July 5, 2007 record date.

Recommendation of Our Board of Directors

After evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after discussion and due consideration, our board of directors unanimously:

•	Approved, adopted and declared advisable the merger agreement and the merger;
•	Determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the stockholders of Samsonite; and
•	Recommended that the stockholders of Samsonite adopt and approve the merger agreement and approve the merger.

For a discussion of the material factors considered by our board of directors in reaching their conclusion, see "The Merger—Reasons for the Merger" beginning on page 6.

Opinion of Samsonite's Financial Advisor

Samsonite retained Merrill Lynch International, which we refer to as Merrill Lynch and Goldman Sachs International, which we refer to as Goldman Sachs, to provide financial advisory services in connection with a potential sale of Samsonite. In connection with its engagement, the board of directors asked Merrill Lynch to evaluate the fairness of the merger consideration from a financial point of view to the holders of shares of Samsonite common stock. At the meeting of our board of directors held on July 4, 2007, Merrill Lynch rendered its oral opinion to our board of directors, which opinion was confirmed in writing on July 5, 2007, that, as of such dates and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the consideration to be received by the holders of shares of Samsonite common stock pursuant to the merger was fair from a financial point of view to such holders.

The full text of Merrill Lynch's written opinion, dated July 5, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in connection with its opinion, is attached as Annex C to this information statement. The summary of Merrill Lynch's fairness opinion set forth in this information statement is qualified in its entirety by reference to the full text of the opinion. Stockholders should read the opinion carefully and in its entirety. Merrill Lynch's opinion is directed to the board of directors of Samsonite, addresses only the fairness from a financial point of view of the consideration to be received by holders of Samsonite common stock pursuant to the merger, does not address the merits of the underlying decision to engage in the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on, or consent to, the merger or any matters related to the merger.

Financing Arrangements

At the completion of the merger, Cameron will obtain financing under an interim loan agreement and to the extent that loan agreement is terminated or the financing contemplated under that loan agreement is otherwise unavailable, promptly arrange for alternative third-party financing in an amount at least equal to that contemplated by that loan agreement and on terms reasonably satisfactory to Samsonite. Prior to the completion of the merger, Cameron shall not agree to, or permit, any amendment or modification of, or waiver under, that loan agreement or other documentation relating to the financing thereunder, including provisions relating to conditions precedent or other contingencies related to funding, without the prior written consent of Samsonite.

Interests of Directors and Executive Officers in the Merger

Some of our executive officers and the members of our board of directors have interests in the merger that are different from, or in addition to, the interests of Samsonite and our stockholders generally. The members of our board of directors were aware of these interests and considered them at the time they adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement.

These interests include:

•	The cancellation and cash-out of all outstanding options to acquire our common stock, whether or not then vested or exercisable, held by directors and executive officers;
•	Deferred compensation awards granted to some of our executives and directors that will become fully vested and payable as a result of the merger;
•	Assurance of a lump sum payout under the Samsonite Supplemental Executive Retirement Plan that will be due to one executive in the event of his termination within twelve months following the merger;
•

Assurance of severance payments under the individual employment agreements entered into by our executives in the event of their termination without cause and/or their resignation for good reason following the merger; and

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The right to continued indemnification and directors' and officers' liability insurance for our directors and officers by the surviving corporation for events occurring prior to the time of the merger.

New Management Arrangements

As of the date of this information statement, no member of our management has entered into any amendments or modifications to existing employment agreements or new agreements or arrangements with us or our subsidiaries in connection with the merger. In addition, as of the date of this information statement, no member of our management has entered into any agreement, arrangement or understanding with Cameron, Merger Sub or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation.

Although we believe members of our management team may enter into new arrangements with Cameron, Merger Sub or their affiliates regarding employment with, and the right to purchase or participate in the equity of, the surviving corporation and we have been informed by Cameron that there have been discussions on these matters, such matters are subject to further negotiations and discussion and no terms, conditions or legally binding rights have been agreed.

Certain U.S. Federal Income Tax Consequences

If you are a U.S. holder, your receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and you will generally recognize gain or loss in an amount equal to the difference between the amount of cash you receive with respect to such shares and your adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the effective time of the merger, the shares were held for more than one year. If you are a non-U.S. holder, your receipt of cash for shares of our common stock pursuant to the merger will generally not be subject to U.S. federal income tax, subject to certain conditions.

You should consult your tax advisor as to the particular tax consequences of the merger to you, including the tax consequences under state, local, foreign and other tax laws. See "The Merger—Certain U.S. Federal Income Tax Consequences" beginning on page 18.

The Merger Agreement

The merger agreement provides detailed representations and warranties to Cameron and Merger Sub about Samsonite and our business, covenants relating to the conduct of our business, and consents and approvals required for, and conditions to, the completion of the merger and our ability to consider other merger proposals. The merger agreement also provides for the automatic conversion of shares of our common stock into the right to receive the $1.49 per share merger consideration at completion of the merger.

Conditions to the Merger

As more fully described in this information statement and the merger agreement, the completion of the merger depends on the satisfaction or waiver of a number of conditions. If these conditions are not satisfied or waived, the merger will not be completed.

Appraisal Rights

Under Section 262 of the DGCL, stockholders who do not consent to the adoption of the merger agreement have the right to exercise appraisal rights and to receive payment in cash for the "fair value" of their shares of our common stock determined in accordance with Delaware law (exclusive of any element of value arising from the accomplishment or expectation of the merger), if such rights are properly perfected in accordance with Section 262 of the DGCL. The fair value of shares of our common stock determined in accordance with Delaware law may be more or less than the merger consideration to be paid to stockholders who choose not to exercise their appraisal rights. To preserve their rights, stockholders who wish to exercise appraisal rights must precisely follow specific procedures. These procedures are described in this information statement, and the complete text of Section 262 of the DGCL that grants appraisal rights and governs such procedures is attached as Annex D to this information statement. We encourage you to read Section 262 of the DGCL carefully and in its entirety.

Regulatory Approvals Required for the Merger

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On July 20, 2007, the early termination of the waiting period under the HSR Act was granted for the merger.

European Union Council Regulation (EC) 139/2004, which we refer to as the EU Merger Control Regulation, requires notification to and approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds. A merger notification was filed with the European Commission on July 17, 2007, and clearance is expected on or before August 22, 2007.

Market Price of Common Stock

The closing sale price of our common stock on the OTC Bulletin Board on July 3, 2007, the last trading day prior to the announcement of the merger, was $1.33.

THE COMPANIES

Samsonite Corporation

Samsonite is one of the world's largest and most recognized designers and distributors in the luggage industry, as well as one of the leading distributors of business, computer, outdoor and casual bags. We sell our products under a number of well-known brand names, primarily Samsonite Black Label, Samsonite, American Tourister and Lambertson Truex, and licensed brand names such as Lacoste and Timberland. We are the leader in the global luggage industry and significantly larger than any of our primarily regionally-based competitors. Our product assortment includes product lines appealing to many types of consumers, from those focused on luxury under the Lambertson Truex product line and on premium products under the Samsonite Black Label line; to those focused on quality, functionality and durability, which are featured in the Samsonite lines; to those value-conscious consumers who prefer the American Tourister brand. In addition to using our Samsonite and American Tourister brand names on the products we manufacture or distribute, we license these brand names to third parties for use on products that include travel accessories, leather goods, furniture and other products.

Our products are sold in over 100 countries at various types of retail establishments including department stores, high street shops and luggage specialty stores, mass merchants, warehouse clubs, computer and electronic superstores, office superstores, bookstores and travel product stores. We also sell certain products through over 300 Samsonite-operated retail stores in North America, Europe, Asia and Latin America, and in shop-in-shop concessions principally in Asia and in franchised retail stores. In addition, our products are sold through www.samsonitecompanystores.com, www.samsoniteblacklabel.com and the websites of many of our customers. We design the majority of our luggage products at our facilities in Europe, North America and Asia. Our products are produced by third-party suppliers that satisfy Samsonite's quality and production standards or by Samsonite-operated manufacturing facilities.

We were incorporated in Delaware in 1987. Our principal corporate office is at 575 West Street, Suite 110, Mansfield, Massachusetts 02048, United States, our telephone number is (508) 851-1400, and our main website is www.samsonite.com. In May 2006, we opened a new executive office in the United Kingdom at 4 Mondial Way, Harlington, Middlesex UB3 5AR where our Chief Executive Officer and executives responsible for core global functions are based. Our telephone number in the United Kingdom is (44) 208-564-4200.

Cameron 1 S.à r.l.

Cameron is a Luxmbourg company that was incorporated in 2005. Cameron has engaged in no investment activities to date. Cameron is controlled by funds advised by subsidiaries of CVC. CVC is a leading global private equity and investment advisory firm founded in 1981, with a network of 18 offices and 160 employees throughout Europe, Asia and the United States. CVC is currently investing from CVC Fund IV, CVC Asia II and CVC Tandem Fund with an aggregate of $15 billion in equity capital. The current European portfolio totals 36 investments and includes: Formula One, the world's leading motorsport rights management business; AA/Saga, a leading affinity brand business; Cortefiel, one of the largest specialized clothing retailers in Spain; Debenhams, Britain's leading department store group; and Seat Pagine Gialle, the leading directories business in Italy. The current Asian portfolio totals 10 investments and includes PBL Media, Australia's largest diversified media group (including Channel Nine and NineMSN) and DCA, Australia's leading healthcare company. Cameron's principal executive office is located at 5 Place du Théàtre, L-2613 Luxembourg and its telephone number is (352) 26-47-8947; CVC's principal executive office is located at 5 Place du Théàtre, L-2613 Luxembourg and its telephone number is (352) 26-47-8947.

Cameron Acquisitions Corporation

Merger Sub is a Delaware corporation that has been organized in connection with the merger and has engaged in no activities other than those incident to its formation and the merger. Merger Sub is a wholly-owned subsidiary of Cameron. The registered address of Merger Sub is 615 South Du Pont Highway, Dover, Delaware 19901, United States.

THE MERGER

Background

In early 2006, Samsonite began exploring the possibility of an SEC-registered global equity offering and listing on the London Stock Exchange. The company retained Goldman Sachs and Merrill Lynch, as its lead underwriters and financial advisors, and Skadden, Arps, Slate, Meagher & Flom LLP, as its legal advisors, in connection with that offering process. The company worked on the offering and listing with its financial and legal advisors for several months during 2006 and 2007. In June, 2007, the company launched the offering and commenced marketing of the stock in Europe.

On May 23, 2007, Bain Capital (Europe) L.P., which we refer to as Bain, one of the principal stockholders, received a letter from a leading private equity firm expressing a firm interest in a possible acquisition of the company. In addition, at or around the end of May, in response to press commentary concerning a forthcoming global equity offering, several other private equity groups, including CVC, approached Bain directly, or via our financial advisors, and also expressed an interest in acquiring the company, were a decision to be taken to sell. In response to the expressions of interest received, our board of directors concluded that it would be in the best interests of our stockholders to explore strategic alternatives and directed our senior management to initiate a dual track process of continuing with the global equity offering alongside an auction process. Accordingly, Merrill Lynch, one of our financial advisors, was authorized to contact a limited number of potential buyers to solicit their possible interest in a transaction.

During the week of May 28, 2007, eight potential buyers, including a strategic buyer and private equity firms, were contacted by Merrill Lynch on behalf of the company to determine possible interest in an acquisition of the company. On May 31, 2007, Merrill Lynch sent letters on our behalf to four interested parties to solicit the submission of preliminary indications of interest by June 13, 2007. The four parties were also sent confidentiality agreements in order to permit them to receive confidential information about the company. During the weeks of June 4 and June 11, 2007, these four interested parties were provided with access to a virtual data room that contained documents and information about the company, and they had access to Merrill Lynch to ask questions about the company prior to submission of their preliminary indications of interest.

On June 13, 2007, Merrill Lynch received on our behalf three preliminary bids to acquire the company, including one from CVC. Merrill Lynch reviewed these bids with our senior management and representatives of the principal stockholders. With the assistance of Merrill Lynch, we selected two of the bidders, including CVC, to proceed to the second phase of the auction process. This decision was based on several factors, including the price ranges reflected in their respective preliminary indications of interest, their ability to fund and close a transaction and the level of interest expressed by them. The principal stockholders and our senior management updated our board on the status of our exploration of strategic alternatives during this period. During the week of June 18, 2007, each of the bidders met with our senior management, Merrill Lynch and representatives of our principal stockholders, received formal management presentations, participated in question and answer sessions, including with our general counsel and legal advisors, and gained a further understanding of our business.

On June 23, 2007, Merrill Lynch sent a second process letter on our behalf to the two remaining bidders, soliciting the submission of final bids by July 2, 2007. Each of the letters was accompanied by a proposed draft merger agreement and draft voting agreement.

On July 2, 2007, we received final indications of interest from both bidders, including markups of the merger agreement and voting agreement. Both indications of interest were for a cash merger with the company, subject to a deadline that all relevant agreements be executed by July 4. On the evening of July 2 and the morning of July 3, representatives of our senior management and principal stockholders reviewed the two indications of interest with our financial and legal advisors. Merrill Lynch had further conversations with each of the bidders to clarify various aspects of their proposals, including price, financing contingencies, due diligence requirements and required timing. We decided to proceed with discussions with both parties until we obtained their last and final proposals.

On July 3, 2007, following a series of discussions between representatives of CVC and Merrill Lynch, CVC increased its offer to acquire the company to $1.49 per share. CVC proposed a transaction structure pursuant to which, simultaneously with the execution of a merger agreement with CVC, the principal stockholders would cause the record holders of their shares of our common stock to execute written consents in accordance with Section 228 of the DGCL adopting the merger agreement. Because the principal stockholders beneficially own shares of common stock representing approximately 85% of the outstanding common stock entitled to vote on the adoption of a merger agreement, the proposed action by written consent would be sufficient to adopt the merger agreement with CVC without any further action by any other Samsonite stockholder.

On July 4, 2007, our board met telephonically to discuss the process and ongoing developments with our management and advisors and consider resolutions approving a transaction. Representatives of the principal stockholders, together with Merrill Lynch, reported to the board on their discussions with the two interested parties that submitted final bids. A representative of the principal stockholders and Merrill Lynch presented to our board a summary of the entire auction process that had been conducted and the identity of, and price range offered by, the bidders remaining in the process. Merrill Lynch noted, among other things, that CVC submitted the bid with the highest per share price, that the CVC bid did not contain a financing contingency and that an agreement could be signed with CVC in the near term. Our legal advisors also reviewed with our board the CVC merger agreement in detail and legal standards applicable to the board's decision-making process. In addition, Merrill Lynch reviewed the methodologies and analyses which it used to evaluate the fairness of the merger consideration offered under CVC's proposal from a financial point of view to the holders of shares of Samsonite common stock. Merrill Lynch rendered its oral opinion to our board of directors, which opinion was confirmed in writing on July 5, 2007, that, as of such dates and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the merger consideration contemplated to be received by the holders of shares of Samsonite common stock pursuant to the merger was fair from a financial point of view to such holders. Following these reviews and further discussion and deliberation, the board's judgment was that, subject to resolution of certain issues, CVC's proposal appeared superior to that of the other bidder in terms of price, timing and risk. Based on these considerations, our board concluded that it would be in the best interests of our stockholders for the company to accept the CVC offer and directed management and our advisors to try to finalize a merger agreement with CVC. The board unanimously approved the resolutions approving a merger agreement with CVC, the merger and the other transactions contemplated by the merger agreement.

Commencing on July 4, 2007, promptly following the telephonic board meeting and continuing through July 5, our legal advisors met with the legal advisors of CVC and engaged in negotiations of the merger agreement, the voting agreement and written consent and related agreements. Members of senior management and representatives of the principal stockholders also participated telephonically in these negotiations. On July 5, 2007, Merrill Lynch rendered its written opinion to our board of directors that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the consideration to be received by the holders of shares of Samsonite common stock pursuant to the merger was fair from a financial point of view to such holders. Also on July 5, 2007, Cameron, Merger Sub and Samsonite finalized, executed and delivered the merger agreement, and Cameron and the principal stockholders finalized, executed and delivered the voting agreement and written consent. CVC and the company issued a joint press release on July 5, 2007, announcing the transaction.

Record Date

The record date to determine the stockholders entitled to consent to the adoption of the merger agreement and to receive notice under Section 228(e) of the DGCL of the stockholder action by written consent approving the merger is July 5, 2007. Written consents in respect of 85% of the voting power of the outstanding shares of capital stock of Samsonite entitled to vote on the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement were executed and received by Samsonite on July 5, 2007. On July 5, 2007, there were 742,430,474 shares of common stock outstanding and entitled to vote on the adoption of the merger agreement. Each share of our common stock was entitled to one vote in respect of the adoption of the merger agreement.

Required Approval of the Merger; Written Consent

Under Section 251 of the DGCL and Samsonite's organizational documents, the approval of Samsonite's board of directors and the affirmative vote (or written consent in lieu thereof) of a majority of the voting power of the outstanding shares of common stock of Samsonite entitled to vote, voting (or consenting in writing in lieu thereof) together as a single class, are required to adopt the merger agreement. Samsonite's board of directors has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement.

On July 5, 2007, the principal stockholders, which, together, beneficially owned as of that date approximately 85% of the shares of common stock entitled to vote on the adoption of the merger agreement, entered into a voting agreement with Cameron. As part of the principal stockholders' obligations under that agreement, they agreed, among other things, to take specified actions in furtherance of the merger, including causing the record holders of their shares of Samsonite common stock to deliver to Samsonite a written consent in accordance with Section 228 of the DGCL, adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. Copies of the voting agreement and written consent are attached to this information statement as Annex B. On July 5, 2007, the written consent adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement was executed and delivered to the company. Because the principal stockholders beneficially own shares of common stock representing a majority of the voting power of the outstanding shares of capital stock of Samsonite entitled to vote on the adoption of the merger agreement, this action by written consent is sufficient to adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement without any further action by any other Samsonite stockholder. As a result, no other votes are necessary to adopt the merger agreement, and your approval is not required and is not being requested.

Federal securities laws state that the merger may not be completed until 20 calendar days after the date of mailing of this information statement to Samsonite stockholders. Therefore, notwithstanding the execution and delivery of the written consents by the principal stockholders, the merger will not occur until that time has elapsed. We expect the merger to close on or about [•], 2007, subject to certain government regulatory reviews and approvals. However, there can be no assurance that the merger will close at that time, or at all.

When actions are taken by written consent of less than all of the stockholders entitled to vote (or consent in writing in lieu thereof) on a matter, Section 228(e) of the DGCL requires notice of the action to those stockholders of record who did not vote (or consent in writing in lieu thereof). We have given the required notice to stockholders of record as of the July 5, 2007 record date.

Recommendation of our Board of Directors

On July 4, 2007, after evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our board of directors unanimously:

•	Approved, adopted and declared advisable the merger agreement and the merger;
•	Determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the stockholders of Samsonite; and
•	Recommended that the stockholders of Samsonite adopt and approve the merger agreement and approve the merger.

Reasons for the Merger

In reaching its determinations, approvals and recommendations referred to above, our board of directors consulted with management and its legal and financial advisors and considered a number of factors, including, among others, the following factors, each of which, in the view of our board of directors, supported such determinations, approvals and recommendations:

•	the merger consideration to be paid in the merger represents a significant premium over historical trading prices for our common stock;
•	the merger consideration will be paid in cash;
•	Cameron's obligation to complete the merger is not subject to any financing contingencies;
•	the board's view of Cameron's ability to fund the merger consideration and to close the transaction;

•	the oral opinion of Merrill Lynch rendered on July 4, 2007, which opinion was confirmed in writing on July 5, 2007, that, as of such dates and subject to the assumptions,

qualifications and limitations set forth in its written opinion, the consideration to be received by the holders of shares of our common stock pursuant to the merger was fair from a financial point of view to such holders, and the financial analyses performed by Merrill Lynch in connection with the rendering of its opinion;

•

a comparison of the merger consideration and the other terms and conditions of the proposed merger agreement with Cameron and the proposals provided by other interested parties and the initial public offering alternative, and the risks and uncertainties associated with the other alternatives;

•	management's view of the financial condition, operations and businesses of the company, and the company's prospects if it were to remain independent;
•	management's view of the liquidity of the market for the company's common stock;
•

the results of the thorough process conducted by Samsonite and its advisors for evaluating our strategic alternatives, including the initial public offering, and reviewing proposals submitted by interested parties and our efforts to make certain that all reasonable alternatives and likely acquisition candidates were pursued;

•	management's view that it is unlikely that any other party would propose to enter into a transaction more favorable to the company and its stockholders;
•	management's view of the likelihood of obtaining regulatory approval for the merger;
•	the merger agreement contains only customary conditions to the completion of the merger, which increases the likelihood that the merger will be completed; and
•	the principal stockholders, together owning approximately 85% of the company's outstanding common stock, informed the board that they were in favor of the merger.

The board also considered potential adverse consequences of the merger and the merger agreement, including:

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the fact that the merger consideration is fixed, and therefore, that the company's stockholders will not share in any benefits of improved results of operations or prospects of the company following the date the merger agreement was executed;

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the risk that the merger might not be completed and the potential adverse effects of the failure to complete the merger on the company, including the diversion of management resources from other strategic opportunities, such as the global equity offering and listing, and operational matters, the restrictions in the merger agreement on the operation of our business, the transaction costs of the proposed merger and the risk that, as a result of the announcement of the merger, the company's existing relationships with its employees, vendors and suppliers could be impaired;

•	the fact that gains from an all cash transaction would be taxable to the company's stockholders for U.S. federal income tax purposes;
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the restrictions on the ability of the company to solicit offers for alternative business combination transactions and the inability of our board of directors to terminate the merger agreement and pay the termination fee if the company receives an offer whose terms are superior to the terms of the merger after August 2, 2007; and

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certain officers and directors of the company have interests in the merger that may conflict with the interests of the company and its stockholders as described under "The Merger—Interests of Directors and Executive Officers in the Merger" beginning on page 21.

Although the foregoing discussion sets forth the material factors considered by our board of directors in reaching its recommendation, it may not include all of the factors considered by our board of directors, and each director may have considered different factors. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching the determinations.

The foregoing discussion of the information and factors considered and given weight by the board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board of directors.

OUR BOARD OF DIRECTORS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND RECOMMENDED THAT OUR STOCKHOLDERS ADOPT AND APPROVE THE MERGER AGREEMENT AND APPROVE THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

Opinion of Samsonite's Financial Advisor

Samsonite retained Merrill Lynch and Goldman Sachs to provide financial advisory services in connection with a potential sale of the company. In connection with its engagement of Merrill Lynch, the board of directors asked Merrill Lynch to evaluate the fairness of the merger consideration from a financial point of view to the holders of shares of Samsonite common stock. At the meeting of our board of directors held on July 4, 2007, Merrill Lynch rendered its oral opinion to our board of directors, which opinion was confirmed in writing on July 5, 2007, that, as of such dates and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the consideration to be received by the holders of shares of Samsonite common stock pursuant to the merger was fair from a financial point of view to such holders.

THE FULL TEXT OF MERRILL LYNCH'S WRITTEN OPINION, DATED JULY 5, 2007, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND QUALIFICATIONS AND

LIMITATIONS OF THE REVIEWS UNDERTAKEN IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX C TO THIS INFORMATION STATEMENT AND INCORPORATED IN THIS INFORMATION STATEMENT BY REFERENCE. THE SUMMARY OF MERRILL LYNCH'S FAIRNESS OPINION SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE REVIEWED TOGETHER WITH, THE FULL TEXT OF THE OPINION. STOCKHOLDERS SHOULD READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MERRILL LYNCH'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF SAMSONITE, ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SAMSONITE COMMON STOCK PURSUANT TO THE MERGER, DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON, OR CONSENT TO, THE MERGER OR ANY MATTERS RELATED TO THE MERGER. THE TERMS OF THE MERGER, INCLUDING THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES OF OUR COMMON STOCK, WERE DETERMINED THROUGH NEGOTIATIONS BETWEEN US AND CVC AND WERE NOT DETERMINED OR RECOMMENDED BY MERRILL LYNCH. MERRILL LYNCH'S OPINION IS NOT INTENDED TO BE RELIED UPON OR CONFER ANY RIGHTS OR REMEDIES UPON ANY EMPLOYEE, CREDITOR, SHAREHOLDER OR OTHER EQUITY HOLDER OF SAMSONITE, CVC OR ANY OTHER PARTY.

In connection with rendering its opinion, Merrill Lynch, among other things:

•	Reviewed certain publicly available business and financial information relating to Samsonite that it deemed to be relevant;
•	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flows, assets liabilities and prospects of Samsonite furnished to Merrill Lynch by Samsonite;
•	Conducted discussions with members of senior management of Samsonite concerning the matters described above;
•	Reviewed the market prices and valuation multiples for shares of Samsonite common stock and compared them with those of certain publicly-traded companies that Merrill Lynch deemed relevant;
•	Reviewed the results of operations of Samsonite and compared them with those of certain publicly-traded companies that Merrill Lynch deemed to be relevant;
•	Compared the proposed financial terms of the merger with the financial terms of other certain transactions that Merrill Lynch deemed to be relevant;
•	Participated in certain discussions and negotiations among representatives of Samsonite and CVC and their financial and legal advisers;

•	Reviewed the merger agreement and the merger announcement dated July 5, 2007; and
•

Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Samsonite, nor has it evaluated the solvency or fair value of Samsonite or the acquirer under any laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of Samsonite. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Samsonite, Merrill Lynch has assumed that it has been reasonably prepared and reflects the best currently available estimates and judgment of Samsonite's management as to the expected future financial performance of Samsonite.

Merrill Lynch has no obligation to update its opinion to take into account events occurring after the date that its opinion was delivered to our board of directors. Circumstances could develop prior to consummation of the merger that, if known at the time Merrill Lynch rendered its opinion, would have altered such opinion. In addition, as described above, Merrill Lynch's fairness opinion was among several factors taken into consideration by our board of directors in making its determination to approve the merger agreement and the merger. Consequently, Merrill Lynch's analyses described below should not be viewed as determinative of the decision of our board of directors with respect to the fairness of the merger consideration to the holders of shares of our common stock.

Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it, as at July 5, 2007.

In accordance with customary investment banking practice, Merrill Lynch employed commonly used valuation methodologies in connection with the delivery of its opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand Merrill Lynch's analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading and incomplete view of the financial analyses performed by Merrill Lynch.

Trading Analysis. Merrill Lynch reviewed the historical trading performance of Samsonite's shares as reported by FactSet. FactSet is an online investment research and database service used by many financial institutions. Merrill Lynch observed that the closing low and high trading prices for our shares over the three- and twelve-month periods ending on July 2, 2007, were $1.02 and $1.30 and $0.80 and $1.30, respectively. Merrill Lynch observed that the merger consideration exceeded these ranges.

In addition, Merrill Lynch noted that preliminary information the syndicate banks received from over 100 potential investors that were contacted in connection with the pre-offering marketing efforts and management roadshow presentations conducted in connection with the potential SEC-registered public offering of Samsonite common stock and listing on the London Stock Exchange, indicated that shares of Samsonite common stock potentially could be offered at a price to the public within the range of $1.00 - $1.40 per share. Merrill Lynch noted that the merger consideration exceeded this range.

Comparable Transactions' Analysis. Using publicly available information, Merrill Lynch compared certain ratios implied by the merger with comparable ratios, where available, for selected acquisition transactions in the luggage industry. The following acquisition transactions were deemed to be relevant by Merrill Lynch:

Announced Date	Target	Acquiror
January 16, 2007	Delsey	Argan Capital
December 29, 2006	Zero Halliburton	ACE
September 29, 2005	Targus	Fenway Partners
October 6, 2004	TUMI	Doughty Hanson
June 9, 2004	Antler Limited	Barclays PE
May 1, 2003	Samsonite	Ares, Bain Capital, Ontario Teachers
April 16, 2001	Bentley's Luggage	Wilsons
September 9, 1999	Antler Limited	Royal Bank Development Capital
July 1, 1999	Kipling Group	UBS Capital BV

Merrill Lynch calculated the transaction value for each transaction by multiplying the amount of the announced per share consideration paid or payable in each transaction by the number of fully-diluted outstanding shares of the target company. Using these equity values, Merrill Lynch calculated an enterprise value for each target by adding to these equity values the amount of each company's gross debt less cash and cash equivalents plus minority interests as reflected in its most recent publicly available balance sheet.

For each of these transactions, Merrill Lynch reviewed, where available:

•	Transaction value as a multiple of the latest twelve-month net sales, which is referred to as transaction value/LTM net sales;
•	Transaction value as a multiple of the latest twelve-month EBITDA, which is referred to as transaction value/LTM EBITDA; and
•	Transaction value as a multiple of the latest twelve-month EBIT, which is referred to as transaction value/LTM EBIT.

The analysis indicated the following:

Benchmark	Mean	Median
Transaction Value/LTM Net Sales	1.34x	1.47x
Transaction Value/LTM EBITDA	8.8x	8.1x
Transaction Value/LTM EBIT	9.8x	8.5x

Based upon its analysis of the full ranges of multiples calculated for the comparable acquisition transactions and its consideration of various factors and judgments about current market conditions and the characteristics of such transactions and the companies involved in such transactions, including qualitative judgments involving non-mathematical considerations, Merrill Lynch considered the most comparable recent transactions for Samsonite to be the acquisitions of TUMI and Targus. Taking these two transactions into consideration, Merrill Lynch determined the relevant range to be 8.1x to 11.6x for Samsonite's EBITDA for the twelve months ended on April 30, 2007, for an implied value range per share of Samsonite common stock of $0.74 to $1.33. Merrill Lynch observed that the merger consideration exceeded this range of implied per share values.

All calculations of multiples paid in the transactions identified above were based on public information available at the time of public announcement of such transactions. Merrill Lynch's analysis did not take into account different market and other conditions during the period in which the transactions identified have occurred. Merrill Lynch determined that there has been no perfectly comparable transaction to the merger, both in terms of size and company profile. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies party to those transactions as well as other factors that could affect the transactions and the proposed merger.

Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of Samsonite, without giving effect to the merger, for the period from February 1, 2007 through January 31, 2013, using financial forecasts provided by Samsonite's management and assumptions with respect to the period from 2014 through 2017 developed in conjunction with Samsonite’s management. To perform the discounted cash flow analysis, Merrill Lynch used discount rates ranging from 9.5% to 10.5% and perpetual growth rates ranging from 2.0% to 3.0%, which ranges were selected based on Merrill Lynch’s experience, judgment and consideration of data for selected publicly-traded companies engaged in businesses that Merrill Lynch judged to be reasonably comparable to Samsonite's business. This analysis indicated a range of implied values per share of Samsonite common stock of $1.05 to $1.51. Merrill Lynch observed that the merger consideration was at the high end of this range.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including discount rates and perpetual growth rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of Samsonite's present or future value or results.

Leveraged Buyout Transaction Analysis. Merrill Lynch performed an analysis of the theoretical maximum consideration that could be paid in an acquisition of Samsonite by a financial buyer using management estimates of future financial performance and considering capital structures typically employed by financial buyers. In performing this analysis, based on Merrill Lynch's experience and judgment and its consideration of data deemed relevant by Merrill Lynch, Merrill Lynch assumed:

•	An exit multiple range of 8.5x to 10.5x last twelve months EBITDA;
•	Acquisition financing could be obtained in the high yield and bank finance markets in amounts representing 7.5x and 8.5x projected 2007 EBITDA; and
•	An internal rate of return of 20% on equity invested during a four- to five-year period.

Based on the aforementioned projections and assumptions, Merrill Lynch estimated the theoretical maximum consideration that could be paid in an acquisition of Samsonite by a financial buyer ranged from $1.25 to $1.52 per share. Merrill Lynch observed that the merger consideration of $1.49 per share of common stock was at the high end of the range of the theoretical maximum consideration derived by its leveraged buyout transaction analysis.

General. The summary set forth above summarizes the material financial analyses furnished by Merrill Lynch to our board of directors, but it does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The fact that any specific analysis has been referred to in the summary above or in this information statement is not meant to indicate that such analysis was given more weight than any other analysis. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, such opinion is not readily susceptible to partial or summary description. No company, business or transaction used in such analyses as a comparison is identical to Samsonite or to the proposed merger, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would, in the view of Merrill Lynch, create an incomplete and misleading view of the analyses underlying Merrill Lynch's opinion. The analyses performed by Merrill Lynch include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those upon which Merrill Lynch's analyses were based. The analyses do not purport to be appraisals or to reflect the prices at which shares of Samsonite common stock may trade at any time after the announcement of the merger. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties and their respective advisors, neither Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from those contemplated above.

Our board of directors retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the merger. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes.

In connection with the merger, Merrill Lynch was authorized by the board of directors of Samsonite to solicit a limited number of third-party indications of interest for the acquisition of all or any part of Samsonite.

Merrill Lynch acted as financial adviser to Samsonite in connection with the merger and will receive a customary fee and expenses from Samsonite for its services, and a significant portion of such fee is contingent upon consummation of the merger. In addition, Samsonite has agreed to indemnify Merrill Lynch and its affiliates, and their respective directors, officers, agents, employees and controlling persons, against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Merrill Lynch's engagement. Merrill Lynch was working with Samsonite in connection with a potential SEC-registered offering of shares of Samsonite common stock and an application for listing of those shares on the London Stock Exchange, in connection with which Merrill Lynch would act as joint bookrunner, joint global coordinator and joint sponsor and has, in the past, provided financial advisory and financing services to Samsonite and the acquiror and/or its and their affiliates and may continue to do so. In the past two years, Merrill Lynch has received fees for the rendering of such services of approximately $3 million from Samsonite for the rendering of such services to Samsonite and approximately $83 million from Samsonite’s affiliates for the rendering of such services to Samsonite’s affiliates. In addition, in the ordinary course of Merrill Lynch's business, it may actively trade Samsonite shares and other securities of Samsonite for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Projections

Samsonite does not as a matter of course make public long-term projections as to future revenues, earnings or other results. However, we have included certain financial projections in this information statement to provide our stockholders with access to certain non-public information provided to our board of directors, Cameron, Merger Sub and our advisors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that our board of directors, Cameron, Merger Sub, Merrill Lynch or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The projections below, which do not consider the impact of the contemplated merger, are based on internal financial forecasts, which in general are prepared solely for capital budgeting and other internal management decisions and are subjective in many respects. Furthermore, the assumptions and estimates underlying the projected financial information set forth below are inherently uncertain, as they are subject to significant business, economic and competitive risks and uncertainties that are difficult to predict and beyond our control, including, among others, risks and uncertainties relating to Samsonite's business (including demand for the merchandise Samsonite sells, store opening costs, pricing levels and competitive conditions), industry performance, general business and economic conditions and other factors described under "Special Note Regarding Forward-Looking Statements" beginning on page 47. As a result, actual results may differ materially from those contained in the projected financial information.

The projected financial information set forth below was not prepared with a view toward public disclosure or with a view toward complying with the rules and regulations established by the SEC, generally accepted accounting principles, which we refer to as GAAP, or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of projected financial information. The projections are included solely for the purpose of giving Samsonite's stockholders access to non-public information that was provided to Samsonite's board of directors, Cameron, Merger Sub and our advisors. The projected financial information has been prepared by, and is the responsibility of, Samsonite's management, and neither our independent auditors nor any other independent accountants has examined or compiled the accompanying projected financial information. Accordingly, our independent auditors do not express an opinion or any other form of assurance with respect to this projected financial information.

The following table presents selected projected financial data for the fiscal years ended January 31 of the year indicated. The projections were prepared in June 2007 based upon assumptions management believed to be reasonable at that time. The projections do not take into account any circumstances, events or accounting pronouncements occurring after the date they were prepared, nor does Samsonite intend to update or otherwise revise the projected financial information to reflect circumstances arising since its preparation or to reflect the occurrence of unanticipated events.

(Millions)	FY2008E	FY2009E	FY2010E
Net Sales	$1,186.3	$1,300.0	$1,421.5
Gross Profit	$616.9	$688.9	$764.3
Adjusted EBITDA	$164.6	$184.7	$206.1

Key Assumptions

The following key assumptions have been used to develop the information set forth in the above table. For all periods presented, the assumptions used in the projected financial information are consistent with the accounting policies disclosed in Samsonite's historical consolidated financial statements for periods ending prior to June 2007, when the projections were prepared.

Net Sales

Net sales projections for the years ended January 31, 2008 through 2010 reflected overall annual growth rates of 10.8 percent in fiscal year 2008, 9.6 percent in fiscal year 2009 and 9.3 percent in fiscal year 2010. Sales projections for the years ended January 31, 2008 through 2010 reflected the following:

•

Projected continuing organic growth of our business, including retail expansion, along with the addition of new businesses, through both licenses and expansion into new product categories, and continuing geographic expansion, including in Chile;

•	Ongoing expansion into fast growing markets; and
•	Projected growth in the industry as a whole.

Gross Profit

Gross profit as a percentage of net sales for the years ended January 31, 2008 through 2010 is projected to be 52.0 percent in fiscal year 2008, 53.0 percent in fiscal year 2009 and 53.8 percent in fiscal year 2010. Gross profit projections for the years ended January 31, 2008 through 2010 reflected the following:

•	Projected revenue expansion through improvements in the product mix, increased pricing leverage, continued geographic expansion, including in Chile, and retail growth; and
•	Expected continuing implementation of cost reduction programs, including an on-going product re-engineering program and a logistics optimization program currently in place.

Operating Income Reconciliation

The projected financial information includes a financial measure that was not calculated in accordance with GAAP, namely Adjusted EBITDA. Samsonite believes that this measure provides management with an alternative method for assessing its operating results in a manner that enables management to evaluate operating cash flow available to service Samsonite's debt obligations, pay its taxes and fund its capital expenditures. In addition, Samsonite believes that these measures provide management with useful information about Samsonite's performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments, interest expense and other non-operating items. This non-GAAP measure is typical of the measures used by management to analyze Samsonite's results of operations and determine a component of employee incentive compensation. However, this measure does not provide a complete picture of Samsonite's operations. Non-GAAP measures should not be considered a substitute for or superior to GAAP measures.

The following table presents a reconciliation between this non-GAAP measure and projected operating income, a GAAP measure, for the years ended January 31, 2007 through 2010:

Y/e Jan 31 (USD millions)	FY2007	FY2008E	FY2009E	FY2010E

Reported EBIT	79.8	118.6	144.3	168.7

Depreciation & Amortization	21.0	27.5	31.4	35.6
Reported EBITDA	100.8	146.1	175.7	204.4

Restructuring Expenses	7.6	5.2	-	-
Asset Impairment Charges	1.6	0.3	-	-
SAP Implementation	9.8	6.0	2.0	-
Stock Compensation Expense	7.0	7.0	7.0	1.7
Prior Year IPO Costs	6.1	-	-	-
Recapitalization Expenses	1.8	-	-	-
Total Adjustments	33.8	18.5	9.0	1.7
Adjusted EBITDA*	134.7	164.6	184.7	206.1

* Excludes $1.5m of management fees

Financing Arrangements

At the time of the completion of the merger, Cameron will obtain financing under an interim loan agreement and to the extent that loan agreement is terminated or the financing contemplated under that loan agreement is otherwise unavailable, promptly arrange for alternative third-party financing in an amount at least equal to that contemplated by that loan agreement and on terms reasonably satisfactory to Samsonite. Prior to the completion of the merger, Cameron shall not agree to, or permit, any amendment or modification of, or waiver under, that loan agreement or other documentation relating to the financing thereunder, including provisions relating to conditions precedent or other contingencies related to funding, without the prior written consent of Samsonite.

Cameron entered into this interim loan agreement on July 2, 2007. The interim loan facilities under that loan agreement will be provided by the Royal Bank of Scotland Group plc and are in a total amount of $1.425 billion. $1.3 billion of that total amount is to be provided by way of a term debt facility to finance the consummation of the merger, including paying the merger consideration, refinancing the existing indebtedness of Samsonite and its subsidiaries, and funding the transaction costs incurred in connection with the merger. The balance of $125 million is to be provided by way of a revolving credit facility to fund the ongoing working capital requirements of the Samsonite business.

The provision of these interim loan facilities is subject only to a few limited conditions, such as there being no insolvency of Cameron or the other members of the acquiring group and there being no repudiation or breach of the financing agreements by those same entities, all of which are within the control of Cameron or the other members of the acquiring group. There are no conditions to the financing that relate to there being no material adverse change in the financing markets or in the Samsonite business.

Interest is payable on the drawn amount of the term debt facilities at a rate of 3.99 percent per annum plus the London Interbank Offered Rate, or LIBOR, and on the drawn amount of the revolving credit facilities at a rate of 2.25 percent per annum plus LIBOR. Commitment fees are also payable for the undrawn amounts of the term and revolving facilities.

Security for the interim loan facilities will take the form of first priority charges over or assignments of (i) the shares in Cameron and the other member of the acquiring group,

(ii) intercompany loans between Cameron and the other members of the acquiring group and (iii) from the date of the completion of merger, the shares in Samsonite.

The loans under the interim loan agreement are repayable:

•	in the case of the term loans, 30 days after the earlier of (a) the first drawdown of the loans and (b) the date of completion of the merger; and
•	in the case of the revolving loans, on the last day of any interest period for any such revolving loan, and in any event on the date the term loans are due to be repaid.

It is intended that the interim loan agreement will be repaid out of drawdowns under a final (long term) set of financing documents, the substantive terms of which were agreed at the time the interim loan agreement was signed and in respect of which funding commitments have been obtained from The Royal Bank of Scotland Group plc in the form of a commitment letter and term sheet.

From the date of the merger agreement until consummation of the merger, Samsonite must use commercially reasonable efforts, and must ensure each of its subsidiaries use commercially reasonable efforts, to cause their respective employees and advisors to provide all cooperation reasonably requested by Cameron that is necessary and customary in connection with arranging the repayment of the existing indebtedness of Samsonite and its subsidiaries and obtaining the financing contemplated under the interim loan agreement.

Neither Samsonite nor any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the interim loan agreement prior to the completion of the merger. Cameron shall, promptly upon request by Samsonite, reimburse Samsonite for all reasonable out-of-pocket costs and third-party expenses incurred by Samsonite or any of its subsidiaries and their respective representatives in connection with the cooperation described above. Cameron and Merger Sub shall, on a joint and several basis, indemnify and hold harmless Samsonite and its subsidiaries and their respective officers, directors and other representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated under the interim loan agreement and any information utilized in connection with that financing except with respect to information supplied by Samsonite specifically for inclusion or incorporation by reference therein.

Certain U.S. Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences to holders of our common stock of the receipt of cash in exchange for such shares pursuant to the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all as in effect as of the date of this information statement and all of which are subject to differing interpretations or change, possibly with retroactive effect.

The following does not address all aspects of U.S. federal income taxation of the merger that might be relevant to holders of our common stock in light of their particular circumstances, or to holders that may be subject to special rules (for example, dealers in securities or currencies, brokers, banks, financial institutions, insurance companies, mutual funds, tax-exempt organizations, stockholders subject to the alternative minimum tax, partnerships (or other flow-through entities and their partners or members), U.S. holders (as defined below) whose functional currency is not the U.S. dollar, expatriates, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, or stockholders that acquired shares of our common stock pursuant to the exercise of employee stock options or otherwise as compensation), nor does it address the U.S. federal income tax consequences to holders that do not hold shares of our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the discussion does not address any aspect of foreign, state, local, or federal estate or gift or other tax law that may be applicable to a holder.

For purposes of this discussion, the term "U.S. holder" means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (including any entity treated as a corporation) created or organized in or under the laws of the United States, any state or political subdivision thereof, (iii) a trust the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust or that has a valid election in place under applicable U.S. Treasury regulations to be treated as a U.S. person or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A "non-U.S. holder" means a beneficial owner, other than a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), of shares of our common stock that is not a U.S. holder.

The tax consequences to holders that hold shares of our common stock through a partnership or other entity treated as a partnership for U.S. federal income tax purposes will generally depend on the status of such holder and the activities of the partnership. Such holders should consult their own tax advisors.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of our common stock should consult their tax advisors with respect to the specific tax consequences to them of the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

U.S. Holders

Payments with Respect to Shares. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the holder's adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the effective time of the merger the shares were held for more than one year. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding Tax and Information Reporting. The receipt of cash in exchange for shares of our common stock pursuant to the merger by a U.S. holder may be subject to information reporting and backup withholding tax at the applicable rate (currently 28 percent), unless the U.S. holder (i) timely furnishes an accurate taxpayer identification number and otherwise complies with applicable U.S. information reporting or certification requirements (typically by completing and signing an Internal Revenue Service, or IRS, Form W-9, a copy of which will be included as part of the Letter of Transmittal to be timely returned to the paying agent) or (ii) is a corporation or other exempt recipient and, when required, establishes such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Payments with Respect to Shares. The receipt of cash in exchange for shares of our common stock pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

(a)	the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met;
(b)

the gain, if any, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the non-U.S. holder's permanent establishment in the United States); or

(c)

we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period ending at the effective time of the merger or the period that the non-U.S. holder held our common stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation. If we were or were to become a United States real property holding corporation at any time during the applicable period, however, any gain recognized by a non-U.S. holder upon the receipt of cash in exchange for shares of our common stock pursuant to the merger by a non-U.S. holder that did not own (directly, indirectly or constructively) more than 5 percent of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code) in the calendar year of the merger.

Individual non-U.S. holders who are subject to U.S. federal income tax because the holders were present in the United States for 183 days or more during the year of the merger are taxed on their gains (including gains from the sale of shares of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year) at a flat rate of 30 percent or such lower rate as may be specified by an applicable income tax treaty. Other non-U.S. holders subject to U.S. federal income tax with respect to gain recognized on the receipt of cash in exchange for shares of our common stock pursuant to the merger generally will be taxed on any such gain in the same manner as if they were U.S. holders and, in the case of foreign corporations, such gain may be subject to an additional branch profits tax at a 30 percent rate (or such lower rate as may be specified by an applicable income tax treaty).

Backup Withholding Tax and Information Reporting. In general, non-U.S. holders will not be subject to backup withholding and information reporting with respect to the receipt of cash in exchange for shares of our common stock pursuant to the merger if they provide the paying agent with an IRS Form W-8BEN (or an IRS Form W-8ECI if the gain is effectively connected with the conduct of a U.S. trade or business by such non-U.S. holders) and we or our paying agent do not have actual knowledge (or reason to know) that the holder is a U.S. holder. If shares of our common stock are held through a foreign partnership or other flow-through entity, certain documentation requirements may also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Interests of Directors and Executive Officers in the Merger

Members of our board of directors and our executive officers have various interests in the merger described in this section that are different from, or in addition to, the interests of Samsonite and our stockholders generally. The board of directors was aware of, and considered the interests of, Samsonite's directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the merger and in approving the merger agreement and the merger.

Cancellation and Cash-out of Stock Options

Pursuant to the merger agreement, as of the completion of the merger, stock options held by our executive officers and directors, whether or not then vested or exercisable, will be canceled and, in the case of a stock option having a per share exercise price less than the merger consideration, converted into the right to receive a lump sum cash payment. In the case of a stock option having a per share exercise price equal to or greater than the merger consideration, such option will be canceled without the payment of cash or issuance of other securities in respect thereof. For a more detailed discussion of the treatment of outstanding options to acquire our common stock, see "The Merger Agreement—Treatment of Stock Options and Warrants" beginning on page 33.

The table below sets forth, as of June 30, 2007, for each of Samsonite's directors and executive officers, (a) the number of shares subject to vested options for Samsonite common stock, (b) the value of such vested options, calculated by multiplying (i) the excess of $1.49 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional options that will vest upon completion of the merger, (d) the value of such additional options, calculated by multiplying (i) the excess of $1.49 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger for such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger, calculated by adding the values from (b) and (d), again without regard to deductions for income taxes and other withholding.

Name	Vested Options		Options that will vest as a result of the merger		Totals
	Shares	Value	Shares	Value	Total Shares	Total Value
Marcello Bottoli	18,000,000	$15,945,000	12,000,000	$12,510,000	30,000,000	$28,455,000
Richard Wiley	3,300,000	$3,033,413	2,700,000	$2,861,058	6,000,000	$5,894,470
Tom Korbas	1,650,000	$1,519,639	1,350,000	$1,430,529	3,000,000	$2,950,168
Giuseppe Fremder	1,650,000	$1,750,875	1,350,000	$1,620,000	3,000,000	$3,370,875
Marc Matton	1,650,000	$1,750,639	1,350,000	$1,619,529	3,000,000	$3,370,168
Arne Borrey	1,650,000	$1,750,875	1,350,000	$1,620,000	3,000,000	$3,370,875
Shashi Dash	1,650,000	$1,750,875	1,350,000	$1,620,000	3,000,000	$3,370,875
Deborah Rasin	30,000	$22,640	270,000	$203,756	300,000	$226,396
Ramesh Tainwala	1,650,000	$1,750,639	1,350,000	$1,619,529	3,000,000	$3,370,168
Shawn Cox	0	0	3,000,000	$1,239,000	3,000,000	$1,239,000
Quentin Graeme Mackay	975,000	$940,875	2,025,000	$2,429,293	3,000,000	$3,370,168

Deferred Compensation Awards

Certain executive officers and key employees also are party to deferred compensation awards that will become fully vested and payable as a result of the merger, and the table below sets forth the amount of such awards for each of those executive officers:

Name	Award Amount
Marcello Bottoli*	$4,725,000
Richard Wiley	$840,000
Tom Korbas	$420,000
Deborah Rasin	$28,500

* Such award was granted to Stonebridge Development Limited, a British Virgin Islands corporation formed by a trust established by Marcello Bottoli, our Chief Executive Officer, for the benefit of himself and his family.

Samsonite Supplemental Executive Retirement Plan

Under the Samsonite Supplemental Executive Retirement Plan, or SERP, if a participant's employment is terminated either voluntarily or involuntarily without cause within twelve months following the merger, the participant's benefit will be converted into an actuarially equivalent lump sum benefit and paid out as soon as practicable after such termination of employment. Mr. Richard Wiley is the only executive officer who participates in the SERP. If his employment is terminated within twelve months following the merger, Samsonite will be obligated to pay him a lump sum benefit under the SERP of approximately $158,786.

Although Mr. Bottoli does not participate in the SERP, pursuant to an employment agreement with Mr. Bottoli, or the Bottoli agreement, effective as of March 3, 2004, and amended and restated as of May 11, 2005, he receives each year an amount in lieu of his participation in the Samsonite pension plan, the SERP, and the 401(k) plan. Mr. Bottoli may be obligated to repay a percentage of this amount if prior to March 3, 2009 his employment terminates other than in connection with the bankruptcy of Samsonite. In such event, Mr. Bottoli would be required to repay 40 percent of such amount if his employment terminates on or after March 3, 2007, with the repayment percentage declining 20 percent per year, to 0 percent if his employment terminates on or after March 3, 2009.

Employment Agreements

Marcello Bottoli. The Bottoli agreement provides that if Mr. Bottoli's employment is terminated without cause (other than as a result of his disability) following the merger, Mr. Bottoli is entitled to severance compensation in an amount equal to 24 months of his base salary and 18 months of his bonus, in each case calculated as the average of Mr. Bottoli's base salary and bonus during the previous three-year period. In the event of any termination, Mr. Bottoli (or his estate, as applicable) is entitled to receive any bonus amounts to which Mr. Bottoli is entitled.

Additionally, unless Mr. Bottoli's employment is terminated for cause, Mr. Bottoli is entitled to receive both a non-compete payment and the monthly management fee provided for under the management agreement, effective June 25, 2004, between Samsonite Europe and Mr. Bottoli, until the earlier of our written election to Mr. Bottoli terminating his non-compete obligations, Mr. Bottoli's acceptance of alternative employment with compensation equal to or greater than his prior year's base salary (which does not violate his non-compete obligations), or the end of the one-year non-compete period. If Mr. Bottoli is terminated without cause, the non-compete payment, to be paid monthly, will be equal to a pro rata portion of his annual salary, calculated as the average of his salary during the previous three-year period. If Mr. Bottoli resigns (with or without good reason), the non-compete payment, paid monthly, will be equal to a pro rata portion of his annual salary, calculated as the average of his salary during the previous three-year period, plus the greater of his average bonus during the previous three-year period or 50 percent of his allocated bonus.

If Mr. Bottoli's employment is terminated without cause following the merger, Mr. Bottoli will be entitled to receive cash severance totalling approximately $2,645,000, assuming for this purpose that the non-competition provisions of the Bottoli agreement are enforced for a full year. If Mr. Bottoli resigns following the merger, Mr. Bottoli will be entitled to receive amounts in respect of the non-competition provisions of the Bottoli agreement totaling approximately $1,243,000.

Richard H. Wiley. We entered into an employment agreement with Richard Wiley, or the Wiley agreement, effective as of February 1, 2001. The Wiley agreement provides that if Mr. Wiley's employment is terminated without cause, or if Mr. Wiley terminates his employment for good reason, then:

•

Mr. Wiley will be entitled to receive a sum equal to 18 months of base salary; provided that in the event he is provided with a timely notice of non-renewal, the amount of base salary paid between the date of the notice and the date of termination will be subtracted from the 18 months of base salary; and

•

Until Mr. Wiley becomes eligible for coverage under another employer's benefit plans, Mr. Wiley will be allowed to continue to participate, for the number of months remaining in the term of the Wiley agreement, in all of our health and welfare benefit plans, provided such participation is permissible under the general terms and provisions of those plans.

If Mr. Wiley's employment is terminated following the merger under circumstances entitling him to severance, Mr. Wiley is entitled to receive cash severance equaling approximately $563,000, and his continued participation in our health and welfare plans for one year would have a total cost of approximately $16,000.

Marc Matton. Samsonite Europe entered into an employment agreement with Marc Matton, or the Matton agreement, effective as of October 1, 2000. The Matton agreement provides that if Mr. Matton's employment is terminated without cause, or if Mr. Matton terminates his employment for good reason, Mr. Matton will be entitled to receive the amount of indemnity due under the "Claeys formule" used by Belgian Labour Courts, for which purpose Mr. Matton's seniority will be counted from his first working day with us, June 1, 1974. If Mr. Matton's employment is terminated following the merger, Mr. Matton would be entitled to payment of 40 months' base salary, or approximately $839,660 (€666,667 multiplied by 1.25949, the average of the daily euro-to-dollar exchange rates published by the Wall Street Journal during Samsonite’s fiscal year ending January 31, 2007).

Quentin Mackay. We entered into an employment agreement with Quentin Mackay, effective February 1, 2005. If Mr. Mackay's employment is terminated following the merger without giving six months' notice, the combined value of the notice pay and benefits due to Mr. Mackay for six months would equal approximately $140,760 (calculated in a combination of pounds sterling and euros, and converted for this purpose into U.S. dollars using the average of the daily euro-to-dollar or pound-to-dollar exchange rates published by the Wall Street Journal during Samsonite’s fiscal year ending January 31, 2007).

Ramesh Tainwala. We entered into an employment agreement with Ramesh Tainwala, dated January 1, 2007. If Mr. Tainwala's service is terminated without giving three months' notice, Mr. Tainwala is entitled to receive 1.5 times his last monthly salary during the period for which shorter notice has been given. In addition, under applicable law, Mr. Tainwala is entitled upon separation from service to a payment calculated as his number of years of service with Samsonite multiplied by 15 days of his then current base salary. If Mr. Tainwala's services are terminated following the merger under circumstances entitling him to three months' notice pay and the additional severance payment, Mr. Tainwala would be entitled to an aggregate payment equal to approximately $174,130 (calculated in a combination of Indian rupees and U.S. dollars and converted for this purpose into U.S. dollars using the average of the daily rupee-to-dollar exchange rates published by the Wall Street Journal during Samsonite's fiscal year ending January 31, 2007).

Indemnification of Directors and Executive Officers and Insurance

The merger agreement provides that all rights to exculpation, indemnification and payment or reimbursement of fees and expenses incurred in advance of the final disposition of any claim related to acts or omissions occurring at or prior to the completion of the merger that exist in favor of the current or former directors, officers or employees of Samsonite or its subsidiaries as provided in their respective certificates of incorporation or by-laws or in any agreement will survive the merger and will continue in full force and effect after completion of the merger for a period of six years.

The merger agreement also provides that after the merger, the surviving company will cause to be maintained for a period of six years from the completion of the merger the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Samsonite or its subsidiaries or provide substitute policies or purchase a "tail policy" of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured with respect to claims arising from facts or events that occurred on or before the effective time of the merger, except that in no event will the surviving corporation be required to pay an annual premium that is 300% of the annual premium paid by Samsonite for the year ending December 31, 2005. If the surviving corporation is unable to obtain the insurance required, it shall obtain as much comparable insurance as possible for an annual premium equal to 300% of the annual premium paid by Samsonite for the year ending December 31, 2005.

New Management Arrangements

As of the date of this information statement, no member of our management has entered into any amendments or modifications to existing employment agreements or new agreements or arrangements with us or our subsidiaries in connection with the merger. In addition, as of the date of this information statement, no member of our management has entered into any agreement, arrangement or understanding with Cameron, Merger Sub or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation.

Although we believe members of our management team may enter into new arrangements with Cameron, Merger Sub or their affiliates regarding employment with, and the right to purchase or participate in the equity of, the surviving corporation, and we have been informed by Cameron that there have been discussions on these matters, such matters are subject to further negotiations and discussion and no terms, conditions or legally binding rights have been agreed.

Appraisal Rights

THE DISCUSSION SET FORTH BELOW IS A SUMMARY OF YOUR APPRAISAL RIGHTS UNDER DELAWARE LAW. THE TEXT OF THE RELEVANT PROVISIONS OF DELAWARE LAW IS ATTACHED AS ANNEX D TO THIS INFORMATION STATEMENT. STOCKHOLDERS INTENDING TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW ANNEX D. FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN ANNEX D MAY RESULT IN A TERMINATION OR WAIVER OF THESE RIGHTS.

Upon completion of the merger, holders of our common stock who did not consent to the adoption of the merger agreement and who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive the "fair value" of such shares in cash as determined by such court in lieu of the consideration that such stockholders would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for holders of common stock who did not consent to the adoption of the merger agreement and decide to exercise their statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective date of the merger.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving or resulting corporation, within ten calendar days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of the merger and that appraisal rights are available. This information statement constitutes notice to holders of shares of our common stock concerning the availability of appraisal rights under Section 262.

Holders of shares of Samsonite common stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Samsonite within 20 calendar days after the mailing of this information statement and the attached Notice of Action By Written Consent and of Appraisal Rights. A demand for appraisal must reasonably inform Samsonite of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the shares of our common stock held by such stockholder. A stockholder who elects to exercise appraisal rights should mail or deliver the written demand to Samsonite Corporation, 575 West Street, Mansfield, Massachusetts 02048, United States, Attention: Deborah Rasin. SUCH DEMAND MUST BE RECEIVED BY SAMSONITE WITHIN 20 CALENDAR DAYS AFTER THE DATE WE MAILED THIS INFORMATION STATEMENT TO YOU.

If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the record owner. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand and identify the persons for whom the record holder serves as nominee.

A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights.

Prior to the merger or within ten calendar days after the effective date of the merger, we must provide notice of the effective date of the merger to all of our stockholders entitled to appraisal rights. If such notice is sent more than 20 calendar days after the sending of this information statement, we will only send it to stockholders who are entitled to appraisal rights and who have demanded appraisal in accordance with Section 262.

Within 120 calendar days after the effective date of the merger, any stockholder who did not consent to the merger and who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Samsonite, as the surviving corporation in the merger, must mail any such written statement to the stockholder within ten calendar days after the stockholder's request is received by us or within ten calendar days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 calendar days after the effective date of the merger, either Samsonite or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Samsonite shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of a petition for appraisal by a stockholder in accordance with Section 262, service of a copy must be provided to us. Within 20 calendar days after service, we must file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by us. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, at a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. The court will direct us to pay the fair value of the shares, together with interest, if any, for those shares it determines are entitled to appraisal rights. We will make any such payment upon the surrender by you of the certificates representing the shares.

Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same as or less than the $1.49 consideration they would have received pursuant to the merger agreement if they had not sought appraisal of their shares. Moreover, Samsonite does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Samsonite common stock is less than the merger consideration. The costs of the appraisal proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder seeking appraisal, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination by the court, each party must bear his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose the shares subject to appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

At any time within 60 calendar days after the effective date of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 calendar days after the effective date of the merger, stockholders' rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures described above and set forth in Annex D to this information statement may result in termination of the stockholder's appraisal rights.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, at the completion of the merger, Merger Sub will merge with and into Samsonite. Samsonite will survive the merger as a wholly-owned subsidiary of Cameron.

Conversion of Shares, Stock Options and Warrants; Procedures for Exchange of Certificates

The conversion of our common stock into the right to receive the merger consideration in cash, without interest, will occur automatically at the completion of the merger. Within one business day following the completion of the merger, the paying agent will send a letter of transmittal to each holder of record of a certificate or certificates representing shares of Samsonite common stock. The letter of transmittal will specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the paying agent. The letter of transmittal will also contain instructions for use in effecting the surrender of the certificates for payment of the merger consideration. Stockholders should not return stock certificates before receiving the letter of transmittal.

In the event of a transfer of ownership of our common stock that is not registered in the records of our transfer agent, the merger consideration may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	The certificate is properly endorsed or otherwise is in proper form for transfer; and
•

The person requesting such payment (i) pays any transfer or other taxes resulting for the payment to a person other than the registered holder of the certificate or (ii) establishes that the tax has been paid or is not applicable.

Samsonite will act as paying agent for the options consideration to which holders of Samsonite stock options become entitled pursuant to the merger. Samsonite, in the case of holders of Samsonite stock options, or the paying agent, in the case of holders of warrants, will, within one business day following the completion of the merger, mail to each such holder as of the completion of the merger a letter describing the treatment and payment for such Samsonite stock option or warrant, as applicable, and instructions for effecting the surrender of such stock option or warrant in exchange for the consideration to which such holder is entitled under in the merger agreement.

Each former stockholder of Samsonite, upon surrender to the paying agent of a certificate together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the paying agent, shall be entitled to receive by check or, if such amount is in excess of $500,000 by wire transfer or delivery of other immediately available funds, an amount of U.S. dollars equal to the amount of merger consideration into which such holder's shares of Samsonite common stock represented by such holder's properly surrendered certificates were converted. Cameron or the paying agent shall be entitled to deduct and withhold from the merger consideration otherwise payable such amounts as Cameron or the paying agent are required to withhold or deduct under the Code or any provision of state, local or foreign tax law with respect to the making of such payment. To the extent that amounts are so withheld by Cameron or the paying agent, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Samsonite common stock in respect of whom such deduction and withholding were made by Cameron or the paying agent. Until surrendered, each certificate shall be deemed at any time after the completion of the merger to represent only the right to receive upon such surrender the merger consideration. No interest will be paid or will accrue on any cash payable to stockholders.

Upon cancellation of a Samsonite stock option or warrant, together with the delivery of the letter of transmittal, duly executed, and any other documents reasonably required by the surviving company or the paying agent, the holder of the Samsonite stock option or warrant shall be entitled to receive in exchange therefor the amount of cash (if any) which such holder has the right to receive pursuant to the provisions of the merger agreement.

The merger consideration paid in accordance with the merger agreement will be deemed payment in full satisfaction of all rights pertaining to the shares of Samsonite common stock previously represented by such certificates, subject, however to the surviving company's obligation to pay any dividends or make any other distributions with a record date prior to the completion of the merger which may have been authorized or made by Samsonite in compliance with the merger agreement which remain unpaid at the completion of the merger.

The cancellation of a Samsonite stock option or warrant in exchange for the options consideration or warrants consideration, as applicable, shall be deemed a release of any and all rights the holder had or may have had in respect of such Samsonite stock option or warrant.

In the case of any certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the paying agent, posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will issue in exchange for such lost, stolen or destroyed certificate the merger consideration.

Regulatory Approvals Required for the Merger

The HSR Act and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On July 20, 2007, the early termination of the waiting period under the HSR Act was granted for the merger.

The EU Merger Control Regulation requires notification to and approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds. A merger notification was filed with the European Commission on July 17, 2007, and clearance is expected on or before August 22, 2007.

Under the merger agreement, both Samsonite and Cameron have agreed to use their reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and to give any necessary notices to, governmental authorities and to make all necessary registrations, declarations and filings (including filings with governmental authorities, if any), and to take all acts as may be necessary to obtain any such action, nonaction, waiver, consent, approval, order or authorization. Notwithstanding the foregoing, Cameron shall not be required to, and Samsonite and its subsidiaries shall not, without the written consent of Cameron, agree or proffer to divest or hold separate, enter into any licensing or similar arrangement with respect to, or take any other action with respect to:

•	Any of the properties, other assets (whether tangible or intangible) or any portion of any business of Cameron or any of its subsidiaries; or
•

Any of the properties, other assets (whether tangible or intangible) or any portion of any business of Samsonite or any of its subsidiaries other than any such action that is not reasonably likely to have a material adverse effect on us.

THE MERGER AGREEMENT

This section of this information statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this information statement and is incorporated into this information statement by reference. We urge you to read the merger agreement in its entirety.

The Merger

Subject to the terms of the merger agreement, Merger Sub, a wholly-owned subsidiary of Cameron, will merge with and into Samsonite, with Samsonite surviving the merger as a wholly-owned subsidiary of Cameron. As a result of the merger, Samsonite will cease to be an independent, publicly traded company, and its shares of common stock will no longer be quoted on the OTC Bulletin Board. The merger will become effective at the time a certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by Samsonite and Cameron and specified in the certificate of merger filed with the Secretary of State of the State of Delaware).

Merger Consideration

The merger agreement provides that, upon completion of the merger, each issued and outstanding share of Samsonite common stock (other than shares held by stockholders who validly perfect appraisal rights under Delaware law and other than shares held by Samsonite or its subsidiaries, Cameron or Merger Sub) will be converted into the right to receive $1.49 in cash, without interest.

Treatment of Stock Options and Warrants

Upon completion of the merger, each outstanding option to purchase Samsonite common stock, whether or not then vested or exercisable, will be cancelled and (A) each option having a per share exercise price of less than $1.49 will be converted into the right to receive an amount in cash, minus any applicable withholding taxes, equal to the product of (x) the number of shares of Samsonite common stock subject to such option immediately prior to completion and (y) the amount by which $1.49 exceeds the per share exercise price of such option and (B) each option with a per share exercise price equal to or greater than $1.49 will be canceled without the payment of cash or any other consideration.

Upon completion of the merger, each warrant to purchase Samsonite common stock will be canceled and, in the case of warrants having a per share exercise price of less than $1.49, converted into the right to receive an amount in cash, minus any applicable withholding taxes, equal to the product of (x) the number of shares Samsonite common stock subject to such warrant and (y) the amount by which $1.49 exceeds the per share exercise price of such warrant.

In each case, the paying agent will mail within one business day following the effective time a letter of transmittal and instructions for use.

Payment Procedures

Pursuant to the merger agreement, prior to completion of the merger, Cameron will designate a bank or trust company to act as paying agent for payment of the merger consideration to which holders of Samsonite common stock and the warrants consideration to which holders of Samsonite warrants become entitled pursuant to the merger. Samsonite will act as paying agent for the options consideration to which holders of Samsonite stock options become entitled pursuant to the merger. At the closing of the merger, Cameron will deposit with the paying agent cash sufficient to pay the aggregate merger consideration, warrants consideration and options consideration payable.

Within one business day following completion of the merger, the paying agent will mail each Samsonite stockholder of record a letter of transmittal and instructions for use. The paying agent will mail checks for the appropriate amounts of the merger consideration minus any withholding taxes required by law, to the former holders of Samsonite common stock following the paying agent's receipt and processing of Samsonite common stock certificates and properly completed transmittal documents. The instructions to the letter of transmittal will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit of that fact and, if required by Cameron or the paying agent, post a bond in an amount that Cameron may reasonably direct as indemnity against any claim that may be made against it in respect of the certificate. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

Stockholders Seeking Appraisal

The merger agreement provides that those holders of shares of Samsonite common stock who are entitled to demand and properly demand appraisal will not have the right to receive the merger consideration but will receive payment of the fair value of their shares in accordance with Delaware law. If a holder fails to perfect, waives, withdraws or loses his or her right to dissent after completion of the merger, his or her shares will be treated as if they had been converted into and are exchangeable for the right to receive the merger consideration without interest and the stockholder's right to appraisal will be extinguished.

Samsonite must give Cameron prompt notice of any written demands for appraisal and any withdrawal of such demands and the opportunity to participate in all negotiations and proceedings, and Samsonite may not make a payment with respect to a demand for appraisal or settle any such demands without Cameron's prior written consent. Additional details on appraisal rights are described above under "The Merger—Appraisal Rights" beginning on page 26.

Directors and Officers

Upon completion of the merger, the board of directors of Merger Sub immediately prior to completion will become the initial board of directors of the surviving company and the officers of Samsonite immediately prior to completion will become the initial officers of the surviving company.

No Solicitation of Other Offers

The merger agreement provides that Samsonite may not, and may not authorize or permit any of its subsidiaries, or any of its or their respective officers, employees, accountants, consultants, legal counsel, financial advisors or agents or other representatives to, directly or indirectly, (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any company alternative proposal (as defined below), (ii) participate in any negotiations regarding, or furnish to any person any non-public information with respect to, any company alternative proposal or in response to any inquiries or proposals that would reasonably be expected to lead to any company alternative proposal, (iii) engage in discussions with any person with respect to any company alternative proposal, (iv) approve, endorse or recommend any company alternative proposal or (v) enter into any letter of intent or similar document or any agreement or commitment providing for, any company alternative proposal. Samsonite must, and must cause its subsidiaries and their representatives to, immediately terminate all discussions or negotiations with any third party as of July 5, 2007 with respect to any company alternative proposal.

We have agreed to notify Cameron promptly after receipt of any company alternative proposal. In our notice to Cameron, we have agreed to include the identity of the third party making the company alternative proposal, a description of the material terms and conditions of the company alternative proposal, and copies of any substantive written communications and documents relating to the company alternative proposal received by us from the third party making the company alternative proposal.

For the purposes of the merger agreement, "company alternative proposal" means any inquiry, proposal or offer made by any person prior to the receipt of the company stockholder approval for (i) the acquisition of Samsonite by merger, consolidation, recapitalization, business combination or similar transaction, or for a "merger of equals" with Samsonite; (ii) the acquisition by any person of 25% or more of the assets of Samsonite and its subsidiaries, taken as a whole; or (iii) the acquisition by any person of 25% or more of the outstanding shares of Samsonite common stock.

For the purposes of the merger agreement, "company superior proposal" mean a bona fide company alternative proposal contemplating an acquisition of 100% of the outstanding shares of Samsonite common stock or 100% of the assets of Samsonite and its subsidiaries, taken as a whole, made by any person (i) on terms that the board of directors of Samsonite determines in good faith, after consultation with Samsonite's financial and legal advisors, and considering such factors as the board of directors reasonably considers to be appropriate (including legal, financial, regulatory and other aspects of such proposal), would, if consummated, result in a transaction more favorable to Samsonite's stockholders than the transactions contemplated by the merger agreement, (ii) that is reasonably likely to be consummated and (iii) is financed or reasonably capable of being financed by such third party.

If we had received a company alternative proposal before August 2, 2007 which (i) constituted a company superior proposal or (ii) our board of directors determined in good faith, after consultation with our outside financial and legal advisors, after the taking of any of the actions referred to below, could reasonably be expected to result in a company superior proposal, we could have taken the following actions:

•

furnish non-public information to the third party making such company alternative proposal, if, and only if, prior to so furnishing such information to the third party, we had received from the third party an executed confidentiality agreement on terms substantially the same as the confidentiality agreement between Samsonite and Cameron and we had provided copies of the same such information to Cameron, unless such information has previously been provided to Cameron; and

•	engage in discussions or negotiations with the third party with respect to the company alternative proposal.

In response to the receipt of a company alternative proposal before August 2, 2007 that constituted a company superior proposal, the board of directors of Samsonite may have withdrawn, amended or modified the company recommendation if our board of directors had concluded in good faith, after consultation with outside legal counsel, that, in light of the company superior proposal, the failure of our board of directors to effect a company change of recommendation would have been reasonably likely to result in a breach by the directors of their fiduciary obligations to our stockholders under applicable law. [No company superior proposal was received by our board of directors by August 2, 2007.]

Representations and Warranties

The merger agreement contains representations and warranties made by Samsonite to Cameron and Merger Sub, including but not limited to representations and warranties relating to:

•	Organization, good standing, corporate power and authority and other corporate matters of Samsonite and its subsidiaries;
•	Samsonite's certificate of incorporation and by-laws;
•	The capitalization of Samsonite and its subsidiaries;
•	The authorization, execution, delivery and enforceability of the merger agreement;
•	The absence of conflicts or violations under Samsonite's organizational documents, contracts, instruments or law, and required consents and approvals;
•	The reports, schedules, forms, statements and other documents filed by Samsonite with the SEC;
•	The absence of undisclosed liabilities;
•	Samsonite's compliance with law and possession of permits;
•	Employee benefit plans;
•	Investigations and litigation;
•	The information statement;
•	Tax matters;
•	Labor matters;
•	Intellectual property;
•	Samsonite's receipt of a fairness opinion;
•	The required vote of Samsonite's stockholders;
•	Material contracts;
•	Transactions with Samsonite's affiliates;
•	Insurance;

•	Environmental matters;
•	Real estate matters; and
•	The brokers' and finders' fees and other expenses payable by Samsonite with respect to the merger.

The merger agreement also contains representations and warranties made by Cameron and Merger Sub to Samsonite, including but not limited to representations and warranties relating to:

•	Organization, good standing, corporate power and authority and other corporate matters of Cameron and Merger Sub;
•	The capitalization of Merger Sub;
•	The authorization, execution, delivery and enforceability of the merger agreement;
•	The absence of conflicts or violations under Cameron and Merger Sub's organizational documents, contracts, instruments or law, and required consents and approvals;
•	Litigation;
•	Ownership of Samsonite common stock;
•	The brokers' and finders' fees and other expenses payable by Cameron or any of its subsidiaries with respect to the merger;
•	The availability of funds and absence of financing conditions;
•	The absence of facts that would disqualify Cameron or Merger Sub from consummating the transaction; and
•	The relationship of Cameron and Merger Sub to Samsonite pursuant to Section 203 of the DGCL.

Covenants; Conduct of the Business of Samsonite and Cameron Prior to the Completion of the Merger

From the date of the merger agreement through the completion of the merger or, if earlier, the termination of the merger agreement, Samsonite has agreed (and has agreed to cause its subsidiaries) to, among other things:

•	Conduct its business only in the ordinary course or business;
•	Use commercially reasonable efforts to preserve substantially intact their business organizations and good will;
•	Prepare, timely file and pay all taxes (and other tax-related commitments);
•	Maintain compliance with certain employment regulations; and
•	Grant Cameron and to its representatives access to Samsonite and its subsidiaries' properties, contracts, commitments, books and records.

In addition, Samsonite has agreed on behalf of it and its subsidiaries, without prior written consent of Cameron, not to:

•	Authorize or pay any dividends on, or make any distributions with respect to, outstanding shares of Samsonite capital stock;

•	Permit any of its subsidiaries that are not wholly-owned to authorize or pay any dividends on, or make any distribution with respect to, its outstanding shares of capital stock;
•	Split, combine or reclassify any of its capital stock, or issue or authorize or propose the issuance of securities in respect of, in lieu of or in substitution for, shares of its capital stock;
•	Increase the compensation, severance or other benefits payable or to become payable to any current or former directors, officers, employees or consultants;
•

Establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries;

•	Enter into, adopt, amend or terminate any Samsonite benefit plan;
•	Enter into or make any loans to any of its officers, employees, affiliates, agents or consultants;
•	Change accounting policies or procedures or any of its accounting methods;
•	Approve or authorize any action to be submitted to the stockholders for approval that would prevent, impede, interfere with, delay, postpone or adversely affect the merger;
•

Authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to, any mergers, consolidations or business combinations or acquisitions of asset or securities;

•	Amend or propose to amend its or its subsidiaries organizational documents;
•	Issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of any shares in its capital stock;
•	Grant, confer or award any options, warrants, convertible security or rights to acquire any shares of its capital stock;
•	Purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;
•	Incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money;
•	Make any material loans, advances or capital contributions to, or investments in, any other person;
•	Sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any material portion of its properties or assets;
•

Enter into, terminate or amend any Samsonite material contract, except for entering into, terminating or amending license and distribution agreements in the ordinary course (other than Samsonite's top five agreements) or license and distribution agreements between Samsonite and any of its subsidiaries;

•	Make any capital expenditures, except for the capital expenditures not to exceed $23 million in the aggregate and in line with Samsonite's business plan provided to Cameron;
•	Settle or compromise any material actions, suits, inquiries, investigations or proceedings;
•	Make or revoke any material election with regard to taxes or file any material amended tax returns;
•

Make any payment incurred by Samsonite or any of its subsidiaries for fees and expenses related to the initial public offering and the sale processes that have been conducted by the Samsonite, except for the payment of fees and expenses of up to $18.18 million; or

•	Agree to take any of the foregoing actions.

Cameron and Samsonite have agreed to certain exceptions to the foregoing limitations.

In addition, Cameron has agreed on behalf of it and its subsidiaries to conduct its business only in the ordinary course of business, and Cameron has also agreed not to:

•

Authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to any mergers, consolidations or business combinations or acquisitions of assets or securities which would reasonably be expected to have the legal or practical effect of delaying or preventing, or reducing the likelihood of consummation of the merger or the obtaining of any regulatory or other consent or approval contemplated by the merger agreement; or

•	Agree to take any of the foregoing actions or any action that would be reasonably likely to prevent Cameron or Merger Sub from performing its covenants under the merger agreement.

Conditions to the Completion of the Merger

The completion of the merger is subject to certain customary closing conditions, as described more fully below.

Mutual Closing Conditions

Under the merger agreement, each of the party's obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	Twenty calendar days must have elapsed from [•], 2007, the date of mailing of this information statement;
•

No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental entity which prohibits the consummation of the merger and shall continue to be in effect;

•	The applicable waiting period under the HSR Act shall have expired or been terminated and all required approvals shall have been obtained under the EU Merger Control Regulation; and
•	Any other company approvals and Cameron approvals required to be obtained shall have been obtained.

Samsonite Closing Conditions

Under the merger agreement, the obligation of Samsonite to effect the merger is further subject to the satisfaction or waiver of the following conditions:

•

The representations and warranties of Cameron and Merger Sub contained in the merger agreement must be true and correct when made and at and as of the effective time of the merger, except where any such failure of the representations and warranties to be true and correct would not reasonably be expected to significantly impair or delay the consummation of the transactions contemplated by the merger agreement;

•

Cameron and Merger Sub have performed in all material respects all obligations and complied with all material covenants required by the merger agreement to be performed or complied with by it prior to the effective time of the merger; and

•

Cameron has delivered to Samsonite a certificate, dated the effective time and signed by its Chief Executive Officer or any Executive Vice President, certifying that the two immediately preceding conditions have been satisfied.

Cameron Closing Conditions

Under the merger agreement, the obligations of Cameron and Merger Sub to effect the merger are further subject to the satisfaction or waiver of the following conditions:

•

The representations and warranties of Samsonite contained in the merger agreement must be true and correct as of the effective time as though made on and as of the effective time, except: (i) for changes specifically permitted by the terms of the merger agreement, (ii) that those representations and warranties which address matters only as of a particular date must be true and correct as of such particular date, and (iii) where the failure to be so true and correct, when taken together and disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, would not reasonably be expected to have a material adverse effect;

•

The representations and warranties of Samsonite contained in the merger agreement relating to capitalization and indebtedness must be true and correct as of the effective time as though made on and as of the effective time;

•

Samsonite has performed in all material respects all obligations and complied with all material covenants required by the merger agreement to be performed or complied with by it prior to the effective time of the merger at or prior to the effective time of the merger; and

•

Samsonite will have delivered to Cameron a certificate, dated the effective time and signed by its Chief Executive Officer or any Executive Vice President, certifying that the three immediately preceding conditions have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger be abandoned, at any time prior to completion of the merger:

•	By mutual written consent of Cameron and Samsonite;
•	By either Cameron or Samsonite, if:
o

Completion has not occurred on or before November 2, 2007 and the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has proximately caused the failure to consummate the merger; or

o	If an order, decree, ruling or injunction has been entered permanently restraining,

enjoining or otherwise prohibiting the consummation of

the merger and the party seeking to terminate the merger agreement has used all reasonable efforts to remove such order, decree, ruling or injunction;

•	By Samsonite:
o

In order to concurrently enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a company superior proposal received by August 2, 2007 so long as (i) Samsonite provides Cameron with at least five business days prior written notice and (ii) during the period of five business days following receipt of the notice, if requested by Cameron, Samsonite and its representatives engage in good faith negotiations with Cameron and its representatives over amendments or modifications to the agreement proposed by Cameron;

o

If Cameron has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement which breach or failure to perform would result in a failure of a closing condition and cannot be cured by the termination date, provided Samsonite will give Cameron written notice, delivered at least forty-five days prior to such termination; or

o

If the merger has not been consummated within nine business days of the first date upon which all conditions are satisfied and at the time of such termination such conditions continue to be satisfied; or

•	By Cameron, if:
o	The principal stockholders have failed to deliver their consents; or
o

Samsonite has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement which breach or failure to perform would result in a failure of a closing condition and cannot be cured by the termination date, provided Cameron will give Samsonite written notice, delivered at least forty-five days prior to such termination.

Effect of Termination

In the event that the merger agreement is terminated by either Samsonite or Cameron, there will be no liability or obligation on the part of Samsonite or Cameron to the other, other than in the case of certain limited provisions.

Termination Fee

We have agreed to pay to Cameron a $50 million termination fee, if the merger agreement is terminated:

•

By Cameron, because we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the merger agreement and within twelve months after such termination, an agreement in principle, acquisition agreement or other similar binding agreement with respect to a qualifying transaction (as defined below) shall have been entered into with any person other than Cameron or any of its affiliates or associates;

•	By us, pursuant to our entry into a company superior proposal; or
•	By Cameron, if the principal stockholders shall have failed to deliver the principal stockholder consents.

For purposes of the merger agreement, "qualifying transaction" means any (i) acquisition of Samsonite by merger or business combination transaction, or for a "merger of equals" with us; (ii) acquisition by any person (other than Cameron, any of its subsidiaries or their affiliates or associates) of 50% or more of our and our subsidiaries' assets, taken as a whole; or (iii) acquisition by any person of 50% or more of the outstanding shares of Samsonite common stock.

Reverse Termination Fee

Cameron has agreed to pay us a $50 million termination fee plus reimbursement for a portion of the expenses incurred by us as a result of our strategic process, if we terminate the merger agreement because the merger has not been consummated within nine business days of the first date upon which all closing conditions (except for receipt of the certificate from the Chief Executive Officer or Executive Vice President) are satisfied, and at the time of such termination such conditions continue to be satisfied.

Amendment, Extension and Waiver

At any time prior to the completion of the merger, Samsonite and Cameron may extend the time for the performance of any of the obligations or acts of the other party or may waive any inaccuracies in the representations and warranties of the other party contained in or delivered pursuant to the merger agreement, or waive compliance with any of the agreements or conditions of the other party contained in the merger agreement, if such extension or waiver is set forth in writing and signed on behalf of such party.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the OTC Bulletin Board under the symbol "SAMC.OB."

The following table sets forth, for the fiscal quarters indicated, dividends and the high and low intraday sales prices per share of Samsonite common stock as reported on the OTC Bulletin Board.

		Common Stock

	Low	High	Dividends Declared
FISCAL YEAR ENDED JANUARY 31, 2006
First Quarter	$0.55	$1.50	$
Second Quarter	$0.75	$1.04	$
Third Quarter	$0.55	$0.90	$
Fourth Quarter	$0.58	$0.95	$
FISCAL YEAR ENDED JANUARY 31, 2007			$
First Quarter	$0.79	$1.16	$
Second Quarter	$0.82	$1.31	$
Third Quarter	$0.80	$1.05	$
Fourth Quarter	$0.83	$1.21	$0.234651
FISCAL YEAR ENDING JANUARY 31, 2008
First Quarter	$0.95	$1.15	$
Second Quarter	$1.07	$1.45	$
Third Quarter (through [•], 2007)	$•	$•	$

Note: The above table reflects the high and low intra-day sales prices as reported by Bloomberg.

The closing sale price of our common stock on the OTC Bulletin Board on July 3, 2007, the last trading day prior to the announcement of the merger, was $1.33. The $1.49 per share to be paid for each share of our common stock in the merger represents a premium of approximately 12% to the closing price on July 3, 2007.

On [•], 2007, the date prior to the printing of this information statement, the closing price for our common stock on the OTC Bulletin Board was $[•] per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information about persons known to Samsonite to be the beneficial owner of more than 5% of Samsonite's common stock, and as to the beneficial ownership of Samsonite's common stock by each of its directors and named executive officers and all of its directors and executive officers as a group, as of July 5, 2007. Except as otherwise indicated, to Samsonite's knowledge, the persons identified below have sole voting and sole investment power with respect to shares they own of record.

Unless otherwise noted, the address of each stockholder is c/o Samsonite Corporation, 575 West Street, Mansfield, Massachusetts 02048, United States.

Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent(a)
Ares Management LLC 1999 Avenue of the Stars Suite 1900 Los Angeles, California 90067	289,647,429(b)	38.23%
Bain Capital (Europe) L.P. c/o Bain Capital, LLC 111 Huntington Avenue Boston, Massachusetts 02199	179,078,398(c)	24.13%
Ontario Teachers' Pension Plan Board 5650 Yonge Street, 5th Floor Toronto, Ontario M2M 4H5	179,078,398(d)	24.13%
Marcello Bottoli	24,113,735(e)	3.2%
Richard H. Wiley	4,402,218(f)	*
Marc Matton	2,072,642(g)	*
Ramesh Tainwala	1,659,000(h)	*
Quentin Mackay	1,650,000(i)	*
Ferdinando Grimaldi Quartieri	—(j)	*
Charles J. Philippin	—	*
Antony P. Ressler	—(k)	*
Lee Sienna	—(l)	*
Donald L. Triggs	—	*
Richard T. Warner	—	*
Melissa Wong Bethell	—(j)	*
(m)
Jeffrey B. Schwartz	—(m)	*
John Allan	—	*
All directors and executive officers as a group (20 persons)	42,995,415	5.58%

* Less than 1.0%.

(a)

Ownership percentages are calculated in the following manner. The numerator consists of each beneficial owner's holdings, options held that are exercisable as of May 1, 2007 and, for our principal stockholders, warrants to purchase shares of Samsonite common stock. The denominator is the sum of (i) all outstanding shares of Samsonite common stock and (ii) all options and/or warrants that are held by such beneficial owner and were exercisable as of May 1, 2007.

(b)

Includes shares of Samsonite common stock beneficially owned by Ares Management LLC, which we refer to as Ares, and certain of its affiliates. Ares has reported shared voting and dispositive power with respect to all of the shares of Samsonite common stock and warrants to purchase such common stock beneficially owned by Ares Corporate Opportunities Fund, L.P., Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P., each of which is managed by affiliates of Ares. Includes warrants to purchase 15,515,892 shares of Samsonite common stock exercisable as of May 1, 2007 and also includes further warrants to purchase 71,690 shares of Samsonite common stock as of May 1, 2007.

(c)

Includes warrants to purchase 71,690 shares of Samsonite common stock exercisable as of May 1, 2007. Bain Capital Investors, LLC is the managing member and manager of Bain Capital (Europe) L.P., and has voting and dispositive control with respect to all shares of Samsonite common stock held by Bain Capital (Europe) L.P.

(d)	Includes warrants to purchase 71,690 shares of Samsonite common stock exercisable as of May 1, 2007.
(e)	Includes shares of Samsonite common stock held by Mr. Bottoli and options held by Stonebridge Development Limited to purchase 18,000,000 shares of Samsonite common stock exercisable as of May 1, 2007.
(f)	Includes options to purchase 3,376,250 shares of Samsonite common stock exercisable as of May 1, 2007.
(g)	Includes options to purchase 1,687,500 shares of Samsonite common stock exercisable as of May 1, 2007.
(h)	Includes options to purchase 1,659,000 shares of Samsonite common stock exercisable as of May 1, 2007.
(i)	Includes options to purchase 1,650,000 shares of Samsonite common stock exercisable as of May 1, 2007.
(j)	Mr. Quartieri is a managing director of Bain Capital Ltd., and Ms. Bethell is a Principal

of Bain Capital Ltd. Bain Capital Investors, LLC, which is associated with

Bain Capital Ltd., is the managing member and manager of Bain Capital (Europe) L.P. By virtue of these relationships, Mr. Quartieri and Ms. Bethell may be deemed to share voting and dispositive control of all shares of Samsonite common stock held by Bain Capital (Europe) L.P., but both Mr. Quartieri and Ms. Bethell disclaim beneficial ownership of those shares.

(k)	Does not include the shares of Samsonite common stock held by Ares and its affiliates, of which Mr. Ressler disclaims beneficial ownership.
(l)

Does not include the shares of Samsonite common stock held by Ontario Teachers' Pension Plan Board, which we refer to as OTPP, of which Mr. Sienna, a Vice President of the private equity group of OTPP, disclaims beneficial ownership.

(m)	On May 18, 2007, Ms. Bethell and Mr. Schwartz resigned as directors of Samsonite.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the "Reform Act") provides a safe harbor for forward-looking statements made by or on behalf of Samsonite. Samsonite and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in Samsonite's filings with the SEC and in its reports to stockholders. Generally, the inclusion of the words "believe", "expect," "intend," "estimate," "anticipate," "will," "project," "plan" and words or terms of similar substance identify statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to come within the safe harbor protection provided by those sections. All statements addressing operating performance, events or developments that Samsonite expects or anticipates will occur in the future, including statements relating to advertising and marketing strategy, sourcing strategy, sales growth, earnings or earnings per share growth and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are and will be based upon management's then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Samsonite undertakes no obligation and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events, or otherwise.

By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons.

Forward-looking statements are only estimates or predictions and are not guarantees of performance. These statements are based on Samsonite's management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the merchandise Samsonite sells, the introduction of new merchandise, store opening costs, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond Samsonite's ability to control or predict.

In addition, the statements in this information statement are made as of [•], 2007. We expect that subsequent events or developments will cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to [•], 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website located at www.sec.gov, which contains reports, proxy statements and other information regarding companies that file electronically with the SEC.

Pursuant to the rules of the SEC, services that deliver Samsonite's communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of Samsonite's information statement, unless Samsonite has received contrary instructions from one or more of the stockholders. Upon written or oral request, Samsonite will promptly deliver a separate copy of the information statement to any stockholder at a shared address to which a single copy of the information statement was delivered. Multiple stockholders sharing the same address may also notify Samsonite if they wish to receive separate copies of Samsonite's communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify Samsonite of their requests by calling or writing Investor Relations, Samsonite Corporation, 11200 E. 45th Avenue, Denver, CO 80239, United States, telephone (303) 373-6639.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized anyone to provide you with any additional information. This information statement is dated as of the date listed on the cover page of this information statement. You should not assume that the information contained in this information statement is accurate as of any date other than such date, and neither the mailing of this information statement to Samsonite's stockholders nor the payment of the merger consideration shall create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Among

CAMERON 1 S.A.R.L.,

CAMERON ACQUISITIONS CORPORATION

and

SAMSONITE CORPORATION

Dated as of July 5, 2007

TABLE OF CONTENTS

Page

Article I THE MERGER

Section 1.1	The Merger	A-1
Section 1.2	Closing	A-1
Section 1.3	Effective Time	A-2
Section 1.4	Effects of the Merger	A-2
Section 1.5	Certificate of Incorporation and By-laws of the Surviving Company	A-2
Section 1.6	Directors and Officers	A-2

Article II CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1	Effect on Stock	A-2
Section 2.2	Surrender and Payment	A-5

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1	Qualification, Organization, Etc	A-9
Section 3.2	Capital Stock	A-10
Section 3.3	Corporate Authority Relative to this Agreement; No Violation	A-11
Section 3.4	Reports and Financial Statements	A-12
Section 3.5	No Undisclosed Liabilities	A-13
Section 3.6	No Violation of Law; Permits	A-14
Section 3.7	Employee Benefit Plans	A-14
Section 3.8	Absence of Certain Changes or Events	A-16
Section 3.9	Investigations; Litigation	A-16
Section 3.10	Information Statement; Other Information	A-17
Section 3.11	Tax Matters	A-17
Section 3.12	Labor Matters	A-19
Section 3.13	Intellectual Property	A-20
Section 3.14	Opinion of Financial Advisor	A-20
Section 3.15	Required Vote of the Company Stockholders	A-21
Section 3.16	Material Contracts	A-21
Section 3.17	Transactions with Affiliates	A-21
Section 3.18	Insurance	A-21
Section 3.19	Environmental Matters	A-21
Section 3.20	Real Estate Matters	A-22
Section 3.21	Finders or Brokers	A-22

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT

Section 4.1	Qualification; Organization, Etc	A-23
Section 4.2	Capitalization of Merger Sub	A-23
Section 4.3	Corporate Authority Relative to this Agreement; No Violation	A-23
Section 4.4	Litigation	A-24
Section 4.5	Information Statement; Other Information	A-24
Section 4.6	Lack of Ownership of the Company Common Stock	A-25

A-ii

Section 4.7	Finders or Brokers	A-25
Section 4.8	Availability of Funds	A-25
Section 4.9	No Disqualification	A-25
Section 4.10	Section 203 of the DGCL	A-25
Section 4.11	Disclaimer of Other Representations and Warranties	A-26

Article V COVENANTS AND AGREEMENTS

Section 5.1	Conduct of Business by the Company or Parent	A-26
Section 5.2	Transfer Taxes	A-31
Section 5.3	Investigation	A-31
Section 5.4	No Solicitation	A-31
Section 5.5	Preparation of Information Statement	A-33
Section 5.6	Employee Matters	A-34
Section 5.7	Notification of Certain Matters	A-35
Section 5.8	Filings; Other Action	A-35
Section 5.9	Takeover Statute	A-36
Section 5.10	Financing	A-37
Section 5.11	Public Announcements	A-38
Section 5.12	Indemnification and Insurance	A-38
Section 5.13	Section 16 Matters	A-39
Section 5.14	Control of Operations	A-39

Article VI CONDITIONS TO THE MERGER

Section 6.1	Conditions to Each Party's Obligation to Effect the Merger	A-40
Section 6.2	Conditions to Obligation of the Company to Effect the Merger	A-40
Section 6.3	Conditions to Obligation of Parent to Effect the Merger	A-41
Section 6.4	Frustration of Closing Conditions	A-41

Article VII TERMINATION

Section 7.1	Termination or Abandonment	A-41
Section 7.2	Termination Fees	A-43
Section 7.3	Amendment or Supplement	A-44

Article VIII MISCELLANEOUS

Section 8.1	No Survival of Representations and Warranties	A-45
Section 8.2	Expenses	A-45
Section 8.3	Certain Defined Terms	A-45
Section 8.4	Counterparts; Effectiveness	A-46
Section 8.5	Governing Law	A-46
Section 8.6	Submission to Jurisdiction	A-46
Section 8.7	Specific Performance	A-46
Section 8.8	Waiver of Jury Trial	A-46
Section 8.9	Notices	A-46
Section 8.10	Assignment; Binding Effect	A-48
Section 8.11	Severability	A-48

A-iii

Section 8.12	Entire Agreement; No Third-Party Beneficiaries	A-48
Section 8.13	Headings	A-48
Section 8.14	Interpretation	A-48
Section 8.15	Extension of Time, Waiver, Etc	A-49

EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Equity Commitments

A-iv

INDEX OF DEFINED TERMS

affiliate	A-45	Hazardous Substances	A-22
Agreement	A-1	HSR Act	A-12
Ares Warrant Agreement	A-4	Indemnified Parties	A-38
associate	A-45	Information Statement	A-17
Bank Boston Warrant Agreement	A-4	Intellectual Property	A-20
business day	A-45	IRS	A-19
CB Employees	A-34	knowledge	A-45
Certificate of Merger	A-2	Laws	A-14
Closing	A-1	Lien	A-12
Closing Date	A-1	Loan Agreements	A-25
Company	A-1	Material Adverse Effect	A-9
Company Alternative Proposal	A-32	Maximum Amount	A-39
Company Approvals	A-12	Merger	A-1
Company Benefit Plans	A-14	Merger Consideration	A-2
Company Change of Recommendation	A-32	Merger Sub	A-1
Company Common Stock	A-2	New Plans	A-34
Company Disclosure Schedule	A-9	Non-CB Employees	A-34
Company Employees	A-19	Old Plans	A-34
Company Material Contract	A-21	Option Plans	A-10
Company Permits	A-14	Options Consideration	A-3
Company Preferred Stock	A-10	Parent	A-1
Company SEC Documents	A-12	Parent Approvals	A-24
Company Stock Awards	A-11	Parent Review Period	A-42
Company Stock Option	A-3	person	A-45
Company Stockholder Approval	A-21	Principal Stockholder	A-1
Company Superior Proposal	A-33	Principal Stockholder Consent	A-1
Confidentiality Agreement	A-31	Qualifying Transaction	A-44
control	A-45	Regulatory Law	A-36
Data Room	A-27	Representatives	A-31
Defaulting Party	A-44	SEC	A-12
Delaware Court	A-46	Subsequent Company SEC Documents	A-12
DGCL	A-1	Subsidiary	A-45
Dissenting Shares	A-5	Superior Proposal Notice	A-42
EC Merger Regulation	A-36	Surviving Company	A-1
Effective Time	A-2	Tax Authority	A-19
Environmental Laws	A-22	Tax Return	A-19
Equity Commitments	A-25	Taxes	A-19
ERISA	A-14	Termination Date	A-41
ERISA Affiliate	A-16	Treasury Regulations	A-19
Exchange Act	A-12	WARN	A-20
Financing Agreements	A-25	Warrant Agreements	A-4
Foreign Benefit Plan	A-16	Warrants	A-4
GAAP	A-9	Warrants Consideration	A-4
Governmental Entity	A-12	Written Consent and Voting Agreement	A-1

A-v

AGREEMENT AND PLAN OF MERGER, dated as of July 5, 2007 (the "Agreement"), among Cameron 1 S.a.r.l., a Luxembourg corporation ("Parent"), Cameron Acquisitions Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent ("Merger Sub"), and Samsonite Corporation, a Delaware corporation (the "Company").

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"); and

WHEREAS, concurrent with the execution of this Agreement, as an inducement to Parent's willingness to enter into this Agreement and incur the obligations set forth herein, certain of the Company's stockholders, who beneficially or of record hold an aggregate of approximately 85% of the outstanding shares of Company Common Stock (each, a "Principal Stockholder"), have entered into a Written Consent and Voting Agreement, dated as of the date hereof, with Parent (the "Written Consent and Voting Agreement"), pursuant to which, upon the terms set forth therein, such stockholders have agreed to take specified actions in furtherance of the Merger, including executing and delivering written consents (each, a "Principal Stockholder Consent") under Section 288 of the DGCL pursuant to which this Agreement and the Merger are adopted in accordance with Section 251(c) of the DGCL immediately following the execution and delivery of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company (the "Surviving Company") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

Section 1.2            Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time in Delaware, on a date to be specified by the parties (the "Closing Date") which shall be no later than sixth business days after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE VI (other than those that, by their terms, are to be satisfied by action at the Closing, but subject to such satisfaction or waiver) at the offices of Skadden, Arps, Slate, Meagher and Flom (UK) LLP, 40 Bank Street, Canary Wharf, London, England, E14 5DS.

Section 1.3            Effective Time. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of the State of Delaware a certificate of merger, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, a form of which is attached hereto as Exhibit A (the "Certificate of Merger"). The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the "Effective Time").

Section 1.4            Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

Section 1.5            Certificate of Incorporation and By-laws of the Surviving Company. Subject to Section 5.12, at the Effective Time, (a) the certificate of incorporation of the Surviving Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Company shall be "Samsonite Corporation", and (b) the by-laws of the Surviving Company shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub's name shall be replaced by references to "Samsonite Corporation".

Section 1.6            Directors and Officers. The Board of Directors of Merger Sub immediately prior to the Effective Time shall be the initial Board of Directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1            Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)       Conversion of Company Common Stock. Subject to Section 2.1(f) and Section 2.1(g), each issued and outstanding share of common stock, par value $0.01 per share ("Company Common Stock"), of the Company (other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares (to the extent provided in Section 2.1(g)) shall thereupon be converted into and shall thereafter represent the right to receive an amount in cash equal to $1.49, without interest (the "Merger Consideration").

(b)	Company Stock Options.

(i)    Each unexercised option to purchase or acquire shares of Company Common Stock under the Option Plans (each such option, a "Company Stock Option"), including unvested Company Stock Options, shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder thereof, be canceled, and, (A) in the case of a Company Stock Option having a per share exercise price less than the Merger Consideration, such option shall be converted into the right to receive from the Surviving Company an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (y) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, and (B) in the case of a Company Stock Option having a per share exercise price (the "Options Consideration") equal to or greater than the Merger Consideration, such option shall be canceled without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option. The Company shall take such actions as may be necessary to accelerate the vesting of all Company Stock Options that are not vested Company Stock Options as of the Effective Time.

(ii)   All payments with respect to canceled Company Stock Options shall be made by the Paying Agent (and Parent and the Surviving Company shall cause Paying Agent to make such payments) as promptly as practicable after the Effective Time from the Exchange Fund. Such payments shall be accompanied by a letter from the Paying Agent explaining how the payment amounts with respect to the canceled Company Stock Options were determined.

(iii) Prior to the Effective Time, the Company shall take such actions as may be necessary (to the extent permitted under applicable Law) to cause any transactions contemplated by this Section 2.1(b) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(iv) (A) The Option Plans shall terminate as of the Effective Time and all rights in and the provisions of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (B) the Company shall adopt such resolutions and take such other commercially reasonable actions such that following the Effective Time no participant in the Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Company or any Subsidiary thereof. No additional Company Stock Options or other equity based awards shall be granted pursuant to the Option Plans or otherwise after the date hereof.

(v)   Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options a letter describing the treatment and payment for such Company Stock Options pursuant to this Section 2.1 and providing instructions for obtaining such payment.

(vi) The Board of Directors of the Company shall adopt such resolutions and take such other commercially reasonable actions as may be required or appropriate such that, upon the Effective Time, each Company Stock Option and Option Plan is treated in accordance with this Section 2.1.

(c)       Warrants. The warrants (the "Warrants") issued pursuant to the Amended and Restated Warrant Agreement between Ares Leveraged Investment Fund, L.P. and the Company (the "Ares Warrant Agreement") and the Warrant Agreement, dated as of June 24, 2008, between the Company and Bank Boston, N.A., as amended (the "Bank Boston Warrant Agreement," and together with the Ares Warrant Agreement, the "Warrant Agreements") shall be canceled and converted into the right to receive an amount (subject to any applicable withholding tax) in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Warrants immediately prior to the Effective Time and (ii) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Warrants (the "Warrants Consideration"). All payments with respect to the Warrants shall be made by the Paying Agent (and Parent and the Surviving Company shall cause the Paying Agent to make such payments) as promptly as reasonably possible after the Effective Time from the Exchange Fund. Prior to the Effective Time, the Company shall deliver to the holders of the Warrants notices setting forth such holders' rights pursuant to this Agreement. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of Warrants a letter of transmittal and instructions for use in obtaining the value of the Warrants as contemplated by this Section 2.1(c).

(d)      Treasury Shares; Parent- and Merger Sub-Owned Shares. Each share of Company Common Stock held in treasury of the Company and each share of Company Common Stock that is owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e)       Conversion of Merger Sub Common Stock. Each issued and outstanding share of the common stock, par value of $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value of $0.01 per share, of the Surviving Company.

(f)       Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted; provided, however, that nothing contained herein shall be deemed to permit any action that the Company is otherwise prohibited from taking pursuant to this Agreement.

(g)      Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, other than Section 2.1(g)(ii), any shares of Company Common Stock held by a holder who has properly exercised appraisal rights for such shares pursuant to Section 262 of the DGCL and who, as of the Effective Time, has

not effectively withdrawn or lost or failed to perfect such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.1(a), but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Company or of a stockholder of Parent.

(ii)   Notwithstanding the provisions of Section 2.1(g)(i), if any holder of shares of Company Common Stock who demands appraisal for such shares in accordance with the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration as set forth in Section 2.1(a) of this Agreement, without any interest thereon.

(iii) The Company shall give Parent (A) prompt notice of any written demands for appraisal rights of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal rights and (B) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal rights of Company Common Stock or offer to settle or settle any such demands.

Section 2.2	Surrender and Payment.

(a)       Paying Agent. Prior to the Effective Time, Parent shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to the Company), a bank or trust company that is reasonably satisfactory to the Company to act as agent for the holders of Company Common Stock and holders of the Company Stock Options and Warrants in connection with the Merger (the "Paying Agent") and to receive the payment of the Merger Consideration, the Options Consideration and the Warrants Consideration, respectively, to which such holders shall become entitled Pursuant to this Article II. At the Closing, Parent shall deposit with the Paying Agent, for the benefit of the stockholders, Options holders and Warrant holders of the Company, cash in an amount sufficient for the payment of the aggregate Merger Consideration payable pursuant to this Article II (assuming no Dissenting Shares) in respect of all shares of Company Common Stock outstanding as of the Effective Time, the aggregate Options Consideration payable pursuant to Section 2.1(b) and the aggregate Warrants Consideration payable pursuant to Section 2.1(c) (the "Exchange Fund"). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration payable pursuant to this Article II, the Options Consideration payable pursuant to Section 2.1(b) and the Warrants Consideration payable pursuant to Section 2.1(c) in each case, out of the Exchange Fund.

(b)	Exchange Procedures.

(i)    Within one business day following the Effective Time, the Paying Agent shall mail:

(1)        to each record holder, as of immediately prior to the Effective Time, of (1) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") or (2) shares of Company Common Stock represented by book-entry ("Book-Entry Shares"), a customary letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 2.1(a);

(2)        to each holder of a Company Stock Option as of the Effective Time (1) a letter describing the treatment and payment for such Company Stock Option, and (2) instructions for effecting the surrender of such Company Stock Option in exchange for the Options Consideration set forth in Section 2.1(b);

(3)        To each holder of a Warrants as of the Effective Time (1) a customary letter of transmittal and (2) instructions for use in effecting the surrender of the Warrants in exchange for payment of the Warrants Consideration set forth in Section 2.1(c); and

(ii)  Each former stockholder of the Company, upon surrender to the Paying Agent of a Certificate or Book-Entry Shares together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, shall be entitled to receive by check or, if such amount is in excess of $500,000, by wire transfer or delivery of other immediately available funds, an amount of U.S. dollars (after giving effect to any required withholdings pursuant this Section 2.2(c)) equal to the amount of Merger Consideration into which such holder's shares of Company Common Stock represented by such holder's properly surrendered Certificates or Book-Entry Shares were converted in accordance with this Article II. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Company Common Stock such amounts as Parent or the Paying Agent are required to withhold or deduct under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Paying Agent. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares under the provisions of this Article II.

(iii) Upon cancellation of a Company Stock Option, together with the delivery of the Option Surrender Agreement, duly executed, and any other documents reasonably required by the Surviving Company or the Paying Agent, the holder of the Company Stock Option shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive pursuant to the provisions of Section 2.1(b)(i).

(iv) Upon cancellation of a Warrant, together with the delivery of the letter of transmittal, duly executed, and any other documents reasonably required by the Surviving Company or the Paying Agent, the holder of the Warrant shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive pursuant to the provisions of Section 2.1(c).

(c)	Termination of Rights.

(i)    The Merger Consideration paid in accordance with the terms of this Article II shall be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book Entry Shares, subject, however, to the Surviving Company's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by the Company on such shares of Company Common Stock in compliance with Section 5.1(d)(i) which remain unpaid at the Effective Time.

(ii)  The cancellation of a Company Stock Option in exchange for the Options Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option.

(iii) The cancellation of a Warrant in exchange for the Warrants Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Warrant.

(d)       No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book Entry Shares, subject, however, to the Surviving Company's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by the

Company on such shares of Company Common Stock which remain unpaid at the Effective Time.

(e)       Termination of Payment Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for nine (9) months after the Effective Time shall be delivered to Parent upon demand, and any holders of the Certificates or Book Entry Shares, Company Stock Options or Warrants who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration, Options Consideration or Warrants Consideration, respectively.

(f)       Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Company of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Company or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by Law.

(g)       No Liability. None of the Company, Parent, Merger Sub, the Surviving Company or the Paying Agent shall be liable to any person in respect of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate, Book Entry Share, Company Stock Option or Warrant shall not have been surrendered prior to such date on which any Merger Consideration, Options Consideration or Warrants Consideration in respect of such Certificate, Book Entry Share, Company Stock Option or Warrant would otherwise escheat to or become the property of any Governmental Entity, any such such shares, cash, dividends or distributions in respect of such Certificate, Book Entry Share, Company Stock Option or Warrant shall, to the extent permitted by applicable Law, become the property of the Surviving Company, and any holders of the Certificates, Book Entry Share, Company Stock Option or Warrant who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for payment of their claim for Merger Consideration, Options Consideration or Warrants Consideration.

(h)      Investment of Exchange Fund. Parent shall cause the Paying Agent to invest the funds deposited with the Paying Agent in accordance with Section 2.2(a) in a money market fund registered under the Investment Company Act of 1940, as amended, the principal of which is invested solely in obligations issued or guaranteed by the U.S. Government and repurchase agreements in respect of such obligations. Any interest and other income resulting from such investment shall be the property of, and shall be paid to, Parent. Any losses resulting from such investment shall not in any way diminish Parent's and Merger Sub's payment obligation under Section 2.1(a), (b) and (c).

(i)       Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents or in the corresponding section of the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Schedule") (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1	Qualification, Organization, Etc.

(a)       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties and assets or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As used in this Agreement, any reference to a "Material Adverse Effect" means any state of facts, event, circumstance, change or effect that has had a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but shall not include any state of facts, events, circumstances, changes or effects (i) (A) generally affecting air travel, the travel industry or any other industry in the United States or in other countries in which the Company or its Subsidiaries conduct business, including regulatory and political developments, so long as such state of facts, events, circumstances, changes or effects do not have a materially disproportionate effect on the Company and its Subsidiaries as compared to other companies in the industries in which the Company and its Subsidiaries operate, (B) generally affecting the economic, political or financial market conditions in the United States or in other countries in which the Company or its Subsidiaries conduct business, including changes in interest or exchange rates, so long as such state of facts, events, circumstances, changes or effects do not have a materially disproportionate effect on the Company and its Subsidiaries as compared to other companies in the industries in which the Company and its Subsidiaries operate, (C) resulting from ordinary seasonal fluctuation affecting the Company or its Subsidiaries, (D) resulting from changes in U.S. generally accepted accounting principles ("GAAP") or the accounting rules and regulations of the SEC, (E) resulting from any acts of God, any acts of terrorism, war or hostilities, so long as such state of facts, events, circumstances, changes or effects do not have a materially disproportionate effect on the Company and its Subsidiaries as compared to other companies in the industries in which the Company and its Subsidiaries operate, (F) resulting from any action taken by Parent or its affiliates with respect to the transactions contemplated hereby, (G) resulting from any failure to meet internal or published projections, estimates or forecasts of revenues, earning, or other measures of financial or operating performance for any period (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) or (I) resulting from any matter reserved for in the consolidated financial statements included in the Company SEC Documents, (ii) resulting from the negotiation or announcement of this Agreement and the transactions contemplated hereby, including any such state of facts, events, circumstances, change or effect that adversely affects the Company's and/or its Subsidiaries' relationships with its customers or suppliers, or (iii) resulting from actions taken by the Company and its Subsidiaries with the consent of Parent either by virtue of their inclusion in Section 5.1 of the Company Disclosure Schedule or in writing following the date hereof pursuant to Section 5.1(d) of this Agreement. The copies of the Company's certificate of incorporation and by-laws which have been delivered or made available to Parent are complete and correct copies thereof, each as amended through the date hereof. The Company is not in violation of any provision of its certificate of incorporation or by-laws.

(b)      Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company's Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification.

Section 3.2	Capital Stock.

(a)       The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of July 1, 2007, (i) 742,430,474 shares of Company Common Stock were issued and outstanding, (ii) options and other awards to acquire an aggregate of 71,637,140 shares of Company Common Stock were outstanding under the Company's 1995 Stock Option and Incentive Award Plan and FY 1999 Stock Option and Incentive Award Plan (the "Option Plans"), (iii) 15,515,892 shares of Company Common Stock were reserved for issuance pursuant to the Ares Warrant Agreement, (iv) 1,061,012 shares of Company Common Stock were reserved for issuance pursuant to the Bank Boston Warrant Agreement, and (v) no shares of Company Preferred Stock were issued or outstanding. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as noted in clauses (ii), (iii) and (iv) above, shall be, when issued in accordance with the Option Plans or Warrant Agreements, as applicable, duly authorized, validly issued and fully paid and non-assessable and free of pre-emptive rights. Neither the Company nor any of its Subsidiaries directly or indirectly owns any shares of Company Common Stock.

(b)      Except as set forth in Section 3.2(a), as of the date hereof: (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after April 30, 2007, but were reserved for issuance as set forth in Section 3.2(a), and (ii) subject to immaterial exceptions with respect to the Company's Subsidiaries, there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the

Company or securities convertible into or exchangeable for such shares or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

(c)       Section 3.2(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of June 30, 2007 held outstanding awards to acquire shares of Company Common Stock (the "Company Stock Awards") under the Option Plans, indicating, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the exercise price, date of grant and vesting schedule thereof.

(d)       Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter.

(e)       Except for the stockholders agreements filed as exhibits to the Company's most recent Annual Report on Form 10-K, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.3            Corporate Authority Relative to this Agreement; No Violation.

(a)       The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the (i) Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are fair to and in the best interest of the Company and its stockholders and to recommend to such stockholders that they adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies).

(b)       Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Exchange Act of 1934 (the "Exchange Act"), (iii) the

Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (iv) any applicable non-U.S. competition, antitrust and investment Laws and (vi) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the "Company Approvals"), no authorization, consent or approval of, or filing with, any U.S. or foreign governmental or regulatory agency, commission, court, body, entity or authority (each a "Governmental Entity") is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or significantly impair or delay the consummation of the transactions contemplated hereby.

(c)       Subject to the receipt of the Company Approvals, the execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness, credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien") upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws, in each case as amended, of the Company, (iii) materially conflict with or result in a material violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of any of the Company's Subsidiaries or (iv) conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iv), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4	Reports and Financial Statements.

(a)       The Company has filed all forms, documents and reports required to be filed prior to the date hereof by it under the Exchange Act with the U.S. Securities and Exchange Commission (the "SEC") since January 31, 2006 (together with the most recently filed S-1 Registration Statement of the Company, the "Company SEC Documents"). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects, and all documents required to be filed by the Company under the Exchange Act with the SEC after the date hereof and prior to the Effective Time (the "Subsequent Company SEC Documents") will comply in all material respects, with the requirements of the Exchange Act and the applicable rules and regulations promulgated thereunder.

(b)      The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects, and included in the Subsequent Company SEC Documents will fairly present in all material respects, the consolidated financial position of the Company and its consolidated

Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal period-end review or audit adjustments) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since January 31, 2007, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c)       As of January 31, 2007, the Company's principal executive officer and its principal financial officer have (i) devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and the rules and regulations under the Exchange Act, and (ii) disclosed to the Company's auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's or any of its Subsidiaries' ability to record, process, summarize and report financial information and (B) any fraud of which the Company has knowledge, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); to the Company's knowledge, such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries required to be included in the Company's periodic reports under the Exchange Act, is made known to the Company's principal executive officer and its principal financial officer by others within the Company or any of its Subsidiaries, and, to the Company's knowledge, such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and its principal financial officer to such material information required to be included in the Company's periodic reports required under the Exchange Act.

Section 3.5            No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Company's consolidated financial statements (or the notes thereto) included in the Company SEC Documents, (b) for liabilities and obligations incurred in the ordinary course of business since January 31, 2007, (c) liabilities or obligations which have been discharged or paid in full in the ordinary course of business, (d) liabilities directly or indirectly related to the exploration of strategic alternatives or the public equity offering referred to in the Company SEC Documents, and (e) other liabilities and obligations arising after January 31, 2007, which do not exceed $5 million in the aggregate, neither the Company, nor any Subsidiary of the Company, has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto).

Section 3.6	No Violation of Law; Permits.

(a)       The Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws") applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)      The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7	Employee Benefit Plans.

(a)       Section 3.7(a) of the Company Disclosure Schedule lists all material Company Benefit Plans as of the date hereof (other than those employment agreements and offer letters providing for an annual base salary of less than $250,000). "Company Benefit Plans" means all employee benefit plans, compensation arrangements and other benefit arrangements, whether or not "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company, any of its wholly-owned Subsidiaries or any ERISA Affiliate for the benefit of employees, directors, consultants, officers, former employees, former consultants, former officers and former directors of the Company or its wholly-owned Subsidiaries and all employee agreements providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of the Company or its wholly-owned Subsidiaries, except to the extent providing mandatory benefits required by applicable foreign Law.

(b)      Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a determination letter from the Internal Revenue Service to the effect that it is so qualified and exempt from income tax under Sections 401(a) and 501(a) of the Code, and no event has occurred which would reasonably be expected to cause the loss, revocation or denial of such qualified status or any favorable determination letter. Each Company Benefit Plan has been maintained and administered in compliance with its terms and applicable Law (including ERISA and the Code to the extent applicable thereto), except for such non-compliance which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All employer and employee contributions to each Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, except for such contributions the failure of which to make has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no pending, threatened or anticipated claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan, or otherwise involving any Company Benefit Plan (other than routine claims for benefits) except for any such claims which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA which would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or has engaged in any transaction which is reasonably likely to result in any liability or penalty which would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA and Code Section 4975) with respect to any Company Benefit Plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such plan, and no material action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or threatened in writing.

(c)       No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, or a "multiple employer plan" as such term is defined in Section 413 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d)       Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (A) entitle any current or former employee, consultant, director or officer of the Company or any its Subsidiaries to severance pay, unemployment compensation or any other compensatory benefit or payment, except as required by applicable Law, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant, director or officer, (C) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an "excess parachute payment," as defined in Section 280G(b)(1) of the Code, except as would not, individually or in the aggregate, have a Material Adverse Effect, or (D) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Company Benefit Plan. No person is entitled to be compensated (whether by the Company, any of its Subsidiaries, the Surviving Company or any other person) for excise or other additional Taxes paid pursuant to Code Section 409A or any similar provision of any state or local Law of the United States. No person that is a "named executive officer" (as defined in the Company SEC Documents) is entitled to be compensated (whether by the Company, any of its Subsidiaries, the Surviving Company or any other person) for excise or other additional Taxes paid pursuant to Code Section 4999 or any similar provision of any state or local Law in the United States. Except as required by applicable Law, neither the Company nor any of its Subsidiaries has any material obligation to provide medical, health, life insurance or other welfare benefits for currently retired or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B), including any such obligations resulting from transactions contemplated by this Agreement.

(e)       Except as would not individually or in the aggregate, have a Material Adverse Effect, (x) no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Benefit Plan and (y) neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(f)       Each "non-qualified deferred compensation plan" (as defined in Section 409(A)(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and guidance issued thereunder, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(g)      To the knowledge of the Company, each Company Benefit Plan that is not subject to U.S. Law (a "Foreign Benefit Plan") that is required by Law to be registered has been registered and each Foreign Benefit Plan has been maintained in good standing with applicable regulatory authorities and has been operated and maintained in all respects in compliance with Law, except for such failures to register, operate or maintain as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)       For purposes of this Agreement, "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the Company or any of its Subsidiaries within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company or any of its Subsidiaries under Section 414(o) of the Code, or is under "common control" with the Company or any of its Subsidiaries, within the meaning of Section 400l(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections of ERISA and the Code.

Section 3.8            Absence of Certain Changes or Events. Other than the transactions contemplated by this Agreement and as disclosed in the Company SEC Documents, from January 31, 2007 through the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course, (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any actions which, if taken after the date of this Agreement, would be prohibited by Sections 5.1(d) (i), (v) and (ix).

Section 3.9            Investigations; Litigation. There (a) is no investigation or review pending or threatened in writing by any Governmental Entity with respect to the Company or any of its Subsidiaries (including with respect to any directors, officers or employees for whom the Company or any of its Subsidiaries may be liable) which has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and (b) are no actions, suits, inquiries, investigations or proceedings pending or threatened in writing against or affecting the Company, any of its Subsidiaries or any of their respective assets or properties at law or in equity before, and there are no orders, judgments or decrees of or before, any

Governmental Entity, in each case, which has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10         Information Statement; Other Information. None of the information with respect to the Company or its Subsidiaries to be included in the Information Statement will, in the case of the Information Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Information Statement or any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Information Statement and other related material to be distributed to stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Information Statement."

Section 3.11	Tax Matters.

(a)       The Company and each of its Subsidiaries have (i) timely filed (or there has been filed on their behalf) all material Tax Returns required to be filed by them (taking into account all applicable extensions) with the appropriate Tax Authority and all such Tax Returns are true, correct and complete in all material respects, and (ii) fully and timely paid all material Taxes owed by them except for such Taxes that are being contested in good faith and for which adequate reserves (as required by GAAP) have been established and have made adequate provision for any material Taxes that are not yet due and payable as of the date hereof for all taxable periods, or portions thereof, ending on or before the date of this Agreement (to the extent required by GAAP). The Company and its Subsidiaries have made available to Parent copies of all material Tax Returns, and, to the extent applicable, all material examination reports and statements of deficiencies for taxable periods for which the applicable statutory periods of limitations have not expired.

(b)      There are no material Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents filed prior to the date of this Agreement.

(c)       There is no audit, examination, deficiency, refund litigation, proposed adjustment or other proceeding by any Tax Authority in progress, pending or threatened in writing by any Tax Authority with respect to any material amount of Taxes due from or with respect to the Company or any of its Subsidiaries. As of the date hereof, none of the Company or any of its Subsidiaries has received notice in writing of any material claim made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to material taxation by that jurisdiction, other than where such claim has not been resolved favorably to the Company or such Subsidiary. All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or, to the extent required, properly reflected in the most recent financial statements contained in the Company SEC Documents.

(d)      There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material income Taxes or material income Tax deficiencies against the Company or any of its Subsidiaries and no request for any such waiver or extension is currently pending.

(e)       Neither the Company nor any of its Subsidiaries (x) is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among the Company and any of its Subsidiaries or joint venture partners to written agreements provided to Parent in the Data Room, and (y) (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is the Company) or (B) has any liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other person (other than the Company or any of its Subsidiaries) under Treasury Regulation Sections 1.1502-6-1.1502-78 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise.

(f)       Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(g)      The Company and each of its Subsidiaries is in all material respects in compliance with all applicable Tax withholding and information reporting requirements under federal, foreign state and local Tax laws and have properly withheld and timely paid to the appropriate Tax Authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date.

(h)       Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Laws, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Tax Authority.

(i)       There is no contract, plan or arrangement covering any person that, individually or in the aggregate, could give rise to the payment of any material amount that would not be deductible by Parent, the Company or any of their respective Subsidiaries by reason of Section 162(m) of the Code.

(j)        Neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes (i) a "listed transaction" within the meaning of Treasury Regulation §1.6011-4(b), (ii) a "confidential tax shelter" within the meaning of Treasury Regulation

§301.6111-2(a)(2) or (iii) a "potentially abusive tax shelter within the meaning of Treasury Regulation §301.6112-1(b)-4.

(k)      There are no actions, audits, or other legal proceedings pending or threatened in writing against, with respect to or in limitation of the net operating loss carryforwards of the Company and its Subsidiaries for U.S. federal income Tax purposes.

(l)        None of the Company or any of its Subsidiaries has agreed, or is required to make, any material adjustment under Section 481(a) of the Code, and no Governmental Authority has proposed any such adjustment or change in accounting method.

(m)     The Company and its Subsidiaries have not taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law).

(n)       For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, alternative minimum, accumulated earnings, personal holding company, capital, transfer, stamp, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; (ii) "Tax Authority" means the United States Internal Revenue Service (the "IRS") and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes; (iii) "Tax Return" means any return, report or similar statement (including any attached schedules) required to be filed with respect to Taxes and any information return, claim for refund, amended return, or declaration of estimated Taxes; and (iv) "Treasury Regulations " means the regulations promulgated under the Code.

Section 3.12         Labor Matters. Except to the extent imposed or implied by applicable foreign Law, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement in any foreign country) with a labor union or labor organization covering any employees of the Company or any of its Subsidiaries ("Company Employees"). Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts, work stoppages or slowdowns involving any Company Employees that are pending or threatened in writing; (b) there is no pending demand for recognition or certification for representative status with respect to any Company Employees and there are no representation or certification proceedings presently pending or threatened in writing to be brought before the National Labor Relations Board or any other labor relations tribunal or authority; (c) there is no unfair labor practice or labor arbitration proceeding pending or threatened in writing against the Company or any of its Subsidiaries; and (d) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment, wages and hours, employment of minors, employment discrimination, health and safety, withholding and insurance, and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities or obligations under the Worker Adjustment and Retraining Notification Act of 1988, including the regulations promulgated thereto ("WARN") or any similar state, local or foreign law as a result of any action taken by the Company or any of its Subsidiaries (other than at the written direction of Parent), that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. During the 90-day period immediately prior to the Closing, the Company and each of its Subsidiaries will be in compliance with WARN and any similar state, local or foreign Law.

Section 3.13         Intellectual Property. Section 3.13 of the Company Disclosure Schedule lists all of the material registered trademarks owned by the Company and its Subsidiaries. With respect to each such trademark, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (x) the Company or one of its Subsidiaries is the sole owner of such item, free and clear of all Liens and (y) except in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted any Person an exclusive license to any such item. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted, and (ii) the consummation of the transactions contemplated by this Agreement will not alter or impair such rights. There are no claims pending or threatened in writing by any person challenging the use by the Company or its Subsidiaries of any trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered copyrights, patents or applications and registrations therefor (collectively, the "Intellectual Property") in their respective businesses as currently conducted that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe upon any intellectual property rights or any other proprietary right of any person in any material respect, and neither the Company nor any Subsidiary has received any written notice from any other person (i) pertaining to or challenging the right of the Company or any Subsidiary to use any of the Intellectual Property and (ii) stating a claim that the Company believed to be material. Neither the Company nor any of its Subsidiaries has made any material claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses in the last twelve (12) months.

Section 3.14         Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Merrill Lynch International, dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Section 3.15         Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of holders of securities of the Company which is required to adopt this Agreement (the "Company Stockholder Approval").

Section 3.16         Material Contracts. (a) Subject to actions taken by the Company in compliance with Section 5.1(d), neither the Company nor any of its Subsidiaries is a party to or bound by any written contract, arrangement, commitment or understanding (i) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been made available to Parent prior to the date hereof or (ii) that materially limits the ability of the Company or any of its Subsidiaries to compete in any business line or in any geographic area. Each written contract, arrangement, commitment or understanding of the type described in clauses (i) and (ii) of this Section 3.16(a), whether or not set forth in the Company Disclosure Schedule or made available to Parent in the case of clause (i), is referred to as a "Company Material Contract."

(b)       Neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Company Material Contract. To the knowledge of the Company, no other party to any Company Material Contract is in material breach of or material default under the terms of any Company Material Contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is enforceable against the Company or the Subsidiary of the Company, as the case may be, in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies).

Section 3.17         Transactions with Affiliates. Other than any compensation, indemnification or other similar agreements between the Company or a Subsidiary of the Company and any officer or director and other than rights to receive Merger Consideration and as provided in Section 5.6, no relationship, direct or indirect, exists between or among the Company or any Subsidiary of the Company, on the one hand, and any director, officer or affiliate of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K of the SEC in the Company SEC Reports, which is not described therein.

Section 3.18         Insurance. As of the date hereof, the Company has all material insurance policies, including those set forth in Section 3.18 of the Company Disclosure Schedule, necessary to operate its business in the ordinary course. The insurance policies set forth in Section 3.18 of the Company Disclosure Schedule are valid and effective in all material respects. All premiums payable under such policies have been duly paid to date. None of the Company or any of its Subsidiaries has received any written notice of cancellation of any such policy.

Section 3.19	Environmental Matters.

(a)       Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries and, to the knowledge of the Company, their respective predecessors, are and have been in compliance with all applicable Laws relating to (i) pollution, contamination, protection of the environment, health or safety, (ii) emissions, discharges, releases or threatened releases of Hazardous Substances into the air

(indoor or outdoor), surface water, groundwater, soil or land surface or subsurface or buildings, or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, "Environmental Laws").

(b)      Except as would not have, individually or in the aggregate, a Material Adverse Effect, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (i) that have given rise or could reasonably be expected to give rise to any liabilities or obligations of the Company or any of its Subsidiaries under any Environmental Laws; (ii) that have required or could reasonably be expected to require the Company or any of its Subsidiaries to incur any actual or potential cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities, payments, damages (including any actual, punitive or consequential damages (A) under any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any liabilities or obligations under any Environmental Laws; or (iii) that have formed or, to the knowledge of the Company, could reasonably be expected to form the basis of any actions, suits, inquiries, investigations or proceedings against or involving the Company or any of its Subsidiaries arising out of or relating to any Environmental Laws.

(c)       As used herein, "Hazardous Substances" means any pollutant contaminant, waste material or hazardous, toxic or dangerous substance, including any material defined by or regulated under any Environmental Laws.

Section 3.20         Real Estate Matters. All real property owned or leased by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, is disclosed in the Company SEC Documents. The Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements) owned, used or held for use by them, except for exceptions that would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company's nor any of its Subsidiaries' ownership of or leasehold interest in any such real property is subject to any Liens, except for Liens that would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.21         Finders or Brokers. Except for Merrill Lynch International and Goldman Sachs International, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has provided Parent a true and correct copy of the Company's engagement letters with each of Merrill Lynch International and Goldman Sachs International prior to the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1            Qualification; Organization, Etc. Parent and each of Parent's Subsidiaries (including Merger Sub) is a corporation, partnership or other entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification. The copies of each of Parent's and Merger Sub's certificate of incorporation and by-laws, which have been delivered to the Company prior to the date hereof, are complete and correct copies thereof, each as amended through the date hereof. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or by-laws.

Section 4.2            Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Written Consent and Voting Agreement and the other transactions contemplated by this Agreement and the Written Consent and Voting Agreement.

Section 4.3            Corporate Authority Relative to this Agreement; No Violation.

(a)       Each of Parent and Merger Sub has requisite corporate or limited liability company power and authority to enter into this Agreement and the Written Consent and Voting Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the Written Consent and Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and, except for the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement and the Written Consent and Voting Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement and the Written Consent and Voting Agreement constitute valid and binding agreements of the other parties hereto or thereto, this Agreement and the Written Consent and Voting Agreement constitute valid and binding agreements of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies).

(b)       Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, (iii) the HSR Act and (iv) any applicable non-U.S. competition, antitrust and investment laws (collectively, the "Parent Approvals"), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent of the transactions contemplated by this Agreement and the Written Consent and Voting Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not reasonably be expected to significantly impair or delay the consummation of the transactions contemplated hereby and thereby.

(c)       Subject to the receipt of the Parent Approvals, the execution and delivery by Parent and Merger Sub of this Agreement and the Written Consent and Voting Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries, (iii) conflict with or violate any Laws applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that, has not, and would not reasonably be expected to, significantly impair or delay the consummation of the transactions contemplated hereby and thereby.

Section 4.4            Litigation. There are no actions, suits, inquiries, investigations or proceedings pending or threatened in writing against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of or before any Governmental Entity, in each case, which would reasonably be expected to significantly impair or delay the consummation of the transactions contemplated hereby.

Section 4.5            Information Statement; Other Information. None of the information with respect to Parent or its Subsidiaries to be included in the Information Statement will, in the case of the Information Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Information Statement or any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.6            Lack of Ownership of the Company Common Stock. Neither Parent nor any of its Subsidiaries owns any shares of the Company Common Stock or other securities convertible into shares of the Company Common Stock.

Section 4.7            Finders or Brokers. Except for Lehman Brothers International (Europe) – Italian Branch and UBS Limited, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.8            Availability of Funds. Parent's and Merger Sub's obligations hereunder are not subject to any conditions regarding Parent's, Merger Sub's or any other person's ability to obtain financing for the consummation of the Merger and the other transactions contemplated by this Agreement. Parent and Merger Sub have, and as of the Closing will have, (i) cash on hand, (ii) written equity commitment letters to Parent and Merger Sub, a form of which is attached hereto as Exhibit B (the "Equity Commitments") and/or (iii) detailed debt commitment letters from Parent's financing sources (the "Loan Agreements," and together with the Equity Commitments, the "Financing Agreements"), which together are sufficient to enable Parent and Merger Sub to perform each of its obligations hereunder, consummate the Merger and the other transactions contemplated by this Agreement, and pay all related fees and expenses, including payment of the Merger Consideration, payments contemplated by Section 2.1 on account of Company Stock Options and the Warrants and any other repayment or refinancing of any indebtedness of the Company. True and correct copies of the Financing Agreements have been provided to the Company prior to the date hereof. The Financing Agreements have been duly executed and delivered by the parties thereto and are in full force and effect enforceable against the parties thereto in accordance with their terms. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Agreements. As of the date hereof, Parent and Merger Sub have no reason to believe that either will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by Parent or Merger Sub contained in the Financing Agreements. Parent and Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Agreements to be paid on or before the date hereof.

Section 4.9            No Disqualification. To the Parent's knowledge, there are no facts that relate to the qualifications of Parent or Merger Sub which would, under applicable Law, disqualify Parent or Merger Sub with respect to the consummation of the transactions contemplated hereby or that would be reasonably likely to prevent the parties from obtaining any Parent Approval or Company Approval in a timely manner or which would prevent any Governmental Entity from consenting to the transactions contemplated by this Agreement in a timely manner.

Section 4.10         Section 203 of the DGCL. None of Parent, Merger Sub or their respective affiliates or associates is or ever has been an "interested stockholder" (as defined in Section 203 of the DGCL) with respect to the Company.

Section 4.11         Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Written Consent and Voting Agreement and the Company Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries nor any other person (whether or not a party to this Agreement and whether or not authorized by the Company or any of its Subsidiaries) makes, or has made, any representations or warranties, express or implied, at law or in equity, relating to itself, the Company, any Subsidiaries of the Company, or any of their respective businesses, assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose or otherwise in connection with the Merger, and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, the Written Consent and Voting Agreement and the Company Disclosure Schedule and any other such representations and warranties are hereby expressly disclaimed, (b) no person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and is hereby expressly disclaimed and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement and there is no assurance that any estimates, projections, predictions or any other forward-looking statements in any such materials or information will be achieved. Parent and Merger Sub each hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Written Consent and Voting Agreement and the Company Disclosure Schedule, the Company shall merge with Merger Sub pursuant to this Agreement on an "as-is, where-is" basis.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1            Conduct of Business by the Company or Parent. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except (i) as may be required by Law (provided that any party availing itself of such exception must first consult with the other party), (ii) as may be agreed in writing by Parent and the Company after seeking consent from the other party (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iv) as expressly contemplated by this Agreement:

(a)       the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business; and the Company for itself and on behalf of its Subsidiaries agrees with Parent to use its commercially reasonable efforts to preserve substantially intact their business organizations and goodwill, including their relationships with customers, suppliers, joint venture partners and employees, provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically permitted by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)      The Company covenants and agrees with Parent that the Company and its Subsidiaries shall: (i) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date ("Post-Signing Returns") in a manner consistent with past practice, except as otherwise required by applicable Laws, (ii) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed, (iii) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice, to the extent required by GAAP, (iv) promptly notify Parent of any material action, suit, inquiry, investigation or proceeding or audit pending or threatened against the Company or any of its Subsidiaries in respect of any Tax matter, including Tax liabilities and refund claims, and not settle or compromise any such action, suit, inquiry, investigation or proceeding or audit without Parent's prior written consent, and (v) terminate all material agreements providing for the allocation, indemnification or sharing of Taxes (other than any such agreement exclusively between or among the Company and any of its Subsidiaries or joint venture partners to written agreements provided to Parent in the Data Room) to which the Company or any of its Subsidiaries is a party such that there are no further liabilities thereunder.

(c)       the Company covenants and agrees that it and its Subsidiaries will be in compliance in all material respects with WARN and any similar state, local or foreign Law.

(d)      the Company agrees, on behalf of itself and its Subsidiaries, not to do any of the following between the date hereof and the Effective Time, except with the prior written consent of Parent or as required by Law:

(i)    authorize or pay any dividends on or make any distribution with respect to the outstanding shares of capital stock of the Company (whether in cash, assets, stock or other securities of the Company or its Subsidiaries);

(ii)   other than in the ordinary course of business or pursuant to existing written joint venture arrangements in effect prior to the execution of this Agreement that have been made available to Parent in the Company’s virtual data room managed by Merrill Corp. as at 8 pm London time on July 4, 2007 with respect to documents and information in such data room that is either in English or Italian (the "Data Room"), permit any of the Company's Subsidiaries that is not wholly-owned to authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries);

(iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction;

(iv) except as required pursuant to existing written agreements or employee benefit plans in effect prior to the execution of this Agreement and made available to Parent in the Data Room, or any collective bargaining agreement (or similar agreement or arrangement in any foreign country), or as otherwise required by Law, (A) increase the compensation, severance or other benefits payable or to become payable to any current or former directors, officers, employees or consultants, except for increases in compensation for non-officer or director employees in the ordinary course of business and except for payments that are permitted in accordance with section (xx) below, subject to the cap stated therein, (B) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except, in each case, as would not result in a material increase in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement; provided, however, that this Agreement shall not restrict the ability of the Company or any of its Subsidiaries to negotiate, execute or deliver any replacement, renewal or extension of any existing collective bargaining agreement (or similar agreement or arrangement in any foreign country) that expires in accordance with its terms, or (C) except as otherwise provided for in this Agreement and other than entry into employment agreements with non-officer and director employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, enter into, adopt, amend or terminate any Company Benefit Plan, except immaterial amendments or replacements of existing Company Benefit Plans on substantially the same terms in the ordinary course;

(v)   enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than travel and other expense reimbursements in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

(vi) change accounting policies or procedures or any of its accounting methods except as required by GAAP, SEC rule or policy or applicable Law, other than to change (A) the fiscal year end of the Company to December 31 or (B) the inventory accounting method used by the Company to an alternative inventory accounting method permitted under GAAP;

(vii)       except as permitted pursuant to Section 5.4, approve or authorize any action to be submitted to the stockholders of the Company for approval that is intended or would reasonably be expected to, prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement;

(viii)      except (A) in respect of the Merger, except as permitted pursuant to Section 5.4, (B) as required pursuant to existing written agreements made available to Parent in the Data Room and (C) a result of any investment made by the Company in an amount that does not exceed $1 million, authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to, any mergers, consolidations or business combinations or acquisitions of assets or securities;

(ix) adopt any amendments to the Company’s or its Subsidiaries’ certificate of incorporation or by-laws;

(x)   except as required pursuant to the Company Stock Options, the Warrant Agreements, existing written agreements made available to Parent in the Data Room or employee benefit plans in effect prior to the execution of this Agreement, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(xi) grant, confer or award any options, warrants, convertible security or other rights to acquire any shares of its capital stock;

(xii)       directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(xiii)      incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness owing to the Company or any of its wholly-owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money on commercially reasonable terms, (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(d), (D) indebtedness for borrowed money incurred pursuant to, or in connection with, written agreements in effect prior to the execution of this Agreement or disclosed in the Company SEC Documents, (E) retail guarantees with landlords on store rentals in lieu of cash deposits or letter of credit in the ordinary course of business, and (F) indebtedness for borrowed money not to exceed $1 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(D), inclusive;

(xiv)      make any material loans, advances or capital contributions to, or investments in, any other person, other than by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company;

(xv)        sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of any material portion of its properties or assets, including the capital stock of Subsidiaries other than in the ordinary course of business and except (A) for sales, leases, licenses, transfers, mortgages or encumbrances (x) of obsolete assets or (y) by and among the Company and its Subsidiaries, and (B) pursuant to existing agreements made available to Parent in the Data Room in effect prior to the execution of this Agreement;

(xvi)      enter into, terminate or amend any Company Material Contract, except for entering into, terminating or amending license and distribution agreements in the ordinary course (other than the Company’s top five agreements) or license and distribution agreements between the Company and any of its Subsidiaries;

(xvii)     make any capital expenditures, except for the capital expenditures not to exceed $23 million in the aggregate and in line with the Company’s business plan provided to Parent;

(xviii)    settle or compromise any material actions, suits, inquiries, investigations or proceedings (it being understood that any settlement involving a payment of over $5 million will be deemed material for this purpose);

(xix)      make or revoke any material election with regard to Taxes or file any material amended Tax Returns;

(xx)       make any payment incurred by the Company or any of its Subsidiaries for fees and expenses related to the initial public offering and the sale processes that have been conducted by the Company (including to the persons named in Section 3.21 hereof), except for the payment of fees and expenses of up to $18.18 million; or

(xxi)      agree, in writing or otherwise, to take any of the foregoing actions.

(e)       Parent agrees that the business of Parent and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(f)       Parent agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, Parent:

(i)    except in respect of the Merger, or any mergers, consolidations or business combinations in the ordinary course of business among Parent's wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to any mergers, consolidations or business combinations or acquisitions of assets or securities which would reasonably be expected to have the legal or practical effect of delaying or preventing, or reducing the likelihood of consummation of the Merger or the obtaining of any regulatory or other consent or approval contemplated hereby; provided, that Parent shall inform the Company prior to entering into a definitive agreement relating to any material acquisition;

(ii)   shall not, and shall not permit Merger Sub to, adopt any amendments to its certificate of incorporation or by-laws; and

(iii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or any action that would be reasonably likely to prevent Parent or Merger Sub from performing its covenants hereunder.

Section 5.2            Transfer Taxes. Parent shall pay any real property or other transfer Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Merger when due, and Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the parties hereto will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 5.3            Investigation. The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, "Representatives") reasonable access during normal business hours and with reasonable advance notice, throughout the period prior to the earlier of the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, to the Company and its Subsidiaries' properties, contracts, commitments, books and records and any report, schedule or other document filed or received by the Company pursuant to the requirements of federal or state securities laws and shall use all reasonable efforts to cause the Company's Representatives to furnish promptly to Parent or its Representatives such additional financial and operating data and other information as to the Company and its Subsidiaries' respective businesses and properties as Parent or its Representatives may from time to time reasonably request (including the monthly management pack and any available daily sales information), except that nothing herein shall require either the Company or any of its respective Subsidiaries to disclose any information to the other that would cause a violation of any agreement to which the disclosing party is a party, would cause a risk of a loss of privilege to the party disclosing such data or information, or would constitute a violation of applicable Laws. Parent hereby agrees that it will treat any such information in accordance with the Confidentiality Agreement, dated as of June 4, 2007 between the Company and Parent (the "Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable Laws.

Section 5.4	No Solicitation.

(a)       The Company shall not, nor shall it authorize or permit, any Subsidiary of the Company or any of its or their respective Representatives to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Company Alternative Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, any Company Alternative Proposal or in response to any inquiries or proposals that would reasonably be expected to lead to any Company Alternative Proposal (except to the extent specifically permitted pursuant to this Section 5.4), (iii) engage in discussions with any person with respect to any Company Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.4 and except to the extent specifically permitted under this Section 5.4, (iv) approve, endorse or recommend any Company Alternative Proposal, except to the extent specifically permitted under this Section 5.4 or (v) enter into any letter of intent or similar document or any agreement or commitment providing for, any Company Alternative Proposal (except for confidentiality agreements specifically permitted under Section 5.4(c) and except to the extent specifically permitted under this Section 5.4). The Company shall immediately terminate, and shall cause its Subsidiaries and its and their Representatives to immediately terminate, all discussions or negotiations, if any, that are ongoing as of the date hereof with any third party with respect to a Company Alternative Proposal.

(b)       Promptly after receipt of any Company Alternative Proposal, the Company shall notify Parent of its receipt of such Company Alternative Proposal, which notice shall include the identity of the third party making such Company Alternative Proposal, a description of the material terms and conditions of such Company Alternative Proposal, and copies of any substantive written communications and documents relating to such Company Alternative Proposal received by the Company from the third party making such Company Alternative Proposal.

(c)       If the Company receives a Company Alternative Proposal which (i) constitutes a Company Superior Proposal or (ii) the Board of Directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, after the taking of any of the actions referred to in either of clause (x) or (y) below, could reasonably be expected to result in a Company Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Company Alternative Proposal, if, and only if, prior to so furnishing such information to the third party, the Company receives from the third party an executed confidentiality agreement on terms substantially the same as the Confidentiality Agreement and the Company provides copies of the same such information to Parent, unless such information has previously been provided to Parent, and (y) engage in discussions or negotiations with the third party with respect to the Company Alternative Proposal.

(d)      In response to the receipt of a Company Superior Proposal, the Board of Directors of the Company may withdraw, amend or modify the Company Recommendation (a "Company Change of Recommendation") if the Board of Directors of the Company has concluded in good faith, after consultation with its outside legal counsel, that, in light of a Company Superior Proposal, the failure of the Board of Directors of the Company to effect a Company Change of Recommendation would be reasonably likely to result in a breach by the directors of their fiduciary obligations to the Company's stockholders under applicable Law.

(e)       Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Company's Board of Directors, after consultation with its outside legal and financial advisors, such disclosure is required in order for the Board of Directors to comply with its fiduciary obligations, or is otherwise required, under applicable Law.

(f)       As used in this Agreement, "Company Alternative Proposal" shall mean any inquiry, proposal or offer made by any person prior to the receipt of the Company Stockholder Approval (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) the acquisition of the Company by merger, consolidation, recapitalization, business combination or similar transaction, or for a "merger of equals" with the Company; (ii) the acquisition by any person of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole; or (iii) the acquisition by any person of twenty-five percent (25%) or more of the outstanding shares of Company Common Stock.

(g)      As used in this Agreement, "Company Superior Proposal" shall mean a bona fide Company Alternative Proposal contemplating an acquisition of 100% of the outstanding shares of Company Common Stock or 100% of the assets of the Company and its Subsidiaries, taken as a whole, made by any person (and which has not been obtained by or on behalf of the Company in violation of this Section 5.4 and with respect to which the Company has fulfilled its obligations pursuant to this Section 5.4) (i) on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company's financial and legal advisors, and considering such factors as the Board of Directors reasonably considers to be appropriate (including legal, financial, regulatory and other aspects of such proposal), would, if consummated, result in a transaction more favorable to the Company's stockholders than the transactions contemplated by this Agreement (as this Agreement may be amended or modified pursuant to Section 7.1(c)(ii)), (ii) that is reasonably likely to be consummated and (iii) is financed or reasonably capable of being financed by such third party.

Section 5.5	Preparation of Information Statement.

(a)       The Company shall, as soon as is reasonably practicable (but in any event within 15 business days after the date hereof), prepare and file with the SEC the Information Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) shall reasonably consider all comments reasonably proposed by Parent. The Company shall cause the Information Statement to be mailed to its stockholders as promptly as practicable after the Information Statement is cleared by the SEC (or the SEC notifies the Company that it will not review the Information Statement).

(b)      The obligation of the Company to mail the Information Statement shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Company Alternative Proposal (whether or not it is a Company Superior Proposal), or by any Company Change of Recommendation effected pursuant to Section 5.4(d). The Company agrees that, except in accordance with Section 5.4(d), it shall not submit to the vote of its stockholders any Company Alternative Proposal (whether or not a Company Superior Proposal) or propose to do so.

Section 5.6	Employee Matters.

(a)       From and after the Effective Time, Parent shall honor or cause to be honored all Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time. With respect to Company Employees who are not covered by a collective bargaining agreement (or similar agreement or arrangement in any foreign country) listed on Section 3.12 of the Company Disclosure Schedule or any replacement, renewal or extension of any such agreement (the "Non-CB Employees"), for a period of one year following the Effective Time, Parent shall provide or cause the Surviving Company to provide such Non-CB Employees with salary, incentive compensation opportunities and employee benefits plans, programs and arrangements that are no less favorable, in the aggregate, to those provided to such Non-CB Employees immediately before the Effective Time; it being understood that nothing contained herein shall preclude (i) Parent from changing or terminating any existing plan, program or arrangement applicable to such Non-CB Employees pursuant to its terms or (ii) terminating any Non-CB Employees. With respect to Company Employees who are covered by a collective bargaining agreement (or similar agreement or arrangement in any foreign country) listed on Section 3.12 of the Company Disclosure Schedule or any replacement, renewal or extension of any such agreement (the "CB Employees"), Parent agrees to honor or cause to be honored all such agreements and provide such CB Employees with compensation and benefits as set forth in such agreements. For the avoidance of doubt, nothing contained herein shall preclude the Parent from terminating any CB Employee in accordance with the terms of the applicable collective bargaining agreement.

(b)       For purposes of vesting, eligibility to participate and level of benefits (but not benefit accrual under pension or similar plans) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to Company employee benefit plan or compensation arrangement or agreements in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, to the extent such conditions were waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old

Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Section 5.7            Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate, (i) in the case of the Company, cause a material breach of any of the Company's representations or warranties under this Agreement or have a Material Adverse Effect, or, in the case of Parent, significantly impair or delay the consummation of the transactions contemplated hereby, or (ii) cause any condition set forth in ARTICLE VI to be unsatisfied in any material respect at any time prior to the Effective Time; or (b) any action, suit, proceeding, inquiry or investigation pending or threatened in writing which questions or challenges the validity of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

Section 5.8	Filings; Other Action.

(a)       Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non actions, waivers, consents and approvals, including the Company Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)       Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly but in no event later than seven (7) days after the date hereof make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third parties or other Governmental Entities (including any foreign jurisdiction in which the Company's Subsidiaries are operating any business) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby; and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated thereby.

(c)       In furtherance and not in limitation of the covenants of the parties contained in this Section 5.8, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all reasonable respects with each other and use reasonable best efforts to contest, resist and resolve any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the Company and Parent shall use reasonable best efforts to resolve any such objections or challenges as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated hereby. For the avoidance of doubt, for purposes of this Section 5.8, "reasonable best efforts" shall include defending through litigation on the merits, including appeals, any claim asserted in any court or other proceeding by any party, but shall not include committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent (including its Subsidiaries) or the Company (including its Subsidiaries). For purposes of this Agreement, "Regulatory Law" means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, Council Regulation No. 139/2004 of the European Community (the "EC Merger Regulation") and all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, through merger or acquisition.

Section 5.9            Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10         Financing. (a) Parent shall (i) obtain as of the Closing the financing under the Loan Agreements and (ii) to the extent that the Loan Agreements are terminated or the financing contemplated under the Loan Agreements is otherwise unavailable, promptly arrange for alternative third party financing in an amount at least equal to that contemplated by the Loan Agreements and on terms reasonably satisfactory to the Company. Prior to the Closing, Parent shall not agree to, or permit, any amendment or modification of, or waiver under, the Financing Agreements or other documentation relating to the financing thereunder, including provisions relating to conditions precedent or other contingencies related to funding, without the prior written consent of the Company (which consent shall not be unreasonably withheld).

(b)       Subject to applicable Law, from the date of this Agreement until Closing, the Company shall use commercially reasonable efforts, and shall cause each of its Subsidiaries to use commercially reasonable efforts, to cause their respective employees and advisors to, provide all cooperation reasonably requested by Parent that is reasonably necessary and customary in connection with arranging the repayment of the existing indebtedness of the Company and its Subsidiaries and obtaining the financing contemplated under the Loan Agreements, including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents reasonably necessary and customary in connection with the Loan Agreements, (iii) furnishing Parent and Merger Sub and their financing sources with other pertinent financial information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, (iv) assisting Parent in procuring accountants' comfort letters, accountants' consents, legal opinions, surveys and title insurance as reasonably requested by Parent; provided, that neither the Company nor any of its Subsidiaries shall be required to enter into any agreement or commit to take any action that is not contingent upon the Closing and that none of the above shall unreasonably interfere with the operations of the Company and its Subsidiaries, and (v) executing and delivering pledge and security documents, hedging arrangements or other financing documents as may be reasonably requested by Parent or otherwise facilitating the pledging of collateral as may be reasonably requested by Parent (provided that any such documents or obligations contained in such documents shall be executed or effective no earlier than as of the Effective Time).

(c)       Neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with Section 5.10(b) or the Loan Agreements prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and third-party expenses incurred by the Company or any of its Subsidiaries and their respective representatives in connection with the cooperation described in Section 5.10(b). Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors and other representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated under the Loan Agreements and any information utilized in connection therewith except with respect to information supplied by the Company specifically for including or incorporation by reference therein.

Section 5.11         Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except (a) as may be required by Law or by obligations pursuant to any agreement with any securities exchange or (b) the Company may disclose information about this Agreement and the transactions contemplated herein in the ordinary course in connection with its investor relations practices. Parent and the Company agree to issue a press release announcing this Agreement.

Section 5.12	Indemnification and Insurance.

(a)       Parent and Merger Sub agree that all rights to exculpation, indemnification and payment or reimbursement of fees and expenses incurred in advance of the final disposition of any claim related to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be (the "Indemnified Parties"), of the Company or its Subsidiaries as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the Merger and shall continue in full force and effect for a period of six (6) years from and after the Effective Time. For a period of six (6) years from and after the Effective Time, Parent and Surviving Company shall (i) maintain in effect (A) the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries and (B) any indemnification agreements of the Company and its Subsidiaries with any of their respective directors, officers and employees existing as on the date hereof, and (ii) jointly and severally indemnify and hold harmless the Indemnified Parties to the fullest extent permitted by applicable Law against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and, subject to approval by Parent (which shall not be unreasonably withheld), amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation to which such Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person or (ii) this Agreement or any of the transactions contemplated hereby, whether asserted or arising before or after the Effective Time.

(b)       For a period of six (6) years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies or purchase a "tail policy," in either case, of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the annual premium paid by the Company for such insurance for the year ending December 31, 2005 (the "Maximum Amount"), and if the Surviving Company is unable to obtain the insurance required by this Section 5.12 it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

(c)       The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives. Parent shall advance expenses, including reasonable fees and expenses of counsel, to an Indemnified Party as incurred to the fullest extent permitted under applicable Law upon receipt from the applicable Indemnified Party of an undertaking to repay such advances if it is ultimately determined such person is not entitled to indemnification.

(d)      The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws (or comparable organizational documents) of the Company or any of its Subsidiaries, or under any applicable agreement or Law.

(e)       In the event that either Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other persons, (ii) transfers 50% or more of its properties or assets to any person or (iii) enters into any similar transaction, then and in each case, proper provision shall be made so the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.12.

Section 5.13         Section 16 Matters. Prior to the Effective Time, the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 5.14         Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1            Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by Parent and the Company) at or prior to the Effective Time of the following conditions:

(a)       Twenty (20) calendar days after the mailing of the Information Statement to the Company stockholders shall have elapsed, which, under Rule 14c-2 promulgated under the Exchange Act, is the earliest date upon which corporate action with respect to the Principal Stockholder Consent may be taken.

(b)       No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or Governmental Entity which prohibits the consummation of the Merger, and shall continue to be in effect.

(c)       Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and all required approvals shall have been obtained under the EC Merger Regulations.

(d)      Any other Company Approvals and other Parent Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, other than any Company Approvals and Parent Approvals which the failure to obtain would not reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect shall have been obtained.

Section 6.2            Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a)       The representations and warranties of Parent and Merger Sub contained herein shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) with the same effect as though made as of the Effective Time except where any such failure of the representations and warranties to be true and correct would not reasonably be expected to significantly impair or delay the consummation of the transactions contemplated hereby;

(b)       Parent and Merger Sub shall have performed in all material respects all obligations and complied with all material covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c)       Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or any Executive Vice President certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3            Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger are further subject to the fulfillment of the following conditions:

(a)       The representations and warranties of the Company contained in this Agreement (other than the representations and warranties contained in Section 3.2(a), Section 3.2(b) and Section 3.2(d)) shall be true and correct as of the Effective Time as though made on and as of the Effective Time except (A) for changes specifically permitted by the terms of this Agreement, (B) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (C) where the failure to be so true and correct, when taken together and disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, would not reasonably be expected to have a Material Adverse Effect;

(b)      The representations and warranties of the Company contained in Section 3.2(a), Section 3.2(b) and Section 3.2(d) shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date;

(c)       The Company shall have performed in all material respects all obligations and complied with all material covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(d)      The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or Executive Vice President certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

Section 6.4            Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2, Section 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.8.

ARTICLE VII

TERMINATION

Section 7.1            Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)	by the mutual written consent of the Company and Parent;

(b)       by either the Company or Parent, if (i) the Effective Time shall not have occurred on or before the date that is 120 calendar days after the date of this Agreement (the "Termination Date") and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(c)       by the Company, prior to the date that is 20 business days after the date of this Agreement in order to concurrently enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Company Superior Proposal, but only so long as:

(i)    the Company provides Parent with at least five business days prior written notice ("Superior Proposal Notice") that it intends to enter into such letter of intent, agreement in principle, acquisition agreement or other similar agreement, which Superior Proposal Notice shall specify the reasons for the Company’s intent to enter into such letter of intent, agreement in principle, acquisition agreement or other similar agreement and attach the most current version of such document; and

(ii)   during the period of five business days following receipt of a Superior Proposal Notice (the "Parent Review Period"), if requested by Parent, the Company and its Representatives shall have engaged in good faith negotiations with Parent and its Representatives over amendments or modifications to this Agreement proposed by Parent and the Board of Directors of the Company shall, in determining whether to enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement, take into account any amendments or modifications to this Agreement proposed by Parent.

For the avoidance of doubt, (i) if a Company Superior Proposal is received after the date that is 20 business days after the date of this Agreement, then the Company shall not be permitted to terminate this Agreement and (ii) upon receipt by Parent of a Superior Proposal Notice, the Company shall have the right to terminate this Agreement pursuant to this Section 7.1(c) upon entering into a letter of intent, agreement in principle, acquisition agreement or other similar agreement with the third party that has made the Company Superior Proposal (or an amended Company Superior Proposal) that is the subject to the Superior Proposal Notice (or such amended notice), even if the Company enters into such letter of intent, agreement in principle, acquisition agreement or other similar agreement on a date that is later than 20 business days after the date of this Agreement; provided, however, that the Company's right to terminate this Agreement pursuant to this Section 7.1(c) after the 20-business day period following the date of this Agreement, shall terminate three business days following the expiration of the Parent Review Period in connection with a Company Superior Proposal received during such 20-business day period (or an amendment to such Company Superior Proposal);

(d)       by Parent, if the Principal Stockholders shall have failed to deliver the Principal Stockholder Consents as contemplated by this Agreement;

(e)       by either the Company or Parent, if an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this Section 7.1(e) shall have used all reasonable efforts to remove such injunction, order, decree or ruling;

(f)       by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the Termination Date, provided that the Company shall have given Parent written notice, delivered at least forty-five (45) days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g)       by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the Termination Date, provided that Parent shall have given the Company written notice, delivered at least forty-five (45) days prior to such termination, stating Parent's intention to terminate the Agreement pursuant to this Section 7.1(g) and the basis for such termination; and

(h)       by the Company, if (i) the Merger shall not have been consummated within nine (9) business days of the first date upon which all conditions set forth in Section 6.1 and Section 6.3 (other than 6.3(d)) are satisfied and (ii) at the time of such termination such conditions continue to be satisfied.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.2 and ARTICLE VIII), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of a breach of this Agreement, including as provided in Section 8.12, or as provided for in the Confidentiality Agreement in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity; provided, however, that nothing herein shall relieve any party from liability for willful breach of this Agreement.

Section 7.2	Termination Fees.
(a)	Notwithstanding any provision in this Agreement to the contrary,

(i)    if (A) this Agreement is terminated by Parent pursuant to Section 7.1(g) and (B) concurrently with or within twelve (12) months after such termination, an agreement in principle, acquisition agreement or other similar binding agreement with respect to a Qualifying Transaction shall have been entered into with any person other than Parent or any of its affiliates or associates, then the Company shall pay to Parent a fee of $50 million in cash and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or their stockholders or their Representatives (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made upon consummation of such Qualifying Transaction, it being understood that in no event shall the Company be required to pay the fee referred to in this Section 7.2 on more than one occasion; and

(ii)  if this Agreement is terminated by the Company pursuant to Section 7.1(c) or by Parent pursuant to Section 7.1(d), then the Company shall pay to Parent a fee of $50 million in cash and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or their stockholders or their Representatives (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made within two (2) business days of such termination by the Company, it being understood that in no event shall the Company be required to pay the fee referred to in this Section 7.2 on more than one occasion;

For purposes of this Agreement, "Qualifying Transaction" shall mean any (i) acquisition of the Company by merger or business combination transaction, or for a "merger of equals" with the Company; (ii) acquisition by any person (other than Parent, any of its Subsidiaries or their affiliates or associates) of fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole; or (iii) acquisition by any person of fifty percent (50%) or more of the outstanding shares of Company Common Stock.

(b)      If this Agreement is terminated by the Company pursuant to Section 7.1(h), then Parent shall pay to the Company a fee of $50 million plus reimbursement for a portion of the expenses incurred by the Company as a result of the Company’s strategic process in cash and Parent and Merger Sub shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company, its stockholders or their Representatives (provided that nothing herein shall release any party from liability for fraud), such payment to be made within two (2) business days of such termination by the Company.

(c)       Each of the parties hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement. If any party fails to timely pay the amount due under this Section 7.2 when due and as directed in writing by the other party to accounts designated by such other party within the time periods specified in this Section 7.2 (the "Defaulting Party") and the other party, in order to obtain payment, commences on legal action which results in a judgment against the Defaulting Party for the amount due under this Section 7.2, then in addition to the amount of such judgment the Defaulting Party shall pay to the other party an amount equal to its documented costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such legal action, together with interest at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made through the date of payment.

Section 7.3            Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement, except that following approval of the Merger by the stockholders of the Company there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

ARTICLE VIII

MISCELLANEOUS

Section 8.1            No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2            Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Information Statement (including applicable SEC filing fees) shall be shared equally by the Company and Parent.

Section 8.3            Certain Defined Terms. For the purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

"affiliate" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise.

"associate" shall have the meaning set forth in Section 12b-2 of the Exchange Act.

"business day " shall mean any day, other than a Saturday, Sunday or day on which banking institutions in New York, New York, Milan, Italy or London, England, are authorized or obligated by Law or executive order to be closed for business during normal working hours.

"knowledge" shall mean, with respect to (i) the Company, the actual knowledge of the Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company and (ii) Parent, the actual knowledge of the directors of Parent.

"person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity.

"Subsidiary" shall mean, with respect to any party, any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership), or (iii) such party or any Subsidiary of such party has the power to direct or cause the direction of the management and policies, whether through the ownership of voting securities, by contract or otherwise.

Section 8.4            Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

Section 8.5            Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

Section 8.6            Submission to Jurisdiction. Each of the parties hereto unconditionally and irrevocably (a) consents to submit itself to the jurisdiction of any federal or state court located in the State of Delaware ( "Delaware Court") in the event of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, or the breach, termination or validity thereof, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such Delaware Court and irrevocably waives any objections which it may have now or in the future to the jurisdiction of any Delaware Court including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Delaware Court, except for an action to enforce an order or judgment of a Delaware Court.

Section 8.7            Specific Performance. Without prejudice to Section 7.2, each of the Company, Parent and Merger Sub recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the Company, Parent and Merger Sub agrees that in the event of any such breach, the aggrieved party shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement in any Delaware Court.

Section 8.8            Waiver of Jury Trial. Each of Parent, the Company and Merger Sub hereby irrevocably waives all right to trial by jury in any action, suit, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, the Company or Merger Sub in the negotiation, administration, performance and enforcement hereof.

Section 8.9            Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent electronically by pdf file (with delivery electronically confirmed) or by confirmed facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Cameron 1 S.a.r.l.

5, Place du Théâtre

L 2613 Luxembourg

Facsimile: +352 2647 8367

Attention: Mrs. Emanuela Brero

with copies to:

SJ Berwin LLP

Corso Matteotti 3

Milano 20121

Italy

Facsimile: +39 02 36 57 57 57

Attention: Alberto Morano

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Alder Castle, 10 Noble Street

London EC2V 7JU

Facsimile: +44 20 7367 1652

Attention: David Lakhdhir

To the Company:

Samsonite Corportion

575 West Street

Suite 110

Mansfield, Massachusetts 02048

Facsimile: +1 508 851 8720

Attention: General Counsel

with copies to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London, England E14 5DS

Facsimile: +44 207 519 7070

Attention: Scott Simpson

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.10         Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.11         Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.12         Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Written Consent and Voting Agreement, the Equity Commitments and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Except for the provisions of Section 5.12 hereof, this Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.13         Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 8.14         Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated jointly in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted jointly by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15         Extension of Time, Waiver, Etc. At any time prior to the Effective Time, the Company and Parent may (a) extend the time for the performance of any of the obligations or acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CAMERON 1 S.A.R.L.

By:	/s/ Alberto Morano
	Name:	Alberto Morano
	Title:	Attorney-in-Fact

CAMERON ACQUISITIONS CORPORATION

By:	Alberto Morano
	Name:	Alberto Morano
	Title:	Attorney-in-Fact

SAMSONITE CORPORATION

By:	/s/ Deborah Rasin
	Name:	Deborah Rasin
	Title:	VP – Legal and General Counsel

ANNEX B

July 5, 2007

Cameron 1 S.a.r.l.

5, Place du Théatre

L 2613 Luxembourg

Attention: Mrs. Emanuela Brero

Ladies and Gentlemen:

Each of the stockholders listed on Schedule I to this letter agreement (individually, a "Stockholder," and together, the "Stockholders") understands that Cameron 1 S.a.r.l., a Luxembourg company ("Parent"), Cameron Acquisitions Corporation, a Delaware corporation ("Merger Sub") and Samsonite Corporation, a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger, dated as of July 5, 2007 (as it may be from time to time amended, the "Merger Agreement"), providing for, among other things, a merger of Merger Sub with and into the Company (the "Merger"), in which all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") (other than shares of Company Common Stock held in treasury or as to which appraisal rights shall have been perfected) will be cancelled and converted into the right to receive the Merger Consideration. Terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.

Each of the Stockholders acknowledges that as a condition to entering into the Merger Agreement, Parent has required that each of the Stockholders enter into this letter agreement and, in order to induce Parent to enter into the Merger Agreement, each of the Stockholders is willing to enter into this letter agreement.

Each of the Stockholders confirms such Stockholder's agreement with Parent, and Parent confirms its agreement with each of the Stockholders, as follows:

1.            Each of the Stockholders represents and warrants that Schedule I to this letter agreement sets forth the number of shares of Company Common Stock (the "Shares") of which such Stockholder is the record owner as of the date hereof. Each Stockholder represents and warrants that, as of the date of this letter agreement, such Stockholder owns the Shares set forth opposite such Stockholder's name on Schedule I to this letter agreement free and clear of all Liens and all voting agreements and commitments of every kind, other than the Stockholders' Agreement, dated as of July 31,

Cameron 1 S.a.r.l.

July 5, 2007

2003 (the "Stockholders Agreement"), by and among the Company and the parties thereto. Each Stockholder further represents and warrants that such Stockholder has the power to vote all Shares set forth opposite such Stockholder's name on Schedule I to this letter agreement without restriction and that no proxies through and including the date hereof given in respect of any or all of such Shares are irrevocable and that any such proxies have been revoked.

2.            Each Stockholder agrees that such Stockholder will not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of such Stockholder's Shares, or any interest therein, or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than (a) pursuant to the Merger or (b) with the prior written consent of Parent.

3.            Each Stockholder agrees that, immediately following the execution and delivery of this Agreement, it will consent to the adoption of the Merger Agreement and the Merger in accordance with Section 251(c) of the General Corporation Law of the State of Delaware by delivering to the Company a Principal Stockholder Consent in the form of Exhibit A hereto, which consent shall be executed by the record holder(s) of the Shares listed opposite such Stockholder’s name on Exhibit A. Subject to Section 9 below, upon Parent’s request each Stockholder will promptly deliver to the Company an additional Principal Stockholder Consent dated as of such later date the additional Principal Stockholder consent is granted. The Principal Stockholder Consent shall be coupled with an interest and shall be irrevocable, except as provided in Section 9 below.

4.            If for any reason there is a meeting of the stockholders of the Company on or prior to the Effective Time, at such meeting and at every postponement or adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, each Stockholder irrevocably agrees to vote such Stockholder's Shares or to cause such Stockholder's Shares to be voted against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other business combination involving the Company, (ii) any Company Alternative Proposal and (iii) to the extent that any of the following actions require a stockholder vote pursuant to applicable Law, any proposal, transaction, agreement, amendment of the Company's certificate of incorporation or by-laws or other action that is intended to or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the Merger or that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement. Any such vote shall be cast (or consent shall be given) by such Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Each Stockholder hereby irrevocably and

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July 5, 2007

unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal under Section 262 of the Delaware General Corporation Law, any dissenters' rights and any similar rights relating to the Merger that such Stockholder may directly or indirectly have by virtue of the ownership of any Shares.

5.            EACH STOCHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE PRESIDENT OF PARENT AND THE SECRETARY OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMIATION DATE, AS DEFINED BELOW) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN SECTIONS 3 AND 4 OF THIS LETTER AGREEMENT, EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE, AS DEFINED BELOW) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES AND PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECTTO THE COVERED SHARES (THE STOCKHOLDER REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

6.            Each Stockholder agrees that such Stockholder will not, and will cause its respective Representatives not to, directly or indirectly, (i) initiate, solicit, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Company Alternative Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, any Company Alternative Proposal or in response to any inquiries or proposals that would reasonably be expected to lead to any Company Alternative Proposal, or (iii) engage in discussions with any person with respect to any Company Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 6 of this letter agreement, in each case. Each Stockholder shall immediately terminate, and shall cause its respective Representatives to immediately terminate, all discussions or negotiations, if any, that are ongoing as of the date hereof with any person with respect to a Company Alternative Proposal.

7.            Each Stockholder represents and warrants (a) that such Stockholder has duly authorized and executed this letter agreement and has all necessary power and authority to enter into this letter agreement; and (b) that, except as disclosed by Stockholder to Parent in writing, such Stockholder has not employed any investment banker, broker or finder in connection with the transactions contemplated by the Merger Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger; and (c) that, assuming the due authorization, execution and delivery of this letter agreement by Parent, this letter agreement is such Stockholder's legal, valid and binding agreement and is enforceable against such

Cameron 1 S.a.r.l.

July 5, 2007

Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity.

8.            Each Stockholder further represents and warrants that, as of the date hereof, the execution and delivery of this letter agreement by such Stockholder do not, and the performance of its obligations under this letter agreement and the consummation of the transactions to be consummated by him as contemplated hereby shall not, (a) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which its Shares are bound or affected, (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares are bound or affected, and (c) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Entity or official except for (i) applicable requirements, if any, of the Securities and Exchange Act of 1934, as amended, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of its obligations under this letter agreement.

9.            This letter agreement and all obligations of the parties hereunder shall automatically terminate and the written consent of the stockholders shall be automatically revoked upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms (unless the Merger Agreement is terminated as a result of breach of this letter agreement), (b) the Effective Time and (c) the effectiveness of any amendment, modification or supplement to, or waiver under, the Merger Agreement which amendment, modification, supplement or waiver would reduce the amount of the Merger Consideration payable in the Merger or delay the consummation of the Merger by more than five (5) Business Days, unless consented to in writing by each Stockholder; provided, however, (i) that Sections 9, 11, 12, 13, 14, 15 and 16 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any obligation for any breach of this letter agreement occurring prior to such termination.

10.          Each of the parties hereto has approved the entry into this letter agreement and the consummation of the transactions contemplated by the Merger Agreement for the purposes of Section 2.6(b) of the Stockholders Agreement.

11.          Notwithstanding anything contained in this letter agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Stockholder are made solely with respect to such Stockholder and the Shares owned by

Cameron 1 S.a.r.l.

July 5, 2007

such Stockholder. Each Stockholder is entering into this letter agreement solely in its capacity as record holder or beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by any employee, officer, director, partner or other affiliate of such Stockholder, in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company).

12.          This letter agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

13.          Each of the parties hereto unconditionally and irrevocably (a) consents to submit itself to the jurisdiction of any federal or state court located in the State of Delaware (“Delaware Court”) in the event of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this letter agreement, or the breach, termination or validity thereof, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such Delaware Court and irrevocably waives any objections which it may have now or in the future to the jurisdiction of any Delaware Court including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum, and (c) agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than a Delaware Court, except for an action to enforce an order or judgment of a Delaware Court.

14.          Each party to this letter agreement recognizes and acknowledges that a breach by it of any covenants or agreements contained in this letter agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each party agrees that in the event of any such breach, the aggrieved party shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any federal or state court located in the State of Delaware. For the avoidance of doubt each of Stockholders acknowledges that the payment to Parent of any termination fee under the Merger Agreement in a case where the Merger Agreement has been terminated as a result of a breach of this letter agreement by a Stockholder shall not excuse or in any way limit Parent’s right to equitable and/or legal remedies against any Stockholder under this letter agreement for such Stockholder’s breach of this letter agreement. The obligations of each of the Stockholders are several, not joint.

15.          Each party to this letter agreement hereby irrevocably waives all right to trial by jury in any action, suit, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter agreement or any of the

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transactions contemplated by this letter agreement or the actions of any other party to this letter agreement in the negotiation, administration, performance and enforcement hereof.

16.          The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

17.          Each Stockholder agrees that this letter agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors, as applicable.

18.          Parent acknowledges and agrees that nothing in this letter agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares of any Stockholder. All rights, ownership and economic benefits of and relating to the Shares of any Stockholder shall remain vested in and belong to such Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of such Stockholder's Shares, except as otherwise expressly provided herein.

Please confirm that the foregoing correctly states the understanding between each Stockholder and you by signing and returning to us a counterpart hereof.

Very truly yours,

Confirmed as of the date

first above written:

Cameron 1 S.a.r.l.

By:	/s/ Alberto Morano
Name: Alberto Morano
Title: Attorney-in-Fact

Please confirm that the foregoing correctly states the understanding between each Stockholder and you by signing and returning to us a counterpart hereof.

Very truly yours,

DATED: July 5, 2007

ARES CORPORATE OPPORTUNITIES FUND, L.P.

By: ACOF Operating Manager, L.P.

Its: Manager

By: Ares Management, Inc.

Its: General Partner

By:	/s/ David B. Kaplan
Name: David B. Kaplan
Title: Vice President

ARES LEVERAGED INVESTMENT FUND, L.P.

By: Ares Management, L.P.

Its: General Partner

By:	/s/ David A. Sachs
Name: David A. Sachs
Title: Vice President

ARES LEVERAGED INVESTMENT FUND, L.P.

By: Ares Management II, L.P.

Its: General Partner

By:	/s/ David A. Sachs
Name: David A. Sachs
Title: Vice President

Please confirm that the foregoing correctly states the understanding between each Stockholder and you by signing and returning to us a counterpart hereof.

Very truly yours,

DATED: July 5, 2007

BAIN CAPITAL (EUROPE) LLC

By: Bain Capital Investors LLC

Its: General Partner

By:	/s/ Michel Plantevin
Name: Michel Plantevin
Title: A Duly Authorized Signatory

Please confirm that the foregoing correctly states the understanding between each Stockholder and you by signing and returning to us a counterpart hereof.

Very truly yours,

DATED: July 5, 2007

ONTARIO TEACHERS’ PENSION PLAN BOARD

By:

Its:

By:	/s/ Lee Sienna
Name: Lee Sienna
Title: Vice-President

SCHEDULE I

Stockholder Name and Address	Shares Held of Record	Number Certificated Shares
Ares Corporate Opportunities Fund, L.P. 1999 Avenue of the Stars Suite 1900 Los Angeles, California	182,280,641	180,880,641
Ares Leveraged Investment Fund, L.P. 1999 Avenue of the Stars Suite 1900 Los Angeles, California	66,667,179
Ares Leveraged Investment Fund II, L.P. 1999 Avenue of the Stars Suite 1900 Los Angeles, California	25,112,027
Bain Capital (Europe) L.P. c/o Bain Capital Investors, LLC 111 Huntington Avenue Boston, Massachusetts 02199	179,006,708	179,006,708
Ontario Teachers' Pension Plan Board 5650 Yonge Street, 5th Floor Toronto, Ontario M2M 4H5	179,006,708	179,006,708

EXHIBIT A

WRITTEN CONSENT OF STOCKHOLDERS

OF

SAMSONITE CORPORATION

The Undersigned, being stockholders of Samsonite Corporation, a Delaware corporation (the “Company”), acting pursuant to the provisions of Section 228 of the Delaware General Corporation Law and the Company’s bylaws, hereby adopts the following recitals and resolution by written consent in lieu of a meeting:

WHEREAS, there has been presented to the undersigned stockholders of the Company and Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Cameron 1 S.a.r.l., a Luxembourg company (“Parent”), and Cameron Acquisitions Corporation, a Delaware corporation (“Merger Sub”), which Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation after such merger (the “Merger”);

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, the stockholders of the Company (the “Stockholders”) will be entitled to receive $[  •  ] for each share of common stock of the Company held by them at the effective time of the Merger;

WHEREAS, the board of directors of the Company has approved and adopted the Merger Agreement and the Merger and has resolved to recommend that the Stockholders approve and adopt the Merger Agreement and the Merger (the “Recommendation”), and such Recommendation has not been withdrawn; and

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders o the Company is required pursuant to Section 251 of the Delaware General Corporation Law before the Company may effect the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders, in their capacity as stockholder of the Company, hereby adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger;

FURTHER RESOLVED, that the Merger Agreement and the Merger be, and hereby are, consented to, approved and adopted in all respects without a meeting, without prior notice and without a vote; and

FURTHER RESOLVED, that this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be filed with the minutes of the proceedings of the stockholders of the Company.

This Written Consent is coupled with an interest and is irrevocable, except to the extent provided in Section 9 of the Written Consent and Voting Agreement entered into on July 5, 2007 between the Stockholders.

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent effective as of the last date set forth below.

DATED: July 5, 2007

[STOCKHOLDER]

By:
Name:
Title:

ANNEX C

Board of Directors

Samsonite Corporation

575 West Street, Suite 100

Mansfield, Massachusetts 02048

USA

5 July 2007

Members of the Board of Directors:

Samsonite Corporation (the “Company”) and Cameron 1 S.a.r.l., to be financed by funds managed by CVC Capital Partners (the “Acquirer”) and Cameron Acquisitions Corporation, a newly formed, wholly owned subsidiary of the Acquirer (the “Acquisition Sub”), have entered into an agreement and plan of merger on 5 July 2007 (the “Agreement”) pursuant to which Acquisition Sub will be merged with the Company in a merger (the “Merger”) in which each outstanding ordinary share of the Company, par value $0.01 per share (the “Company Shares”) will be converted into the right to receive $1.49 per share in cash (the “Consideration”).

You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders.

In arriving at the opinion set out below, we have, among other things:

1.	Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

2.	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

3.	Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

4.	Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

5.	Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

6.	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

7.	Participated in certain discussions and negotiations among representatives of the Company and the Acquirer and their financial and legal advisers;

8.	Reviewed the merger announcement dated 5 July 2007 (the “Announcement”) and the Agreement; and

9.	Reviewed such other financial studies and analyses and taken into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company nor have we evaluated the solvency or fair value of the Company or the Acquirer under any laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that it has been reasonably prepared and reflects the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as at, the date of this letter.

In connection with the Merger, we have been authorised by the Board of Directors to solicit a limited number of third party indications of interest for the acquisition of all or any part of the Company.

We are acting as financial adviser to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently working with the Company in connection with a potential SEC-Registered offering of Company Shares and an application for listing of Company Shares on the London Stock Exchange, in connection with which we would act as joint bookrunner, joint global co-ordinator and joint sponsor and have, in the past, provided financial advisory and financing services to the Company and the Acquirer and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Merger and shall not be used for any other purpose. This opinion is not intended to be relied upon or confer any rights or remedies upon any employee, creditor, shareholder or other equity holder of the Company, the Acquirer or any other party. This opinion shall not, in whole or in part, be disclosed, reproduced, disseminated, quoted, summarised or referred to at any time, in any manner or for any purpose, nor shall any public references to Merrill Lynch International or any of its affiliates be made by the Company or any of its affiliates, without the prior consent of Merrill Lynch International.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder to engage in the proposed Merger or to vote in favour thereof.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date of this letter, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares.

Yours faithfully,

MERRILL LYNCH INTERNATIONAL

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

D-5